EXECUTION COPY
EXHIBIT 10.19
THIRD AMENDED AND RESTATED
SENIOR SECURED CREDIT AGREEMENT
Dated as of July 2, 2007
by and among
STRATEGIC OUTSOURCING, INC.,
as Borrower,
and
the other Credit Parties hereto from time to time,
as guarantors
and
the LENDERS party hereto from time to time,
and
THE BANK OF NEW YORK,
as Issuing Bank, Collateral Agent and as Administrative Agent,
and
BNY CAPITAL MARKETS, INC.
as Sole Lead Arranger and as Sole Bookrunner
and
SUNTRUST BANK
as Syndication Agent
and
WACHOVIA BANK, N.A.
as Documentation Agent

Page
ARTICLE I
DEFINITIONS; CERTAIN TERMS

SECTION 1.01. Definitions	1
SECTION 1.02. Terms Generally	39
SECTION 1.03. Accounting and Other Terms	40
SECTION 1.04. Time References	40

ARTICLE II
TOTAL FACILITY

SECTION 2.01. Revolving Loans	40
SECTION 2.02. Incremental Term Loan Commitments	43
SECTION 2.03. Promise to Pay; Evidence of Debt	45
SECTION 2.04. Authorized Officers and Administrative Agent	46
SECTION 2.05. Allocation of Payments After Exercise of Remedies	46

ARTICLE III
THE STANDBY L/C FACILITY

SECTION 3.01. Issuance of the Standby L/C	48
SECTION 3.02. Reimbursement Obligations	49
SECTION 3.03. Obligations to Reimburse Standby L/C Drawing Absolute	49
SECTION 3.04. Standby L/C Fees	50
SECTION 3.05. Participating Interests	51
SECTION 3.06. Limited Liability of the Issuing Bank	54

ARTICLE IV
THE SYNTHETIC L/C FACILITY

SECTION 4.01. The Synthetic L/C Commitment	54
SECTION 4.02. Procedures for Issuance of Synthetic Letters of Credit	56
SECTION 4.03. Drawings; Funding of Synthetic Deposits	57
SECTION 4.04. Repayment of Participations	59

-i-

(Cont’d)

-ii-

(Cont’d)

Page
ARTICLE VII
CONDITIONS TO LOANS

SECTION 7.01. Conditions Precedent	78
SECTION 7.02. Conditions Precedent to All Loans	82

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

SECTION 8.01. Representations and Warranties	83

ARTICLE IX
REPORTING COVENANTS

SECTION 9.01. Financial Statements	90
SECTION 9.02. Other Financial Information	92
SECTION 9.03. Events of Default	93
SECTION 9.04. Lawsuits	93
SECTION 9.05. Insurance	93
SECTION 9.06. Environmental Notices	93
SECTION 9.07. Labor Matters	94
SECTION 9.08. Other Information	94

ARTICLE X
AFFIRMATIVE COVENANTS

SECTION 10.01. Existence, Etc	95
SECTION 10.02. Powers; Conduct of Business	95
SECTION 10.03. Compliance with Laws, Etc	95
SECTION 10.04. Payment of Taxes and Claims	95
SECTION 10.05. Inspection of Property; Books and Records; Discussions	95
SECTION 10.06. Additional Security; Additional Guaranties; Further Assurances	96

-iii-

(Cont’d)

-iv-

(Cont’d)

-v-

(Cont’d)

-vi-

(Cont’d)

-vii-

(Cont’d)

-viii-

SCHEDULES

Schedule 1.01(A)	—	Deposit Account
Schedule 1.01(D)	—	Loans
Schedule 1.01(E)	—	Permitted Encumbrances
Schedule 1.01(F)	—	Permitted Indebtedness
Schedule 1.01(G)	—	Synthetic L/C Commitments
Schedule 7.01(i)	—	Good Standing Certificates
Schedule 8.01(E)	—	Capitalization
Schedule 8.01(F)	—	Subsidiaries
Schedule 8.01(G)	—	Litigation
Schedule 8.01(J)	—	ERISA
Schedule 8.01(N)	—	Properties
Schedule 8.01(P)	—	Environmental Matters
Schedule 8.01(Q)	—	Insurance
Schedule 8.01(S)	—	Bank Accounts
Schedule 8.01(T)	—	Intellectual Property
Schedule 8.01(U)	—	Material Contracts
Schedule 8.01(X)	—	Location of Collateral; Chief Place of Business; Chief Executive Office; FEIN; Name
Schedule 8.01 (bb)	—	Insurance Policies
Schedule 10.12	—	Remedial Action
Schedule 10.15	—	Landlord Waivers
Schedule 10.19	—	Post-Closing Matters
Schedule 11.05	—	Investments

EXHIBITS

Exhibit A	—	List of Closing Documents

-ix-

Exhibit B-1	—	Form of Notice of Borrowing
Exhibit B-2	—	Form of Notice of Conversion/Continuation
Exhibit C	—	Form of Revolving Notes
Exhibit D	—	Form of Term Notes
Exhibit E	—	Form of Opinion of Borrower’s Counsel
Exhibit F	—	Form of Officer’s Certificate
Exhibit G	—	Form of Compliance Certificate
Exhibit H	—	Form of Assignment and Acceptance
Exhibit I	—	Form of Joinder Agreement

-x-

THIRD AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT
          This Third Amended and Restated Senior Secured Credit Agreement, dated as of July 2, 2007 (the “Agreement”), by and among STRATEGIC OUTSOURCING, INC., a corporation formed under the laws of the State of Delaware, as borrower (the “Borrower”); the Guarantors party hereto; each of the lenders that from time to time is a party hereto (such lenders, each individually a “Lender” and collectively, the “Lenders”); THE BANK OF NEW YORK, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, in such capacity, the “Administrative Agent”); THE BANK OF NEW YORK as collateral agent for the Secured Creditors (in such capacity, together with its successors and assigns, if any, in such capacity, the “Collateral Agent”); THE BANK OF NEW YORK, as issuing bank (in such capacity, together with its successors and assigns, if any, in such capacity, the “Issuing Bank”); BNY CAPITAL MARKETS, INC., as sole lead arranger and as sole bookrunner; SUNTRUST BANK as syndication agent (the “Syndication Agent”); and WACHOVIA BANK, N.A. as documentation agent (the “Documentation Agent”).
RECITALS
          WHEREAS, the parties wish to amend and restate this Agreement to increase the amounts available under this facility to (i) replace the Regions letter of credit facility, (ii) purchase the existing common stock of Intermediate HoldCo held by Regions, (iii) pay an amount to Regions to satisfy all the obligations that Intermediate HoldCo may have under Section 1.6 of the Stock Purchase Agreement, (iv) pay a dividend to Intermediate HoldCo for the purposes of financing clauses (ii) and (iii) above, (v) pay fees and expenses relating to the transaction contemplated by this Agreement, (vi) pay applicable advisory fees to Clarion, and (vii) use the funds provided pursuant to this Agreement for the general corporate purposes of the Borrower and its subsidiaries;
          WHEREAS, the parties wish to amend and restate this Agreement to provide for a synthetic letter of credit facility; and
          WHEREAS, the parties wish to amend and restate this Agreement on the terms and conditions contained herein;
          NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS; CERTAIN TERMS
          SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:
          “Account” has the meaning ascribed to such term in the Security Agreement.

          “Acquisition” means Union Planters Bank, National Association’s formation of Intermediate HoldCo and sale of 90% of Intermediate HoldCo’s Capital Stock to Holdings under the Stock Purchase Agreement.
          “Acquisition Pro Forma” has the meaning ascribed to such term in Section 11.03.
          “Action” has the meaning ascribed to such term in Section 17.14.
          “Additional Mortgage” has the meaning ascribed to such term in Section 10.06.
          “Additional Mortgaged Property” has the meaning ascribed to such term in Section 10.06.
          “Additional Security Documents” means any Security Documents entered into pursuant to Section 10.06 hereof.
          “Adjusted Applicable Margin” means the Applicable Margin notified by the Borrower on the Annual Adjustment Date.
          “Adjustment Date” means the earlier of (i) September 30, 2007 and (ii) the Commitment Termination Date.
          “Administrative Agent” has the meaning ascribed to such term in the introductory paragraph hereto.
          “Administrative Agent Account” means the account of the Administrative Agent identified on Schedule 1.01(A) or such other deposit account as the Administrative Agent may from time to time specify in writing to the Borrower and the Lenders.
          “Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the Securities having voting power for the election of directors of such specified Person or otherwise to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting Securities or by contract or otherwise.
          “Agent-Related Persons” means each of the Agents and each of their Affiliates, and the partners, officers, directors, employees, counsel, agents, advisors and attorneys-in-fact of each such Agent and its Affiliates.
          “Agents” means, collectively, the Administrative Agent and the Collateral Agent.
          “Aggregate Exposure” means the sum of (i) the outstanding Revolving Loans under this Agreement and (ii) the Standby L/C Exposure.

          “Aggregate Synthetic L/C Commitments” means the aggregate principal amount of the Synthetic L/C Commitments of all the Synthetic L/C Lenders (it being understood and agreed that the maximum aggregate principal amount of the Aggregate Synthetic L/C Commitments shall not exceed the Total Synthetic L/C Commitment, as reduced from time to time pursuant to the terms hereof).
          “Agreement” means this Senior Secured Credit Agreement, together with all Exhibits and Schedules hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.
          “Alternate Base Rate” at any time shall mean the higher of (a) the rate which is 1/2 of 1% in excess of the Federal Funds Rate and (b) the Prime Rate; provided, that if for any reason the Revolving Lenders shall have determined (which determination shall be conclusive in the absence of manifest error) that they are unable to ascertain the Federal Funds Rate, for any reason, the Alternate Base Rate shall mean only the Prime Rate until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the opening of business on the date of such change.
          “Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.
          “Annual Adjustment Date” has the meaning ascribed to such term in the Applicable Margin definition.
          “Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, laws, statutes, rules, regulations, treaties, directives, guidelines, ordinances, Environmental Laws, codes, administrative or judicial precedents or authorities and orders of Governmental Authorities applicable to such Person, as well as the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, decisions, judgments, directed duties, requests, licenses, authorizations, decrees and permits of, and agreements with any Governmental Authority, to which the Person in question is a party or by which it is bound, in each case whether or not having the force of law, and all orders, decisions, judgments and decrees of all courts or arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.
          “Applicable Margin” shall be based on the Total Leverage Ratio as set forth below:

Applicable
Total	Applicable	Margin –	Applicable	Applicable
Leverage	Margin –	Alternate Base	Margin –	Margin –
Ratio	LIBOR	Rate	Standby L/C	Synthetic L/C
Less than 4.5x but greater than or equal to 4.0x	3.00%	1.75%	3.00%	3.00%

Less than 4.0x but greater than or equal to 3.5x	2.75%	1.50%	2.75%	2.75%

Less than 3.5x but greater than or equal to 3.0x	2.50%	1.25%	2.50%	2.50%

Less than 3.0x but greater than or equal to 2.5x	2.25%	1.00%	2.25%	2.25%

Less than 2.5x	2.00%	0.75%	2.00%	2.00%
          Effective on the date on which the Administrative Agent has received from the Borrower the quarterly financial information (each an “Interest Adjustment Date”) or annual financial information (in the case of the fourth fiscal quarter of the Borrower) (each an “Annual Adjustment Date”), and certifications required to be delivered to the Administrative Agent in accordance with the provisions of Section 9.01, the Borrower shall notify the Administrative Agent of any changes in the Applicable Margin based on the financial information contained therein; provided, however, if the Adjusted Applicable Margin is greater than the Applicable Margin determined in connection with the most recent Interest Adjustment Date, then, within five (5) Business Days of the Annual Adjustment Date, the Borrower shall pay the amount set forth in Section 6.01(e). Subject to the last sentence of this definition, such Applicable Margin shall be effective from such Interest Adjustment Date until the next such Interest Adjustment Date. Notwithstanding the foregoing, the initial Applicable Margin shall be set at not less than 3.00% for LIBOR Rate Loans and 1.75% for Alternate Base Rate Loans until the later of (1) the first Interest Adjustment Date to occur after December 31, 2006 and (2) March 31, 2007 at which time the Applicable Margin shall be determined based on the quarterly financial information for the period ending December 31, 2006. If the Borrower shall fail to provide the quarterly and annual financial information and certifications in accordance with the provisions of Section 9.01, the Applicable Margin shall, on the date the Borrower was so required to provide such financial information and certifications to the Administrative Agent, be 3.25% for LIBOR Rate Loans and 2.00% for Alternate Base Rate Loans until such time as such information and certifications are provided, whereupon the percentage shall be determined by the then current Total Leverage Ratio.
          “Applicable Percentage” means, with respect to any Synthetic L/C Lender at any time, the percentage (carried out to the eighth decimal place) of the aggregate Synthetic L/C Commitments represented by such Synthetic L/C Lender’s Synthetic L/C Commitment at such time. If the Synthetic L/C Commitment of each Synthetic L/C Lender to make or arrange for Synthetic L/C Credit Extensions have been terminated or reduced, or if the Synthetic L/C Commitments have expired, then the Applicable Percentage of each Synthetic L/C Lender shall be determined based on the Applicable Percentage of such Synthetic L/C Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Synthetic L/C Lender is set forth opposite the name of such Synthetic L/C Lender on Schedule 1.01(G) or in the Assignment and Acceptance pursuant to which such Synthetic L/C Lender becomes a party hereto, as applicable.

          “Assignment” has the meaning ascribed to such term in Section 17.08(b).
          “Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit H attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender’s interest under this Agreement in accordance with Section 17.08(b).
          “Assignee” has the meaning ascribed to such term in Section 17.08(b).
          “Assignor” has the meaning ascribed to such term in Section 17.08(b).
          “Attributable Debt” means, on any date, in respect of any lease of Intermediate HoldCo or any of its Subsidiaries entered into as a part of a sale and leaseback transaction, the capitalized amount thereof that would appear on a consolidated balance sheet of Intermediate HoldCo and its Subsidiaries prepared as of such date in accordance with GAAP.
          “Authorized Officer” means, with respect to the Borrower, the chief executive officer, chief administrative officer, chief financial officer, vice president of financial compliance and reporting, and treasurer or chief accounting officer or other officer with similar responsibility designated by the Board of Directors or similar governing body of the Borrower.
          “Available Commitments” means, as of any date, the Total Revolving Loan Commitment minus the Aggregate Exposure.
          “Available Revolver Commitments” means, as of any date, the aggregate principal amount of the Revolving Loan Commitments minus the Aggregate Exposure.
          “Availability Period” means the period from the Closing Date to the Commitment Termination Date.
          “Available Standby L/C Sublimit” means, as of any date, the lesser of (i) the Available Commitments and (ii) the Standby L/C Sublimit minus the Standby L/C Exposure at such time.
          “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as amended from time to time, and any successor statute.
          “Benefit Plan” means an employee pension benefit plan, excluding any Multiemployer Plan, which is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.
          “Blocked Account” means an account established by one or more Credit Parties at a Blocked Account Bank that is the subject of a Blocked Account Agreement.
          “Blocked Account Agreement” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Administrative Agent, among a Blocked Account Bank, one or more Credit Parties and the Collateral Agent, as such agreement may be amended, supplemented or otherwise modified from time to time.

          “Blocked Account Banks” means such banks or financial institutions selected by the Borrower and reasonably acceptable to the Collateral Agent and the Administrative Agent.
          “BNY” means The Bank of New York.
          “Borrower” has the meaning ascribed to such term in the introductory paragraph hereto.
          “Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which commercial banks are required or permitted to be closed in the State of New York; provided, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in U.S. Dollar deposits in the London interbank market.
          “Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all expenditures (whether such expenditures are paid in cash or financed) by such Person and its Subsidiaries arising during such period that, in accordance with GAAP, are or should be included in the “property, plant equipment” account on its consolidated balance sheet, including all Capitalized Lease Obligations, paid or payable during such period, excluding in each case, any such expenditures made for the repair, replacement or restoration of assets to the extent paid for by any insurance policy or condemnation award to the extent such expenditures are permitted under the Loan Documents.
          “Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.
          “Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries as lessee under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
          “Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock and (b) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person, excluding in the case of clauses (a) and (b) above, any debt security that is exchangeable for or convertible into such capital stock.
          “Captive Cash Capitalization Amount” means up to $2,250,000.
          “Captive Investment” means the aggregate amount of (a) all dividends paid to Intermediate HoldCo pursuant to Section 11.08(c) of this Agreement, plus (b) without duplication, all amounts invested in the Captive Subsidiary pursuant to Section 11.05(k) of this Agreement; provided, however, if at the time the amount of the Captive Investment is being determined for the purposes of Sections 11.01, 11.02, 11.03(vii)(D) and 11.05(m) of this Agreement, the EBITDA exceeds the minimum threshold in Section 12.02 of this Agreement for such period by at least 20% of the amounts calculated pursuant to (a) and (b) above, the Captive

Investment shall be deemed to be zero for the purposes of Sections 11.01, 11.02, 11.03(vii)(D) and 11.05(m) of this Agreement.
          “Captive L/C Capitalization Amount” shall mean the amount of the Synthetic L/Cs used to capitalize the Captive Subsidiary.
          “Captive Subsidiary” means a wholly-owned captive subsidiary of Intermediate HoldCo formed or acquired to provide worker’s compensation insurance to the Borrower whose capital is funded with not more than 50% cash capitalization and not less than 50% Synthetic L/C capitalization, except to the extent a different capitalization is required for regulatory purposes.
          “Cash Collateral Account” means a deposit account in the name of the Collateral Agent at a bank or financial institution selected by the Collateral Agent and approved by the Borrower (it being understood that so long as no Default or Event of Default shall have occurred or be continuing, the Collateral Agent agrees to release monthly from such deposit account any interest credited to such deposit account).
          “Cash Collateralize” has the meaning ascribed to such term in Section 4.07(c).
          “Cash Equivalents” shall mean (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services reasonably acceptable to the Administrative Agent) and not listed in Credit Watch published by S&P; (c) commercial paper, other than commercial paper issued by Holdings or any of its Subsidiaries, maturing no more than two hundred seventy (270) days after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 or P-1, respectively, from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services reasonably acceptable to the Administrative Agent); (d) domestic and Eurodollar certificates of deposit or time deposits or bankers’ acceptances maturing within one (1) year after the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada having combined capital and surplus of not less than $500,000,000 or by any Lender; (e) shares of money market or mutual funds that are required to have a net asset value of $1.00 per share with assets in excess of $250,000,000 and that invest exclusively in assets satisfying the requirements of clauses (a) through (d) of this definition and (f) marketable direct debt issued or guaranteed by any corporation (other than debt issued by Holdings, Intermediate HoldCo, the Sponsors or any of their Subsidiaries), which at the time of acquisition has one of the three highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent) maturing within one (1) year after the date of acquisition thereof.
          “Cash Interest Expense” shall mean, for any period, the sum, for Intermediate HoldCo and its Subsidiaries (determined on a consolidated basis, without duplication, in accordance with GAAP), of the following: (a) all cash interest in respect of Indebtedness including Attributable Debt (including the interest component of any payments in respect of Capitalized Lease Obligations, any fees payable in respect of Standby L/Cs and any fees payable by a Credit Party in respect of Synthetic L/Cs) accrued or capitalized during such period (whether or not actually paid during such period), plus (b) the net amount payable (or minus the net amount receivable) under Hedging Agreements relating to interest during such period (whether or not actually paid or received during such period).
          “Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.
          “CERCLIS” means Comprehensive Environmental Response, Compensation, and Liability Information System.
          “Change of Control” means the occurrence of any of the following: (a) the Sponsor ceases to own and control at least 75% of the outstanding Capital Stock of Holdings held by the Sponsor on the Closing Date; (b) Holdings ceases to own and control at least 51% of the outstanding Capital Stock of Intermediate HoldCo; (c) Intermediate HoldCo ceases to own, directly or indirectly through one or more wholly-owned Subsidiaries, 100% of the outstanding Capital Stock of the Borrower; or (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Intermediate HoldCo or the Borrower (together with any new directors (i) whose election by such Board of Directors was approved by a vote of the majority of the directors of Intermediate HoldCo or the Borrower, as applicable, then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved or (ii) who were elected or appointed by the shareholders of Intermediate HoldCo or the Borrower, as applicable, holding the majority of the outstanding Capital Stock of Intermediate HoldCo or the Borrower, as applicable) cease for any reason to constitute a majority of the Board of Directors of Intermediate HoldCo or the Borrower.
          “Closing Date” means July 2, 2007.
          “CNA” means CNA Financial Corporation and its Subsidiaries.
          “CNA Net Proceeds” means all amounts received in respect of the CNA Suit, less the sum of (a) compensation, which shall not exceed 33.9% of the settlement, paid to certain management for prior claims pursuant to agreements in effect on the Closing Date, (b) all costs and expenses, including without limitation, legal fees, paid or incurred in connection with the CNA Suit, which costs, expenses and fees are estimated as of the Closing Date to approximate $447,339.51, (c) all taxes paid by the Borrower with respect to such amounts received in connection therewith, and (d) any and all amounts awarded to CNA in connection therewith, which amounts are estimated to total $758,345.

          “CNA Suit” means that certain lawsuit between the Borrower, as plaintiff, and Continental Casualty Company, as defendant, relating to the termination of the CNA Worker’s Compensation insurance policy.
          “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time. References to Sections of the Code shall be construed also to refer to any successor sections.
          “Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person under any Security Document as security for all or any part of the Obligations.
          “Collateral Access Agreement” shall mean a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Collateral, in each case, in form and substance reasonably satisfactory to the Collateral Agent.
          “Collateral Agent” has the meaning ascribed to such term in the introductory paragraph hereto.
          “Collateral Assignments” shall mean, collectively, collateral assignments of leases with respect to the tenant’s interest in such lease of the Borrower or any other Credit Party in favor of the Collateral Agent, for the benefit of the Secured Creditors, as defined in the Security Agreement.
          “Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance and condemnation proceeds, cash proceeds of sales and other voluntary or involuntary dispositions of property, rental proceeds, and tax refunds).
          “Commission” means the Securities and Exchange Commission and any Person succeeding to the functions thereof.
          “Commitments” means the Revolving Loan Commitments, the Incremental Revolving Loan Commitments, the Term Loan Commitments, and the Synthetic L/C Commitments.
          “Commitment Reduction Amount” has the meaning ascribed to such term in Section 4.12(a).
          “Commitment Termination Date” means the day which is the earlier of: (a) the Business Day immediately preceding the Maturity Date; (b) the termination of the Revolving Loan Commitments pursuant to Section 13.01; and (c) the date of termination in whole of the Revolving Loan Commitments pursuant to Section 5.01(c).
          “Company Certificate” has the meaning set forth in Section 13.01(n).
          “Competitor” shall have the meaning set forth in Section 17.08(b).

          “Compliance Certificate” has the meaning ascribed to such term in Section 9.01(d).
          “Condemnation” means any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.
          “Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any products warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
          “Contractual Obligation” means, as applied to any Person, any provision of any securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.
          “Control Agreement” means, with respect to a Securities Account or a Deposit Account, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, which effectively gives “control” (as defined in the UCC) to the Collateral Agent in such Securities Account and all investment property contained therein or Deposit Account and all funds contained therein, as the case may be.
          “Credit Exposures” means (a) with respect to any Revolving Lender, such Revolving Lender’s Total Revolving Loan Exposure, (b) with respect to any Term Lender, such Term Lender’s Term Loan Exposure and (c) with respect to any Issuing Bank, such Issuing Bank’s Standby L/C Exposure and Synthetic L/C Exposure.

          “Credit Parties” means, collectively, the Borrower and the Guarantors.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
          “Defaulting Synthetic L/C Lender” has the meaning ascribed to such term in Section 4.02(c).
          “Deposit Account” means a “deposit account” as that term is defined in the UCC.
          “Disbursement Date” means, with respect to a Standby L/C Drawing, the date on which such Standby L/C Drawing is paid by the Issuing Bank.
          “Disposition” means any transaction, or series of related transactions, pursuant to which any Credit Party conveys, sells, leases or subleases, assigns, transfers or otherwise disposes of any part of its business, property or assets (whether now owned or hereafter acquired) to any other Person, in each case whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business.
          “Documentation Agent” has the meaning ascribed to such term in the introductory paragraph hereto.
          “Dollar”, “Dollars” and the symbol “$” each means lawful money of the United States of America.
          “EBITDA” means, for any applicable period, the result of, without duplication, (a) Intermediate HoldCo’s and its Subsidiaries’ consolidated net earnings (or loss) for such period, minus (b) to the extent included in such net earnings (or loss) the aggregate amount of all extraordinary gains of Intermediate HoldCo and its Subsidiaries for such period, plus (c) to the extent deducted in determining such net earnings (or loss), the sum of the aggregate amount of all extraordinary losses, interest expense (including fees arising out of Standby L/Cs or Synthetic L/Cs), income taxes, and depreciation and amortization of Intermediate HoldCo and its Subsidiaries for such period and non-cash charges in respect of (i) stock options and similar instruments issued to directors, officers and employees of Intermediate HoldCo and its Subsidiaries and (ii) write-offs of deferred financing costs and debt issuance costs, in each case as determined in accordance with GAAP for such period, plus (d) any non-capitalized fees or expenses incurred in connection with the Hedging Agreements, plus (e) for such period non-recurring charges relating to fees and expenses incurred in connection with the execution and delivery of this Agreement and the Loan Documents up to an aggregate amount of $4,300,000, plus (f) to the extent subtracted from net earnings, management fees and expenses paid under or in respect of the Management Services Agreements up to the aggregate amount of $450,000, plus

(g) to the extent subtracted from net earnings for such period, change-in-control payments made prior to September 30, 2005 in connection with the Acquisition.
          “Effective Date” means the Business Day, on or before July 2, 2007, on which all of the conditions precedent set forth in Sections 7.01 and 7.02 are satisfied (or waived in accordance with the terms of this Agreement).
          “Electing Synthetic L/C Lender” means a Synthetic L/C Lender who is the Issuing Bank who has elected not to make its Pro Rata Share of the Synthetic L/C Deposit pursuant to Section 4.02(c).
          “Election Notice” has the meaning ascribed to such term in Section 4.12(a).
          “Eligible Transferee” shall mean and include (a) a commercial bank having total assets in excess of $5,000,000,000 and (b) an insurance company, a mutual fund, a financial institution, any fund that invests in bank loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) (other than an individual and the Borrower and its Affiliates), in each case, having a net worth, as determined in accordance with GAAP, of not less than $150,000,000, as shall be acceptable to the Administrative Agent.
          “Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or other Person alleging violations of Environmental Laws or Releases of Hazardous Materials on, in, at, to, from or under (a) any assets, properties or businesses of Intermediate HoldCo or any of its Subsidiaries or any of their respective predecessor in interest and (b) any facilities which received Hazardous Materials generated by Intermediate HoldCo or any of its Subsidiaries or any of their respective predecessor in interest; provided, that the complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication is in connection with such Hazardous Materials.
          “Environmental Laws” means CERCLIS (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq. and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and any other foreign law relating to the environment (includes, without limitation, laws relating to the storage, generation, use, handling, manufacture, processing, labeling, advertising, sale, display, transportation, treatment, reuse, recycling, release and disposal of Hazardous Materials), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, provincial, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination (including the common law) of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment.
          “Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages,

costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (a) any property presently or formerly owned by Intermediate HoldCo or (b) any facility which received Hazardous Materials generated by Intermediate HoldCo.
          “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
          “Equipment” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest with respect to equipment (including, without limitation, “equipment” as such term is defined in Article 9 of the UCC), machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time. References to Sections of ERISA shall be construed also to refer to any successor sections.
          “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Code.
          “ERISA Event” means (a) a Reportable Event with respect to any Plan or Multiemployer Plan, (b) the withdrawal of any Credit Party or ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a) (2) of ERISA), (c) the providing of notice of intent to terminate a Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a) (1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Credit Party or ERISA Affiliate from a Multiemployer Plan or (g) providing any security to any Plan under Section 401(a) (29) of the Code by any Credit Party or ERISA Affiliate.
          “Eurodollar Reserve Percentage” shall mean, for any day, the percentage, expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%, that is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in The City of New York.
          “Event of Default” has the meaning ascribed to such term in Section 13.01.
          “Examination” has the meaning ascribed to such term in Section 10.05.
          “Excess Cash Flow” means, with respect to any Fiscal Year, the amount equal to the EBITDA of the Borrower and its consolidated Subsidiaries for such Fiscal Year, minus (a) Capital Expenditures paid in cash during or in respect of such Fiscal Year, minus (b) interest paid in cash during such Fiscal Year minus (c) taxes paid in cash during such Fiscal Year, minus (d) regularly scheduled payments of principal on the Loans made during such Fiscal Year, minus (e) the aggregate amount of all cash expenses or charges added back to Net Income of the Borrower and its consolidated Subsidiaries in the determination of “EBITDA” for such Fiscal Year, minus (f) the CNA Net Proceeds (to the extent received in such Fiscal Year).
          “Excess Commitment Amount” means the Aggregate Exposure less $10,000,000; provided, however, if the Aggregate Exposure is less than $10,000,000, the Excess Commitment Amount shall be zero.
          “Excluded Asset Dispositions” means with respect to Intermediate HoldCo and its Subsidiaries:
       (a) any liquidation or sale of Cash Equivalents;
       (b) any sale, lease, transfer, assignment or other disposition of assets (other than in connection with any Casualty or Condemnation) to any Person; provided, that the aggregate fair market value of all property disposed of pursuant to this clause (b) does not exceed $500,000 in the aggregate;
       (c) any disposition of obsolete, worn-out or surplus tangible assets in the ordinary course of business and in a commercially reasonable manner, so long as the fair market value of all property disposed of pursuant to this clause (c) does not exceed $100,000 in the aggregate in any fiscal year of Intermediate HoldCo;
       (d) any lease, as lessor or sublessor, or license, as licensor or sublicensor, of real or personal property in the ordinary course of business and consistent with past practices; and
       (e) any sale, lease or other transfer of any part of the assets of a Credit Party to any other Credit Party so long as (i) the security interests granted to the Collateral Agent for the benefit of the Lenders pursuant to the Collateral Documents in such assets shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such sale, lease or other transfer), (ii) after giving effect to such Disposition, no Default or Event of Default exists and (iii) such Disposition is on an arms-length basis.

          “Exempt Deposit Accounts” means any deposit account of any of the Credit Parties (a) containing exclusively funds of customers of any Credit Party being held in trust by such Credit Party and (b) that is a zero balance account disbursement account; so long as the balance in such zero balance account is at zero at the end of each Business Day.
          “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent in the exercise of its reasonable discretion.
          “Federal Reserve Board” means the Board of the Federal Reserve System or any Governmental Authority succeeding to its functions.
          “Fee Letter” means the fee letter, dated as of May 15, 2007, between Strategic Outsourcing, Inc. and BNY.
          “Financial Advisory Agreement” means the Financial Advisory Agreement between Clarion Operating, LLC and Intermediate HoldCo, dated August 3, 2005.
          “Fiscal Month” means each fiscal month of Intermediate HoldCo consisting of a four (4) or five (5) week period.
          “Fiscal Year” means the fiscal year of Intermediate HoldCo ending on the last day of the last Fiscal Month of Intermediate HoldCo.
          “Forfeiture Proceeding” means any action, proceeding or investigation affecting the Borrower before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or the receipt of notice by any such party that any of them is a suspect in or a target of any governmental inquiry or investigation, which may result in an indictment of any of them or the seizure or forfeiture of any of their respective properties.
          “Fronting Fee” has the meaning ascribed to such term in Section 3.04(a).
          “Funding Date” means, with respect to any Loan, the date of the funding of a Loan.
          “GAAP” means generally accepted accounting principles in effect from time to time in the United States, provided that for the purpose of the financial amounts and the definitions used herein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the financial statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any material respect the calculation of any financial covenant contained in Article XII, the Administrative Agent and the Borrower shall negotiate in good faith an amendment to such financial covenant and any other provision of this Agreement that relates to the calculation of such financial covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, after the execution of any such amendment or consent by the Required Lenders in connection with any such change in GAAP, “GAAP” shall mean generally accepted accounting principles in effect on the effective date of such amendment or consent. Until any such amendments have been agreed upon, the covenants in Article XII shall be calculated as if no such change in GAAP has occurred.
          “Governing Documents” means: (a) with respect to any corporation, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation, (ii) the by-laws (or the equivalent governing documents) of the corporation and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation’s capital stock; (b) with respect to any general partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership and (ii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; (c) with respect to any limited partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership, (ii) a certificate of limited partnership (or the equivalent organizational documents) and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; (d) with respect to any limited liability company, (i) the certificate of limited liability (or equivalent filings) of such limited liability company, (ii) the operating agreement (or the equivalent organizational documents) of such limited liability company and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of such company’s membership interests; and (e) with respect to any unlimited liability company, (i) the certificate of incorporation (or the equivalent organizational documents) of such unlimited liability company, (ii) the memorandum and articles of association (or the equivalent governing documents) of such unlimited liability company and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such unlimited liability company’s capital stock.
          “Governmental Authority” means any nation or government, any federal, state, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guaranteed Obligations” has the meaning ascribed to such term in Section 14.01.
          “Guaranty” means the guaranty of each of the Credit Parties pursuant to Article XIV.
          “Guarantors” means Intermediate HoldCo, each of its direct and indirect Subsidiaries other than the Captive Subsidiary and the Borrower, and each of the direct and indirect Subsidiaries of the Borrower.

          “Hazardous Materials” means: (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including but not limited to corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components, including but not limited to asbestos-containing materials, and manufactured products containing any of the foregoing substances in clauses (a) through (d).
          “Hedging Agreement” means any and all transactions, agreements, or documents now existing or hereafter entered into by any Borrower or any of its Subsidiaries, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Borrower’s or Subsidiary’s, as the case may be, exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.
          “Hedging Agreement Provider” means any Person that enters into a Hedging Agreement with a Credit Party or any of its Subsidiaries to the extent such Person is (a) a Lender, (b) an Affiliate of a Lender or (c) any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement.
          “Hedging Obligations” means obligations and liabilities entered into with any Hedging Agreement Provider, owing by any Credit Party under Hedging Agreements that manage interest rate, foreign currency exchange rate and commodity pricing risks and are not for speculative purposes.
          “Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
          “Holdings” means SOI Investors LLC.
          “Honor Date” has the meaning ascribed to such term in Section 4.03(a).
          “Increase Commitment” has the meaning specified in Section 4.12(b).
          “Incremental Revolving Amount” means $5,000,000 for the duration of the Incremental Revolving Period, and $0 at all other times.
          “Incremental Revolving Lender” means a Lender that has an Incremental Revolving Loan Commitment and/or that has an outstanding Incremental Revolving Loan.

          “Incremental Revolving Loan” has the meaning ascribed to such term in Section 2.01(b).
          “Incremental Revolving Loan Commitment” means, with respect to any Incremental Revolving Lender, the obligation of such Incremental Revolving Lender to make Incremental Revolving Loans pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Incremental Revolving Lender’s name on Schedule 1.01(D) under the heading “Incremental Revolving Loan Commitment” or the signature page of the Assignment and Acceptance by which it became (or becomes) an Incremental Revolving Lender, as such may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance.
          “Incremental Revolving Period” means the period commencing on the Closing Date through, but excluding, the Adjustment Date.
          “Incremental Term Loan” has the meaning ascribed to such term in Section 2.02(a).
          “Incremental Term Loan Commitment” means, with respect to any Term Lender, the obligation of such Term Lender to make an Incremental Term Loan pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Term Lender’s name on Schedule 1.01(D) under the heading “Incremental Term Loan Commitment”, and “Incremental Term Loan Commitments” means the aggregate principal amount of the Incremental Term Loan Commitments of all the Term Lenders (it being understood and agreed that the maximum aggregate principal amount of the Incremental Term Loan Commitments shall not exceed $41,000,000).
          “Indebtedness” means, without duplication, with respect to any Person: (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business irrespective of when paid); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or other similar instruments upon which interest payments are customarily made; (d) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, bankers’ acceptances and similar facilities; (g) all obligations and liabilities of such Person under Hedging Agreements; (h) all Contingent Obligations; and (i) all obligations referred to in clauses (a) through (h) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided that the amount of Indebtedness of others that constitutes Indebtedness solely by reason of this clause (i) shall not for purposes of this Agreement exceed the greater of book value or the fair market value of the properties or assets subject to such Lien. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person shall not be liable therefor.
          “Indemnified Matters” has the meaning ascribed to such term in Section 17.17.
          “Indemnitees” has the meaning ascribed to such term in Section 17.17.
          “Initial Applicable Margin” means, with respect to any Annual Adjustment Date, the Applicable Margin as in effect on the most recently preceding Interest Adjustment Date.
          “Initial Term Loans” means the Term Loans made under this Agreement prior to the Closing Date.
          “Initial Term Loan Commitment” means, with respect to any Term Lender, the obligation of such Term Lender to make Term Loans pursuant to the terms and conditions of this Agreement on the Closing Date, and which shall not exceed the principal amount set forth opposite such Term Lender’s name on Schedule 1.01(D) under the heading “Term Loan Commitment” or the signature page of the Assignment and Acceptance by which it became (or becomes) a Term Lender, as such may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance.
          “Insurance Event of Default” means a default under and as described in an insurance policy supported by a Synthetic L/C.
          “Intellectual Property” means: all (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (c) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (d) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) all other intellectual property or proprietary rights.
          “Intellectual Property Contracts” means all Intellectual Property agreements to which any of the Credit Parties is a party including, without limitation, licenses of Intellectual Property by any third party to any Credit Party, licenses of Intellectual Property by any Credit Party to any third party, non-assertion agreements, settlement agreements, agreements granting rights to use Scheduled Intellectual Property, trademark coexistence agreements and trademark consent agreements.

          “Interest Accrual Period” shall mean, with respect to any LIBOR Rate Loan, (i) initially, the period commencing on the Funding Date for such Loan and ending one, two, three or six months (or nine or twelve months, if available from all Lenders) thereafter, as selected by the Borrower as the LIBOR Period in the Notice of Borrowing and (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Accrual Period applicable to such LIBOR Rate Loan and ending one, two, three or six months (or nine or twelve months, if available from all Lenders) thereafter, as selected by the Borrower as the LIBOR Period in a Notice of Conversion/Continuation delivered to the Administrative Agent not less than three (3) Business Days prior to the last day of the then-current Interest Accrual Period with respect thereto; provided, that the foregoing provisions are subject to the following:
     (i) if any Interest Accrual Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Accrual Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Accrual Period into another calendar month in which event such Interest Accrual Period shall end on the immediately preceding Business Day;
     (ii) any Interest Accrual Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Accrual Period) shall end on the last Business Day of the relevant calendar month;
     (iii) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;
     (iv) any Interest Accrual Period in respect of any Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date;
     (v) all LIBOR Rate Loans comprising a Borrowing shall at all times have the same Interest Accrual Period;
     (vi) (1) with respect to LIBOR Rate Loans that are Term Loans, no more than three (3) such LIBOR Rate Loans may be in effect at any time and (2) with respect to LIBOR Rate Loans that are Revolving Loans, no more than three (3) such LIBOR Rate Loans may be in effect at any time; for purposes hereof, LIBOR Rate Loans with different Interest Accrual Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date, although different Borrowings may, in accordance with the provisions hereof, be combined at the end of existing Interest Accrual Periods to constitute a new LIBOR Rate Loan with a single Interest Accrual Period; and
     (vii) Interest in respect of LIBOR Rate Loans shall be payable in arrears at the end of the applicable Interest Accrual Period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans, on the Maturity Date and upon acceleration. Interest and commitment fees and other fee calculations payable hereunder with respect to LIBOR

Rate Loans shall be calculated based on a 360-day year for the actual days elapsed in the applicable period.
          “Interest Adjustment Date” has the meaning ascribed to such term in the Applicable Margin definition.
          “Interest Adjustment Period” means, with respect to any Annual Adjustment Date, the period commencing on and including the most recently preceding Interest Adjustment Date and ending on, but excluding, such Annual Adjustment Date.
          “Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA to (b) Cash Interest Expense, in each case for the four consecutive fiscal quarters most recently ended.
          “Interest Payment Date” shall mean, (a) with respect to LIBOR Rate Loans, the last day of each Interest Accrual Period and the Maturity Date and (b) with respect to any Alternate Base Rate Loan, the last day of each calendar quarter.
          “Interest Rate” shall mean a rate per annum equal to, at the Borrower’s election, either (a) the Alternate Base Rate plus the Applicable Margin or (b) the LIBOR Rate plus the Applicable Margin, in each case, as determined by the Administrative Agent.
          “Interest Rate Determination Date” means, for each Interest Accrual Period, the second Business Day immediately preceding the first day of such Interest Accrual Period.
          “Intermediate HoldCo” means SOI Holdings, Inc.
          “Inventory” means all Credit Parties’ now owned or hereafter acquired right, title, and interest with respect to all “inventory” as defined in Article 9 of the UCC.
          “Investment” means, with respect to any Person, (a) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (b) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person and (c) any direct or indirect loan, advance (other than prepaid expenses, accounts receivable, advances and other loans to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of any property or assets by such Person other than in the ordinary course of its business.
          “IRS” means the Internal Revenue Service or any successor federal tax Governmental Authority.
          “ISP” means, with respect to any Synthetic L/C, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may in effect at the time of issuance).
          “Issuer Documents” means, (a) with respect to any Standby L/C, the Standby L/C Application, and any other document, agreement and instrument entered into by (i) the Issuing

Bank and (ii) any Borrower and relating to any such Standby L/C, or (b) with respect to any Synthetic L/C, the Synthetic L/C Application, and any other document, agreement and instrument entered into by (i) the Issuing Bank and (ii) any Borrower and relating to any such Synthetic L/C.
          “Issuing Bank” has the meaning ascribed to such term in the introductory paragraph.
          “Joinder Agreement” means a joinder agreement substantially in the form of Exhibit I.
          “Lead Arranger” means BNY Capital Markets, Inc.
          “lease” means any lease of property to which any Borrower is a party as lessor or lessee.
          “Lenders” means, collectively, the Revolving Lenders, the Incremental Revolving Lenders, the Term Lenders, and the Synthetic L/C Lenders.
          “LIBOR” means, with respect to each Interest Accrual Period in respect of any LIBOR Rate Loan, the rate per annum determined by the Administrative Agent to be the offered rate for deposits in U.S. dollars for a period equal to the LIBOR Period for such Interest Accrual Period therefore appearing on the Dow Jones Markets Telerate Page 3750 as of 11:00 a.m., London time, on the relevant Interest Rate Determination Date with respect to such Interest Accrual Period. If for any reason, such rate is not available, then the term “LIBOR Rate” shall mean, with respect to the Interest Accrual Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO page (or any successor page) as the London interbank offered rate for deposits in U.S. dollars as of approximately 11:00 a.m., London time, on the relevant Interest Rate Determination Date for a term comparable to the relevant LIBOR Period; provided, that if more than one rate is specified on such Reuters Screen LIBO page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, no such rate is provided for a term comparable to the relevant LIBOR Period, but shall be provided for a shorter and a longer term, then such rate shall be linearly interpolated by the Administrative Agent (which calculation shall be conclusive in the absence of manifest error). In the event that no such rate can be obtained by any of the above means, then the LIBOR Rate for the relevant LIBOR Period for the purposes of this definition shall mean the rate per annum at which, as determined by the Administrative Agent, U.S. Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M., London time, on the relevant Interest Rate Determination Date for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the relevant LIBOR Period.
          “LIBOR Period” means, with respect to each Loan, the period of one, two, three, or six months (or nine or twelve months if available from all Lenders), as specified by the Borrower in the applicable Notice of Borrowing or in a Notice of Conversion/Continuation.

          “LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:
                          LIBOR Rate = LIBOR/(1.00 — Eurodollar Reserve Percentage)
          “LIBOR Rate Loans” means Loans which bear interest at a rate determined by reference to the LIBOR Rate.
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any Property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capitalized Lease or under any financing lease having substantially the same economic effect as any of the foregoing.
          “Liquidity” means cash or cash equivalents held in Deposit Accounts or Securities Accounts held in the U.S. and subject to a Control Agreement plus the Available Commitments.
          “List of Closing Documents” means the List of Closing Documents attached hereto and made a part hereof as Exhibit A.
          “Loan Documents” means this Agreement, the Notes, Standby L/Cs, the Security Documents, any guaranties, any Joinder Agreement and all other documents to which any Credit Party is a party set forth on the List of Closing Documents, and all other agreements, instruments, and other documents executed and delivered by any Credit Party pursuant hereto or thereto or otherwise evidencing or securing any Loan in each case, excluding any Hedging Agreements.
          “Loans” means, collectively, the Revolving Loans, the Incremental Revolving Loan, and the Term Loans.
          “Make Whole Amount” means, with respect to any Annual Adjustment Date, an amount equal to (a) the sum of (i) the average principal amount of Loans outstanding during the relevant Interest Adjustment Period plus (ii) the average aggregate face amount of all Standby L/Cs outstanding during the relevant Interest Adjustment Period, multiplied by (b) the number of days elapsed during such Interest Adjustment Period divided by 360 multiplied by (c) the Adjusted Applicable Margin minus the Initial Applicable Margin for such period.
          “Management Services Agreements” means the Management Services Agreement by and between Clarion Operating, LLC and Intermediate HoldCo, dated as of August 3, 2005 and the Management Services Agreement by and between Clarion Operating, LLC and Intermediate HoldCo, dated as of August 3, 2005.
          “Management Stock Purchase Agreement” means the Management Stock Purchase Agreements, each dated as of August 3, 2005, by and between Intermediate HoldCo and each of Anthony Danon, Mike Willson, Gil Aleman, Raphael Reznek, Sid Banack, Ken

Williams, Eldridge Bravo, Pam Mallder, Sarah Smith, Brad Black, Mark McGhee, Kerim Fidel and Alex Carratala.
          “Material Adverse Effect” means a material adverse effect on (a) the properties, assets, financial condition, results of operations, business or business prospects of the Borrower taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Collateral Agent’s Liens or the priority of such Liens or (d) the rights of or benefits available to any Agent or the Lenders under the Loan Documents.
          “Material Contract” means each contract or agreement to which the Borrower is a party which is material to the business, operations, condition (financial or otherwise) or performance of the Borrower taken as a whole.
          “Maturity Date” means July 27, 2011.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Mortgages” means the mortgages and deeds of trust executed and delivered by certain of the Credit Parties in favor of the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, as the same may be amended, modified and otherwise supplemented from time to time.
          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a) (3) of ERISA to which the Borrower, any of its Subsidiaries or any of their ERISA Affiliates has contributed, or has been obligated to contribute, at any time during the preceding six years, or has liability.
          “Net Cash Proceeds” means, with respect to any Disposition by a Credit Party, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of a Credit Party or its Affiliates in connection therewith, after deducting therefrom only (a) the principal amount of any Indebtedness of such Credit Party secured by any Permitted Encumbrance on any asset that is the subject of the Disposition (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (b) reasonable fees and expenses related thereto reasonably incurred by such Credit Party in connection therewith and (c) a provision for net income or other taxes, paid or reasonably estimated to be payable, in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements); provided, however, in the event that a Credit Party is required to take a reserve in accordance with GAAP against any contingent liabilities associated with such Disposition, such Credit Party may deduct from the Net Cash Proceeds received from such Disposition an amount equal to such reserve so long as (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower shall have given the Administrative Agent and the Collateral Agent prior written notice of the intention to use such Net Cash Proceeds for such reserve and (iii) such portion of such Net Cash Proceeds shall have been immediately deposited into the Cash Collateral Account. So long as no Default or Event of Default has occurred and is continuing, funds on deposit in the Cash Collateral Account with respect to any reserve shall be released to the Borrower but only to the extent that (A) the contingent liabilities become non-contingent liabilities and such released funds are used to satisfy such non-contingent liabilities or (B) the Borrower has determined that such reserves are no longer necessary for such contingent obligation; provided, however, any such reserves released pursuant to clause (B) hereunder shall become Net Cash Proceeds and shall be applied in accordance with Section 5.02(a).
          “Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Non-U.S. Lender” has the meaning ascribed to such term in Section 5.05(e)(i).
          “Note” means any of the Revolving Notes or the Term Notes.
          “Notice of Borrowing” means a notice substantially in the form of Exhibit B-1 attached hereto and made a part hereof.
          “Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit B-2 attached hereto and made a part hereof.
          “Obligations” means all Loans, Standby L/Cs, Synthetic L/Cs, advances, debts, liabilities, obligations, Hedging Obligations, covenants and duties, owing by any Credit Party to the Administrative Agent, the Collateral Agent, any Participating Lender, any Affiliate of any Participating Lender, any Hedging Agreement Provider or any Person entitled to indemnification pursuant to Section 17.17 of this Agreement, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, interest rate contract, foreign exchange contract or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, but in all such circumstances only to the extent now existing or hereafter arising or however acquired, arising under or in connection with this Agreement, the Notes or any other Loan Document. The term includes all interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), charges, expenses, fees, attorneys’ fees and disbursements and any other sum chargeable to the Credit Parties under this Agreement, the Notes, Standby L/Cs, Synthetic L/Cs or any other Loan Document.
          “Offset Amount” means, as of any date, the sum without duplication of: (a) all amounts invested pursuant to Section 11.05(m) of this Agreement as of such date; (b) all amounts of Indebtedness incurred pursuant to Section 11.02 of this Agreement as of such date pursuant to clause (f) of the definition of Permitted Indebtedness; (c) the aggregate amounts permitted pursuant to Section 11.03(vii)(D) of this Agreement as of such date; and (d) all Liens incurred or permitted to exist pursuant to Section 11.01 of this Agreement as of such date pursuant to clause (e) of the definition of Permitted Encumbrances; provided, however, if at the time the amount of the Offset Amount is being determined for the purposes of Sections 11.08 and 11.10 of this Agreement, the EBITDA exceeds the minimum threshold in Section 12.02 of this Agreement for such period by at least 20% of the amounts calculated pursuant to clauses (a)

through (d) above, the Offset Amount shall be deemed to be zero for the purposes of Sections 11.08 and 11.10 of this Agreement.
          “Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capitalized Lease other than any such lease under which that Person is the lessor.
          “Other Taxes” has the meaning ascribed to such term in Section 5.05(b).
          “Outstanding Amount” means with respect to all Synthetic L/Cs on any date, the Synthetic L/C Obligations on such date.
          “Owned Intellectual Property” has the meaning ascribed to such term in Section 8.01(t).
          “Participant” means one or more commercial banks, financial institutions or other Persons to whom a Lender has sold participating interests in all or a portion of its Obligations.
          “Participating Lender-Related Persons” means, with respect to any Participating Lender, such Participating Lender, together with such Participating Lender’s Affiliates, and the partners, officers, directors, employees, counsel, agents, and attorneys-in-fact of such Participating Lender and such Participating Lender’s Affiliates.
          “Participating Lenders” means, individually and collectively, each of the Lenders and the Issuing Bank.
          “Participating Lender Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by a Credit Party or its Subsidiaries under any of the Loan Documents that are paid, advanced or incurred by an Agent or Participating Lender, (b) reasonable fees or charges paid or incurred by the Administrative Agent or the Collateral Agent in connection with the Participating Lenders’ transactions with the Credit Parties or their Subsidiaries, including fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches, searches with the patent and trademark office, or the copyright office), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations), real estate surveys, real estate title policies and endorsements, and environmental audits, to the extent of the fees and charges (and up to the amount of any limitation) contained in the Loan Documents (c) reasonable and documented costs and expenses incurred by any Agent or Participating Lender in the disbursement of funds to the Borrower or any Participating Lender (by wire transfer or otherwise), (d) charges paid or incurred by an Agent resulting from the dishonor of checks, (e) reasonable and documented costs and expenses paid or incurred by an Agent or Participating Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, in each case, in accordance with the Loan Documents, (f) audit fees and expenses of the Administrative Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by an Agent or any one or more of the Participating Lenders in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the relationship of an Agent or any one or more of the Participating Lenders with any Credit Party or any Subsidiary of a Credit Party, (h) each Agent’s and each Participating Lender’s reasonable costs and expenses (including attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) each Agent’s and each Participating Lender’s reasonable costs and expenses (including attorneys’, accountants’, consultants’, and other advisors’ fees and expenses) incurred in terminating, enforcing, or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.
          “Participation” has the meaning ascribed to such term in Section 17.08(b).
          “Patriot Act” has the meaning set forth in Section 8.01(z).
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Permitted Acquisition” has the meaning set forth in Section 11.03(vii).
          “Permitted Affiliates” shall mean the following: each of Trumpet SBIC Partners, LP; Trumpet Investors, LP; Trumpet Feeder, Ltd.; Clarion Operating, LLC; and Trumpet Investors, GP.
          “Permitted Encumbrances” means:
          (a) Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet due or are being contested in a Permitted Protest;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in a Permitted Protest;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (e) Liens in respect of judgments, decrees or attachments (or securing of appeal bonds with respect thereto) that do not constitute an Event of Default;
          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of any Credit Party;
          (g) Liens existing on the Closing Date and listed on Schedule 1.01(E) hereto (collectively, the “Existing Liens”) and, if the Indebtedness secured by such Lien is refinanced pursuant to a Permitted Refinancing, any Lien securing the Permitted Refinancing of such Indebtedness; provided, that such Lien securing Indebtedness under a Permitted Refinancing does not extend to or cover any property or asset of any Credit Party not subject to the Lien on the Closing Date and listed on Schedule 1.01(E);
          (h) Liens securing the Obligations and/or created by the Security Documents;
          (i) licenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Borrower;
          (j) Liens securing Indebtedness described in clauses (c) and (d) of the definition of “Permitted Indebtedness”; and
          (k) Liens on cash or Cash Equivalents securing Hedging Obligations with any Lender in an aggregate amount for all such Credit Parties and their Subsidiaries taken as a whole not exceeding an amount equal to (i) $1,000,000 minus (ii) the Captive Investment at any time outstanding.
          “Permitted Indebtedness” means:
          (a) except as set forth below in clause (i) Indebtedness existing on the Closing Date and listed on Schedule 1.01(F) hereto (the “Existing Debt”) and any Permitted Refinancing thereof;
          (b) Indebtedness of the Credit Parties under this Agreement and the other Loan Documents;
          (c) purchase money indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries incurred after the Closing Date to finance Capital Expenditures; provided, that (i) the aggregate amount of all such Indebtedness does not exceed $1,000,000 at any time outstanding, (ii) the Indebtedness when incurred shall not be more than 100% of the lesser of the cost or fair market value as of the time of acquisition of the asset financed, (iii) such Indebtedness is issued and any Liens securing such Indebtedness are created concurrently with the acquisition of the asset financed and (iv) no Lien securing such Indebtedness shall extend to or cover any property or asset of any Credit Party other than the asset so financed;
          (d) contingent liabilities in respect of any indemnification, adjustment of purchase price, earn-out, non-compete, consulting, deferred compensation and similar obligations of the Borrower and its Subsidiaries incurred in connection with any Disposition permitted hereunder;

          (e) obligations of the Borrower and its Subsidiaries under Hedging Agreements to the extent entered into after the Closing Date to manage interest rate, foreign currency exchange rate and not for speculative purposes;
          (f) Indebtedness arising as a result of intercompany loans which are expressly subordinate to the obligations;
          (g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument of any Credit Party or any of its Subsidiaries drawn against insufficient funds in the ordinary course of business provided that the aggregate amount of all such Indebtedness does not exceed $50,000 at any time outstanding;
          (h) Indebtedness representing deferred compensation to employees of any Borrower or any of its Subsidiaries;
          (i) other unsecured Indebtedness in an aggregate amount for all such Credit Parties and their Subsidiaries taken as a whole not to exceed an amount equal to (i) $2,000,000 minus (ii) the Captive Investment at any time outstanding; and
          (j) Indebtedness representing the obligations of the Borrower or one or more other Credit Parties to pay the Permitted Tax Benefit Payments.
          “Permitted Protest” means the right of Intermediate HoldCo or any of its Subsidiaries to protest any Lien (other than any such Lien that secures all or any portion of the Obligations), taxes, or rental payment; provided, that (a) a reserve with respect to such obligation is established by Intermediate HoldCo or its Subsidiary in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently and in good faith by such Borrower or Subsidiary and (c) the Collateral Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, and/or priority of any of the Collateral Agent’s Liens on any material portion of the Collateral which is not mitigated by one or more Reserves.
          “Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to any premium or other similar amount paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 11.02, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended and (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders, taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended.

          “Permitted Tax Benefit Payment” means one or more payments by the Borrower or any of its Subsidiaries to the Sellers pursuant to Section 9.8(a) of the Stock Purchase Agreement as in effect on the Closing Date.
          “Permits” has the meaning ascribed to such term in Section 8.01(m).
          “Premium Loans” has the meaning ascribed to such term in Section 10.21.
          “Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or Governmental Authority.
          “Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA.
          “Pledge Agreement” means the Pledge Agreement, dated as of August 3, 2005, among the Borrower, the other pledgors identified therein and the Collateral Agent, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance therewith and herewith.
          “primary obligations” has the meaning ascribed to such term in the definition of Contingent Obligation.
          “primary obligor” has the meaning ascribed to such term in the definition of Contingent Obligation.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by BNY as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Pro Rata Share” means (a) with respect to any Revolving Lender, the percentage obtained by dividing the Revolving Loan Commitment of such Revolving Lender at such time by the Total Revolving Loan Commitment at such time, (b) with respect to any Term Lender, the percentage obtained by dividing such Term Lender’s Term Loan Exposure by the Total Term Loan Exposure of all Term Lenders, and (c) with respect to any Synthetic L/C Lender, the percentage obtained by dividing the Synthetic L/C Commitment of such Synthetic L/C Lender at such time by the Aggregate Synthetic L/C Commitments at such time.
          “Prohibited Assignment List” has the meaning ascribed to such term in Section 17.08(b).
          “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
          “Rating Agencies” means Moody’s and S&P, or if either of such Persons cease to perform credit ratings or other applicable services, such nationally recognized statistical rating organization the Administrative Agent may select.

          “Real Properties” means, at any time of determination, any interest in a real property (fee, leasehold or otherwise) then owned or held by any Borrower or any of its Subsidiaries.
          “Regions” means Regions Bank.
          “Regions Financial” means Regions Financial Corporation.
          “Register” has the meaning ascribed to such term in Section 17.08(c).
          “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
          “Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulation T, Regulation U, and Regulation X of the Federal Reserve Board or any successor, as the same may be amended or supplemented from time to time.
          “Reimbursement” has the meaning ascribed to such term in Section 4.03(a).
          “Reinstatement Certificate” has the meaning ascribed to such term in Section 13.01(n).
          “Reinstatement Period” means the period commencing on (but excluding) the date upon which the Insurance Event of Default has occurred and is continuing and ending on the date that is the earlier of (i) 60 calendar days from the date of such Insurance Event of Default and (ii) 30 calendar days from the date of the relevant Synthetic L/C Drawing.
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, counsel, agents, advisors and attorneys-in-fact of such Person and of such Person’s Affiliates.
          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including ambient air, soil, surface or ground water.
          “Remedial Action” means all actions taken to: (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) any other actions authorized by 42 U.S.C. § 9601.
          “Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations.

          “Required Lenders” means, at any time, at least two (2) Lenders who are not Affiliates of each other whose Credit Exposures aggregate more than 50% of the Total Facility Exposure; provided, however, when there is no Lender who is not an Affiliate of the other Lenders, Required Lenders shall mean Lenders whose Credit Exposures aggregate more than 50% of the Total Facility Exposure; provided further that when there is only one (1) Lender, Required Lenders shall mean that one (1) Lender.
          “Required Revolving Lenders” means, at any time, at least two (2) Revolving Lenders who are not Affiliates of each other whose Pro Rata Shares aggregate more than 50% of the Total Revolving Loan Exposure; provided, however, when there is no Revolving Lender who is not an Affiliate of the other Lenders, Required Revolving Lenders shall mean the Revolving Lenders whose Pro Rata Shares aggregate more than 50% of the Total Revolving Loan Exposure; provided further that when there is only one (1) Revolving Lender, Required Revolving Lenders shall mean that one (1) Revolving Lender.
          “Required Synthetic L/C Lenders” means the Synthetic L/C Lenders holding more than 50% of the Total Synthetic L/C Commitment.
          “Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or Governing Documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulation T, Regulation U and Regulation X, ERISA, the Code, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation.
          “Restricted Payments” means, with respect to any Person, (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of, partnership interest of or other equity interest of, such Person, now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of, partnership interest of or other equity interest of, such Person now or hereafter outstanding, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any indebtedness which is subordinated to the Obligations and (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of, partnership interest of or other equity interest of, such Person now or hereafter outstanding.
          “Revolver Defaulting Lender” has the meaning ascribed to such term in Section 2.01(d)(iii).

          “Revolving Facility Lender” means a Lender that has a Revolving Facility Loan Commitment and/or that has an outstanding Revolving Facility Loan.
          “Revolving Facility Loan” has the meaning ascribed to such term in Section 2.01(a).
          “Revolving Facility Loan Commitment” means, with respect to any Revolving Facility Lender, the obligation of such Revolving Facility Lender to make Revolving Facility Loans pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth opposite such Revolving Facility Lender’s name on Schedule 1.01(D) under the heading “Revolving Facility Loan Commitment” or the signature page of the Assignment and Acceptance by which it became (or becomes) a Revolving Lender, as such may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance.
          “Revolving Lenders” means the Revolving Facility Lenders and, prior to the repayment in full of all Incremental Revolving Loans and the cancellation of the Incremental Revolving Loan Commitments, the Incremental Revolving Lenders.
          “Revolving Loan” has the meaning ascribed to such term in Section 2.01(b).
          “Revolving Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account, at the Administrative Agent’s office and with respect to the Borrower, in which the Borrower will be charged with all Revolving Loans made to, and all other Obligations incurred by, the Borrower hereunder or under the other Loan Documents.
          “Revolving Loan Commitment” means, with respect to any Revolving Facility Lender, such Revolving Facility Lender’s Revolving Facility Loan Commitment, and with respect to the Incremental Revolving Lenders, such Incremental Revolving Loan Commitment.
          “Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the Commitment Termination Date, such Revolving Lender’s Revolving Loan Commitment at such time and (b) on and after the Commitment Termination Date the outstanding principal amount of such Revolving Lender’s Revolving Loans at such time plus its Pro Rata Share of Standby L/C Exposure.
          “Revolving Note” has the meaning ascribed to such term in Section 2.03(a).
          “Scheduled Intellectual Property” has the meaning ascribed to such term in Section 8.01(t).
          “SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.
          “Secured Creditors” has the meaning ascribed to such term in the Security Agreement.

          “Securities” means any Capital Stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Obligations.
          “Securities Account” shall have the meaning provided in Section 8-501(a) of the UCC.
          “Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.
          “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended or any successor Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.
          “Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of Securities which represent an interest in, or which are collateralized in whole or in part by, the Loans.
          “Security Agreement” means the Security Agreement, dated as of August 3, 2005, among the Borrower, the other Assignors identified therein and the Collateral Agent, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance therewith and herewith.
          “Security Documents” means the Security Agreement, the Pledge Agreement, the Trademark Security Agreements, the UCC financing statements, the Mortgages, the Control Agreements, the Blocked Account Agreements, and any other documents granting a Lien upon the Collateral as security for all or any part of the Obligations.
          “Senior Officer” means, with respect to any Credit Party, such Credit Party’s president, chief executive officer, chief administrative officer, chief financial officer or chief accounting officer.
          “Shareholders Agreement” means that certain Stockholders Agreement, dated as of August 3, 2005, by and among Intermediate HoldCo, Trumpet Investors L.P., Trumpet SBIC Partners L.P., Holdings, Regions and the other stockholders of the Borrower party hereto.
          “Solvent” means, with respect to any Person on a particular date, that on such date such Person (i) has sufficient working capital and other property remaining as a result of the transaction to carry on its business as currently being conducted and as contemplated to be conducted in the future, (ii) has the ability to pay existing indebtedness as it matures and does not intend to or believes that it will incur debts beyond its ability to pay as such debts mature in the future and (iii) is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

          “Sponsor” means Clarion Capital Partners, LLC and its Permitted Affiliates and not its successors and assigns, unless expressly noted.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
          “Standby L/C” means a standby letter of credit issued by the Issuing Bank, as such standby letter of credit may hereafter be amended, modified or replaced from time to time pursuant to the terms of this Agreement or otherwise in form and substance reasonably satisfactory to the Issuing Bank.
          “Standby L/C Application” means an application and agreement for the issuance or amendment of a Standby L/C in the form from time to time in use by the Issuing Bank. In the event of a conflict between a Standby L/C Application and this Agreement, this Agreement shall control.
          “Standby L/C Drawing” means a drawing made under a Standby L/C.
          “Standby L/C Exposure” means at any time, the sum of (a) the aggregate undrawn amount at such time of all outstanding Standby L/Cs of the Issuing Bank plus (b) the aggregate unpaid amount at such time of all unreimbursed Standby L/C Drawings.
          “Standby L/C Request” has the meaning specified in Section 3.01(b).
          “Standby L/C Sublimit” means U.S.$10,000,000.
          “Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).
          “Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of June 29, 2005, as amended by Amendment No. 1, dated as of August 3, 2005 by and between the Borrower, Regions Financial, UPB and Holdings.
          “Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors of such corporation, (ii) the interest in the capital or profits of such partnership or limited liability company or (iii) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.
          “Sweep Date” has the meaning ascribed to such term in Section 5.02(c).

          “Syndication Agent” has the meaning ascribed to such term in the introductory paragraph hereto.
          “Synthetic Deposit” has the meaning specified in Section 4.02(c).
          “Synthetic Deposit Account” means the account established by the Administrative Agent on its own books for Synthetic Deposits pursuant to Article 4 hereof. Each party hereto acknowledges and agrees that no Credit Party shall have any right, title or interest in or to the Synthetic Deposit Account.
          “Synthetic Deposit Sub-Account” has the meaning specified in Section 4.08(a).
          “Synthetic L/C” means a synthetic letter of credit issued by the Issuing Bank pursuant to Article IV hereof, as such synthetic letter of credit may hereafter be amended, modified or replaced from time to time pursuant to the terms of this Agreement or otherwise in form and substance reasonably satisfactory to the Issuing Bank.
          “Synthetic L/C Advance” means, with respect to each Synthetic L/C Lender, such Synthetic L/C Lender’s funding of its participation in any Synthetic L/C Borrowing in accordance with its Applicable Percentage.
          “Synthetic L/C Application” means an application and agreement for the issuance or amendment of a Synthetic L/C in the form from time to time in use by the Issuing Bank. In the event of a conflict between a Synthetic L/C Application and this Agreement, this Agreement shall control.
          “Synthetic L/C Available Amount” means, as of any date, (a) the Aggregate Synthetic L/C Commitment in effect on such date less (b) the amount of Synthetic L/Cs issued and outstanding as of such date less (c) the Synthetic L/C Drawings as of such date.
          “Synthetic L/C Borrowing” means an extension of credit resulting from a Synthetic L/C Drawing, which has not been reimbursed on the Honor Date.
          “Synthetic L/C Cash Collateral Account” means a blocked, non-interest bearing deposit account maintained by the Administrative Agent pursuant to the Security Agreement.
          “Synthetic L/C Commitment” means as to each Synthetic L/C Lender, its obligation to fund a Synthetic Deposit and to purchase participations in Synthetic L/C Obligations in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Synthetic L/C Lender’s name on Schedule 1.01(G) or in the Assignment and Acceptance pursuant to which such Synthetic L/C Lender becomes a party hereto, as applicable.
          “Synthetic L/C Commitment Increase” has the meaning specified in Section 4.12(a).

          “Synthetic L/C Credit Extension” means, with respect to any Synthetic L/C, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof by the Issuing Bank.
          “Synthetic L/C Drawing” means a drawing made under a Synthetic L/C.
          “Synthetic L/C Expiration Date” means the day specified by the Credit Party requesting the Synthetic L/C that is initially not later than the one-year anniversary of the date of issuance of a Synthetic L/C or, if the expiration date of such Synthetic L/C is extended or renewed in the Issuing Bank’s sole discretion, the one year anniversary of the then applicable expiration date thereof (or, if such day is not a Business Day, the immediately preceding Business Day); provided, however, such extension or renewal shall not extend beyond the fifth Business Day prior to the Maturity Date.
          “Synthetic L/C Exposure” means at any time, the sum of (a) the aggregate undrawn amount at such time of all outstanding Synthetic L/Cs of the Issuing Bank and (b) the aggregate amount of all Synthetic L/C Drawings.
          “Synthetic L/C Lender” means a Lender that has Synthetic L/C Commitment.
          “Synthetic L/C Lender Default” has the meaning specified in Section 4.02(c).
          “Synthetic L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Synthetic L/C plus the aggregate of all Synthetic L/C Borrowings. For purposes of this Agreement, if on any date of determination a Synthetic L/C has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Synthetic L/C shall be deemed to be “outstanding” in the amount remaining to be drawn.
          “Synthetic L/C Participation Obligation” has the meaning specified in Section 4.02(b).
          “Synthetic L/C Supportable Obligations” means (i) obligations of Intermediate HoldCo, the Borrower or any of their Subsidiaries with respect to workers compensation and/or health insurance coverage to Intermediate HoldCo, the Borrower or one of their Subsidiaries, or re-insurance coverage in respect of such insurance, provided by third party insurers (including the Captive Subsidiary) which are duly qualified as such, authorized and licensed to transact the applicable insurance business and to write the insurance provided in the states in which it does so, and which insurance policies require Intermediate HoldCo, the Borrower or such Subsidiary to provide cash collateral to fund 100% of Intermediate HoldCo’s, the Borrower’s or such Subsidiary’s loss pick obligations under such insurance policies as required by the insurer, (ii) capitalization requirements of the Captive Subsidiary in an aggregate amount not to exceed $5,000,000, (iii) licensure and registration requirements applicable to Intermediate HoldCo, the Borrower or any of their Subsidiaries, and (iv) such other obligations of Intermediate HoldCo, the Borrower or any of their Subsidiaries as are reasonably acceptable to the Administrative Agent and otherwise permitted to exist pursuant to the terms of this Agreement and the other Loan Documents.

          “Synthetic L/C Term Loan” has the meaning ascribed to such term in Section 4.03(b).
          “Target” has the meaning ascribed to such term in Section 11.03.
          “Taxes” has the meaning ascribed to such term in Section 5.05(a)(ii).
          “Term Defaulting Lender” has the meaning ascribed to such term in Section 2.02(c)(iii).
          “Term Lender” means a Lender that has an Incremental Term Loan Commitment and/or that has an outstanding Term Loan.
          “Term Loan Account” means an account maintained hereunder by Administrative Agent on its books of account, at Administrative Agent’s office and with respect to the Borrower, in which the Borrower will be charged with all Term Loans made to, and all other Obligations incurred by, the Borrower in connection with the Term Loan facilities.
          “Term Loan Commitment” means the Incremental Term Loan Commitments plus the Initial Term Loan Commitment.
          “Term Loan Exposure” means, with respect to any Term Lender, as of any date of determination, the outstanding principal amount of the Term Loan of such Term Lender.
          “Term Loans” has the meaning ascribed to such term in Section 2.02(a).
          “Term Note” has the meaning ascribed to such term in Section 2.03(b).
          “Total Facility Exposure” means, collectively, the Total Revolving Loan Exposure, the Total Term Loan Exposure, and the aggregate Synthetic L/C Exposure
          “Total Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) the aggregate principal amount of Indebtedness outstanding as of such date of determination minus (ii) the aggregate face amount of undrawn Synthetic L/Cs issued under the Synthetic L/C Facility as of such date of determination, minus (iii) the aggregate face amount of undrawn Standby L/Cs issued hereunder as of such date of determination in support of obligations which would qualify as Synthetic L/C Supportable Obligations to (b) EBITDA of Intermediate HoldCo and its consolidated Subsidiaries for the trailing twelve-month period ending on such date of determination.
          “Total Revolving Credit Commitment” means $10,000,000 plus, prior to the Adjustment Date, the Incremental Revolving Loan Commitment.
          “Total Revolving Loan Commitment” means the aggregate principal amount of the Revolving Loan Commitments of all the Revolving Loan Lenders (it being understood and agreed that the maximum aggregate principal amount of the Total Revolving Loan Commitments shall not exceed the Total Revolving Credit Commitment, as reduced from time to time pursuant to the terms hereof).

          “Total Revolving Loan Exposure” means the aggregate principal amount of the Revolving Loan Exposure of all Revolving Lenders.
          “Total Synthetic L/C Commitment” means $30,000,000 as such amount is reduced or increased from time to time in accordance with the terms hereof, but in no event shall the aggregate amount exceed $30,000,000.
          “Total Term Loan Amount” means $67,400,000.
          “Total Term Loan Exposure” means the aggregate principal amount of the Term Loan Exposure of all Term Lenders.
          “Trademark Security Agreement” means a Trademark Security Agreement, executed and delivered by one or more of the Credit Parties in favor of the Collateral Agent, each in form and substance reasonably satisfactory to the Collateral Agent, as the same may be amended, supplemented or otherwise modified from time to time.
          “Transaction Documents” means the Stock Purchase Agreement, the Management Services Agreements, the Management Stock Purchase Agreement, the Employment Agreement, dated as of August 3, 2005, between Michael Willson and the Borrower, the Financial Advisory Agreement, the Shareholders Agreement and the Loan Documents.
          “Transactions” means the transactions contemplated by the Transaction Documents.
          “UCC” means the Uniform Commercial Code enacted in the State of New York, as amended from time to time; provided, however, that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
          “Unused Commitment Fee” has the meaning ascribed to such term in Section 6.05(b).
          “UPB” means Union Planters Bank, National Association.
          “Withdrawal Liability” means, at any time, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA, and any increase in contributions pursuant to Section 4243 of ERISA with respect to all Multiemployer Plans.
          SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
          SECTION 1.03. Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.
          SECTION 1.04. Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Administrative Agent or the Lenders, such period shall in any event consist of at least one full day.
ARTICLE II
TOTAL FACILITY
          SECTION 2.01. Revolving Loans. (a) Revolving Facility Loan Commitments. Subject to the terms and conditions set forth herein, each Revolving Facility Lender hereby severally agrees to make loans (each a “Revolving Facility Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount not to exceed at any time such Revolving Facility Lender’s Pro Rata Share of the Available Commitments; provided, that such aggregate principal amount does not result in such Revolving Lender’s Pro Rata Share of the Aggregate Exposure exceeding such Revolving Lender’s Revolving Facility Loan Commitment or the Aggregate Exposure of all Revolving Lenders exceeding the Total Revolving Loan Commitment of all Revolving Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans.
          (b) Incremental Revolving Loan Commitments. Subject to the terms and conditions set forth herein, each Incremental Revolving Lender hereby severally agrees to make loans (each an “Incremental Revolving Loan” and together with the Revolving Facility Loans, the “Revolving Loans”) to the Borrower from time to time on any Business Day during the Incremental Revolving Period in an aggregate principal amount not to exceed at any time such Incremental Revolving Lender’s Pro Rata Share of the Incremental Revolving Loan Commitments; provided, that such aggregate principal amount does not result in such Incremental Revolving Lender’s pro rata share of the Aggregate Exposure exceeding such Incremental Revolving Lender’s Incremental Revolving Loan Commitment or the Aggregate Exposure of all Incremental Revolving Lenders exceeding the Incremental Revolving Loan

Commitment of all Incremental Revolving Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Incremental Revolving Loans during the Incremental Revolving Period.
          (c) Notice of Borrowing. If the Borrower desires to borrow under this Section 2.01, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing, signed by the Borrower, not later than 11:00 a.m., and with respect to LIBOR Rate Loans only, at least three (3) Business Days, in advance of any proposed borrowing. Such Notice of Borrowing shall specify (i) the aggregate principal amount of Revolving Loans to be made on the Funding Date, (ii) whether such borrowing shall be comprised of LIBOR Rate Loans or Alternate Base Rate Loans, (iii) the proposed Funding Date, which must be a Business Day and (iv) if applicable, the LIBOR Period for such Revolving Loan. Each Revolving Loan shall be made in a minimum amount of $500,000 and shall be in an integral multiple of $250,000 in excess thereof. In lieu of delivering such a Notice of Borrowing, the Borrower may give the Administrative Agent telephonic notice of any proposed borrowing by the time required under this Section 2.01(c) if it confirms such notice by delivery of the Notice of Borrowing to the Administrative Agent promptly, but in no event later than 12:00 p.m. on the same day. Each Notice of Borrowing (or telephonic notice in lieu thereof) given pursuant to this Section 2.01(c) shall be irrevocable and binding on the Borrower.
          (d) Making the Revolving Loans. (i) The Administrative Agent shall promptly notify each Revolving Lender of the amount of each borrowing of Revolving Loans. Each Revolving Lender shall deposit in the Administrative Agent Account an amount equal to its Pro Rata Share of the amount of such borrowing in immediately available funds, not later than 1:00 p.m. on the Funding Date applicable thereto. Subject to the satisfaction of the conditions precedent set forth in Article VII, the Administrative Agent shall make the proceeds of such amounts received by it available to the Borrower on such Funding Date.
     (ii) Except as otherwise provided in this Section 2.01(d)(ii), all Revolving Loans under this Agreement shall be made by the Revolving Lenders simultaneously and proportionately to their Pro Rata Shares. The failure of any Revolving Lender to deposit the amount described in clause (i) above with the Administrative Agent on the applicable Funding Date shall not relieve any other Revolving Lender of its obligations hereunder to make its Revolving Loan on such Funding Date. No Revolving Lender shall be responsible for any failure by any other Revolving Lender to perform its obligation to make a Revolving Loan hereunder nor shall the Revolving Loan Commitment of any Revolving Lender be increased or decreased as a result of any such failure, and each Revolving Lender shall be obligated to make the Revolving Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Revolving Lender.
     (iii) Unless the Administrative Agent shall have received notice from a Revolving Lender, prior to the time of any Funding Date, that such Revolving Lender will not make available to the Administrative Agent such Revolving Lender’s share of such Revolving Loan, the Administrative Agent may, but shall not be required to, assume that such Revolving Lender has made such Pro Rata Share available on such date in accordance with Section 2.01(d) and may in its sole discretion, but shall not be required to, in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Revolving Lender either does not make its Pro Rata Share of the applicable Revolving Loan available to the Administrative Agent or delays in doing so past 4:00 p.m., New York City time, on the Funding Date (such Revolving Lender (until it makes such Pro Rata Share available) hereinafter referred to as a “Revolver Defaulting Lender”), then the Administrative Agent shall immediately notify the Borrower of such default. If the Administrative Agent has, in its sole discretion, made available to the Borrower an amount corresponding to such Revolver Defaulting Lender’s Pro Rata Share of the applicable Revolving Loan, then the Revolver Defaulting Lender and the Borrower jointly and severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, on each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at:
          (1) in the case of the Revolver Defaulting Lender, the Federal Funds Rate; or
          (2) in the case of the Borrower, the interest rate applicable to Alternate Base Rate Loans.
          If, with respect to the immediately preceding sentence, the Borrower pays such amount and interest thereon to the Administrative Agent, then the Revolver Defaulting Lender shall indemnify and hold harmless the Borrower from and against such amount and interest thereon, and if such Revolver Defaulting Lender pays such amount to the Administrative Agent, then such amount shall constitute such Revolver Defaulting Lender’s Loan. If the Administrative Agent, in its discretion, does not make available to the Borrower an amount corresponding to the Revolver Defaulting Lender’s Pro Rata Share of the applicable Revolving Loan then (A) the Revolver Defaulting Lender shall indemnify and hold harmless the Borrower from and against such amount as well as any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs, and expenses (including reasonable fees and disbursements for counsel including allocated cost of internal counsel) resulting from any failure on the part of the Revolver Defaulting Lender to provide, or from any delay in providing, the Administrative Agent with such Revolver Defaulting Lender’s Pro Rata Share of the applicable Revolving Loan, but no Revolving Lender shall be so liable for any such failure on the part of or caused by any other Revolving Lender or the Administrative Agent or the Borrower and (B) such Pro Rata Share of the applicable Revolving Loan that was not made available shall (until made available) be disregarded for purposes of calculating the Unused Commitment Fee pursuant to Section 6.05 and, in the event such Pro Rata Share has not been disregarded for such purposes, any amount paid by the Borrower in respect of such Pro Rata Share shall be reimbursed to the Borrower by the applicable Revolver Defaulting Lender with interest thereon at the Federal Funds Rate for each day from and including the date such Pro Rata Share of the Unused Commitment Fee was paid by the Borrower to but excluding the date of reimbursement by the Revolver Defaulting Lender. The Administrative Agent, upon notice by the Borrower that such reimbursement is due from the applicable Revolver Defaulting Lender, shall notify such Revolver Defaulting Lender of the amount of the reimbursement due, including interest thereon, and shall forward such amount to the Borrower upon receipt from the Revolver Defaulting Lender. The Administrative Agent shall not, however, be liable to the Borrower for any failure by any Revolver Defaulting Lender to reimburse the Borrower for any amounts in respect of such Commitment Fee.
          (e) Repayment of Revolving Loans; Termination of Revolving Loan Commitments. The principal amount of all outstanding Revolving Loans shall be repaid in full on the Maturity Date. The Revolving Loan Commitments shall terminate on the Commitment Termination Date.
          (f) Use of Proceeds. The Revolving Loans provided pursuant to this Agreement will be available to: (i) purchase the existing common stock of Intermediate HoldCo held by Regions, (ii) pay an amount to Regions to satisfy all the obligations that Intermediate HoldCo may have under Section 1.6 of the Stock Purchase Agreement, (iii) pay a dividend to Intermediate HoldCo for the purposes of financing clauses (i) and (ii) above, (iv) pay fees and expenses relating to the transaction contemplated by this Agreement, (v) pay applicable advisory fees to Clarion, and (vi) use the funds provided pursuant to this Agreement for the general corporate purposes of the Borrower and its subsidiaries; provided, however, none of the proceeds of the Revolving Loans may be used to fund a Permitted Acquisition. For the avoidance of doubt, none of the proceeds from the Revolving Loans may be used to reimburse the Issuing Bank for a Synthetic L/C Drawing or a Synthetic L/C Borrowing.
          SECTION 2.02. Incremental Term Loan Commitments. (a) Term Loans. Subject to the terms and conditions set forth herein, each Term Lender hereby severally agrees to make a term loan (each an “Incremental Term Loan” and, together with the Initial Term Loans and any Synthetic L/C Borrowing that has been converted into a Synthetic L/C Term Loan pursuant to Section 4.03, the “Term Loans”) to the Borrower on the Effective Date in an aggregate principal amount not to exceed such Term Lender’s Pro Rata Share of the Incremental Term Loan Commitments. Term Loans, or any portion of the principal amount thereof, that are repaid may not be reborrowed.
          (b) Notice of Borrowing. If the Borrower desires to borrow under Section 2.02(a), the Borrower shall deliver to the Administrative Agent a Notice of Borrowing not later than 2:00 p.m. at least three (3) Business Days in advance of the Effective Date. Such Notice of Borrowing shall specify (i) the amount of the proposed Incremental Term Loans, (ii) the proposed Effective Date, which must be a Business Day and (iii) the LIBOR Period applicable to such Loan. The Notice of Borrowing given pursuant to this Section 2.02(b) shall be irrevocable and binding on the Borrower and shall be accompanied by a funding indemnity letter reasonably satisfactory to the Administrative Agent.
     (c) Making the Incremental Term Loans. (i) The Administrative Agent shall promptly notify each Term Lender of the amount of the borrowing of Incremental Term Loans. Each Term Lender shall deposit in the Administrative Agent Account an amount equal to its Pro Rata Share of the amount of such borrowing in immediately available funds, not later than 11:00 a.m. on the Effective Date. Subject to the satisfaction of the conditions precedent set forth in Article VII, the Administrative Agent shall make the proceeds of the Incremental Term Loans received by it available to the Borrower on the Effective Date.

     (ii) Except as otherwise provided in this Section 2.02(c)(ii), all Incremental Term Loans under this Agreement shall be made by the Term Lenders simultaneously and proportionately to their Pro Rata Shares. The failure of any Term Lender to deposit the amount described in clause (i) above with the Administrative Agent on the Effective Date shall not relieve any other Term Lender of its obligations hereunder to make its Incremental Term Loan on the Effective Date. No Term Lender shall be responsible for any failure by any other Term Lender to perform its obligation to make an Incremental Term Loan hereunder nor shall the Incremental Term Loan Commitment of any Term Lender be increased or decreased as a result of any such failure, and each Term Lender shall be obligated to make the Incremental Term Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Term Lender.
     (iii) Unless the Administrative Agent shall have received notice from a Term Lender, prior to the Effective Date, that such Term Lender will not make available to the Administrative Agent such Term Lender’s Pro Rata Share of such Incremental Term Loans, the Administrative Agent may, but shall not be required to, assume that such Term Lender has made such Pro Rata Share available on such date in accordance with Section 2.02(c) and may in its sole discretion, but shall not be required to, in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Term Lender either does not make its Pro Rata Share of the Incremental Term Loans available to the Administrative Agent or delays in doing so past 4:00 p.m., New York City time, on the Effective Date (such Term Lender (until it makes such Pro Rata Share available) hereinafter referred to as a “Term Defaulting Lender”), then the Administrative Agent shall immediately notify the Borrower of such default. If the Administrative Agent has, in its sole discretion, made available to the Borrower an amount corresponding to such Term Defaulting Lender’s Pro Rata Share of the Incremental Term Loans, then the Term Defaulting Lender and the Borrower jointly and severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, on each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at:
               (1) in the case of the Term Defaulting Lender, the Federal Funds Rate; or
               (2) in the case of the Borrower, the interest rate applicable to Alternate Base Rate Loans.
          If, with respect to the immediately preceding sentence, the Borrower pays such amount and interest therein to the Administrative Agent, then the Term Defaulting Lender shall indemnify and hold harmless the Borrower from and against such amount and interest therein, and if such Term Defaulting Lender pays such amount to the Administrative Agent, then such amount shall constitute such Term Defaulting Lender’s Pro Rata Share of the Incremental Term Loans. If the Administrative Agent, in its discretion, does not make available to the Borrower an amount corresponding to the Term Defaulting Lender’s Pro Rata Share of the Incremental Term Loans then the Term Defaulting Lender shall indemnify and hold harmless the Borrower from and against such amount as well as any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs, and expenses (including reasonable fees and disbursements for counsel including allocated cost of internal counsel) resulting from any failure on the part of the Term Defaulting Lender to provide, or from any delay in providing, the Administrative Agent with such Defaulting Lender’s Pro Rata Share of the Incremental Term Loans, but no Term Lender shall be so liable for any such failure on the part of or caused by any other Term Lender or the Administrative Agent or the Borrower. The Administrative Agent, upon notice by the Borrower that such reimbursement is due from the applicable Term Defaulting Lender, shall notify such Term Defaulting Lender of the amount of the reimbursement due, including interest thereon, and shall forward such amount to the Borrower upon receipt from the Term Defaulting Lender.
          (d) Term Loan Amortization. The aggregate principal amount of the Term Loans shall be payable in Dollars in installments on the dates and in the amounts set forth below:

Term Loan
Date	Scheduled Repayment
June 30, 2007	$1,425,000
September 30, 2007	$2,375,000
December 31, 2007	$2,375,000
March 31, 2008	$2,375,000
June 30, 2008	$2,375,000
September 30, 2008	$3,325,000
December 31, 2008	$3,325,000
March 31, 2009	$3,325,000
June 30, 2009	$3,325,000
September 30, 2009	$3,325,000
December 31, 2009	$3,325,000
March 31, 2010	$3,325,000
June 30, 2010	$3,325,000
September 30, 2010	$8,550,000
December 31, 2010	$8,550,000
March 31, 2011	$8,550,000
June 30, 2011	the Balance

Total	$67,400,000
; provided, that the final installment payable by the Borrower on the Maturity Date in respect of the Term Loans shall be in an amount, if such amount is different from that specified above, sufficient to repay the aggregate outstanding principal amount of all Term Loans.
          SECTION 2.03. Promise to Pay; Evidence of Debt.
          (a) Revolving Loans. Subject to Section 5.03, the Borrower agrees to pay on the Maturity Date the principal amount of each Revolving Loan, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and any promissory notes evidencing the Revolving Loans or Incremental Revolving Loans owing by the Borrower to the Revolving Lenders or Incremental Revolving Lenders. If any Revolving Lender or Incremental Revolving Lender shall request, the Borrower shall execute and deliver to such Revolving Lender or Incremental Revolving Lender a single promissory note to evidence the Revolving Loans or Incremental Revolving Loans owing to such Revolving Lender or Incremental Revolving Lender and thereafter after giving effect to any assignment thereof pursuant to Section 17.08, in substantially the form of Exhibit C attached hereto and made a part hereof (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the “Revolving Notes”; and a “Revolving Note” means any one of the Revolving Notes).
          (b) Term Loans. The Borrower agrees to pay the principal amount of the Term Loans in installments on the dates and in the amounts set forth in Section 2.02(d) with a final installment on the Maturity Date, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and any promissory notes evidencing the Term Loans owing by the Borrower to the Term Lenders. If any Term Lender shall request, the Borrower shall execute and deliver to such Term Lender on the Closing Date a single promissory note to evidence the Term Loan owing to such Term Lender and thereafter, after giving effect to any assignment thereof pursuant to Section 17.08, in substantially the form of Exhibit D attached hereto and made a part hereof (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the “Term Notes”; and a “Term Note” means any one of the Term Notes).
          SECTION 2.04. Authorized Officers and Administrative Agent. On the Effective Date and from time to time thereafter as necessary to reflect changes in the Authorized Officers, the Borrower shall deliver to the Administrative Agent a secretary’s certificate setting forth the names of the officers of the Borrower authorized to request Revolving Loans and containing a specimen signature of each such officer or agent. The Administrative Agent shall be entitled to rely conclusively on such officer’s or agent’s authority to request Revolving Loans until the Administrative Agent receives written notice to the contrary. In addition, the Administrative Agent shall be entitled to rely conclusively on any written notice sent to it by telecopy. The Administrative Agent shall have no duty to verify the authenticity of the signature appearing on, or any telecopy or facsimile of, any written Notice of Borrowing, or any other document, and, with respect to an oral request for such a Loan, the Administrative Agent shall have no duty to verify the identity of any person representing himself or herself as one of the officers or agents authorized to make such request or otherwise to act on behalf of the Borrower. Neither the Administrative Agent nor the Lenders shall incur any liability to the Borrower or any other Person in acting upon any telecopy or facsimile or telephonic notice referred to above which the Administrative Agent in good faith reasonably believes to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower except in the case of gross negligence or willful misconduct by the Administrative Agent or any Lender as determined in a final judgment by a court of competent jurisdiction.
          SECTION 2.05. Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies by the Administrative Agent, the Collateral Agent or the Lenders pursuant to Article XIII (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Loan Documents (including the maximum amount of all contingent liabilities under any outstanding Standby L/Cs) shall automatically become due and payable in accordance with the terms hereof, all amounts collected or received by any Agent or any Lender on account of the Borrower’s Obligations or any other amounts outstanding under any of the Loan Documents shall be paid over or delivered to the Administrative Agent for distribution as follows:
          FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent and the Collateral Agent constituting Participating Lender Expenses, and to the payment of any fees owed to the Administrative Agent or the Collateral Agent;
          SECOND, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Participating Lenders constituting Participating Lender Expenses;
          THIRD, to the payment of all of the Borrower’s Obligations to the Issuing Bank and Revolving Lenders consisting of accrued fees;
          FOURTH, to the payment of all of the Borrower’s Obligations to the Participating Lenders consisting of accrued and unpaid interest;
          FIFTH, on a pro rata basis to (1) to the payment of (A) the outstanding principal amount of the Borrower’s Obligations under the Revolving Loans or Incremental Revolving Loans, (B) any unreimbursed Standby L/C Drawings and cash collateralization in an amount equal to 102% of any outstanding Standby L/Cs, (C) the outstanding principal amount for the Borrower’s Obligations under the Term Loans, and (D) any Outstanding Amount of all Synthetic L/C Obligations and cash collateralization in accordance with Section 4.07, (2) to the cash collateralization of all outstanding Standby L/Cs in an amount equal to 102% of any outstanding Standby L/Cs, (3) to the cash collateralization of all outstanding Synthetic L/Cs in an amount equal to 102% of any outstanding Synthetic L/Cs, and (4) to the payment of all of the Borrower’s Obligations to Hedging Agreement Providers under Hedging Agreements;
          SIXTH, to the payment of all other Obligations to the Participating Lenders, if any, which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses “THIRD” through “FIFTH” above;
          SEVENTH, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with obligations of the Borrower to Hedging Agreement Providers under Hedging Agreements;
          EIGHTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.
          In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category; (ii) each of the Participating Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans, Standby L/Cs and Synthetic L/Cs held by such Participating Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses “SECOND” through “EIGHTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Standby L/Cs, such amounts shall be held by the Collateral Agent in a Cash Collateral Account and applied (A) first, to reimburse the Issuing Bank from time to time for any drawings under such Standby L/Cs and (B) then, following the expiration of all Standby L/Cs, to all other obligations of the types described in clauses “FIFTH” through “EIGHTH” above in the manner provided in this Section 2.05.
ARTICLE III
THE STANDBY L/C FACILITY
          SECTION 3.01. Issuance of the Standby L/C.
          (a) Subject to the terms and conditions set forth herein, including the conditions precedent specified in Article VII, and so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may request the Issuing Bank to issue, in support of payment obligations of the Borrower not prohibited by the Loan Documents, and the Issuing Bank agrees to issue on the terms set out in this Section 3.01, from time to time during the period from and including the Effective Date but excluding the date that is seven (7) Business Days prior to the Maturity Date, a Standby L/C for the Borrower’s own account, and having a stated amount not exceeding the Available Standby L/C Sublimit at the time of issuance; provided, however, that the issuance of such requested Standby L/C shall not cause the Issuing Bank to violate any law or regulation to which it is or may be subject. The Standby L/C shall be in the form and substance reasonably satisfactory to the Issuing Bank.
          (b) To request the issuance of a Standby L/C, the Borrower shall deliver notice (a “Standby L/C Request”) to the Issuing Bank requesting the issuance of a Standby L/C, specifying the date of issuance (which shall be a Business Day that is no earlier than either (i) the Business Day following the Business Day on which the Issuing Bank shall have received the request for the issuance of the Standby L/C, if such request is received by the Issuing Bank prior to 11:00 a.m. (New York City time), or (ii) the Business Day that is two (2) Business Days following the Business Day on which the Issuing Bank shall have received the request for the issuance of the Standby L/C, if such request is received by the Issuing Bank after 11:00 a.m. (New York City time) but before 5:00 p.m. (New York City time); provided, however, that the Issuing Bank, in its sole discretion and on a request by request basis, may elect to accept a request for issuance of a Standby L/C specifying an issuance date not complying with the terms of this parenthetical), the date on which such Standby L/C is to expire, the amount of such Standby L/C, the name and address of the beneficiary thereof and any such other information as shall be necessary to prepare such Standby L/C. On the requested date of issuance, the Issuing Bank shall, subject to the terms and conditions set forth herein and so long as no Default or Event of Default shall have occurred or be continuing, issue a Standby L/C in accordance with the Borrower’s request pursuant to this paragraph (b).

          (c) Each Standby L/C shall have a minimum stated amount equal to U.S.$100,000 and shall expire at or prior to the close of business on the earlier of (i) the date that is 360 days after the date of issuance of such Standby L/C and (ii) the date that is seven (7) Business Days prior to the Maturity Date. The Issuing Bank may, but shall not be required to, issue a Standby L/C providing for automatic renewal of its term in accordance with the Issuing Bank’s customary automatic renewal clause and as may otherwise be agreed to by the Issuing Bank and the Borrower.
          (d) Each Revolving Lender hereby irrevocably authorizes the Issuing Bank to issue Standby L/Cs under and in accordance with this Agreement, to pay the amount of any draft presented under any Standby L/C in accordance with the terms and conditions thereof, to receive from the Borrower reimbursement for Standby L/C Drawings and to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Issuing Bank by the terms hereof or thereof, together with such powers as are reasonably incidental thereto.
          (e) The Issuing Bank shall not issue more than ten (10) Standby L/Cs.
          SECTION 3.02. Reimbursement Obligations.
          (a) The Borrower agrees to reimburse the Issuing Bank for the full amount of any Standby L/C Drawing paid by the Issuing Bank on a Disbursement Date; provided, however, that in no event shall such reimbursement be made prior to the time such Standby L/C Drawing is paid by the Issuing Bank.
          (b) If the amount of any Standby L/C Drawing is not reimbursed in full on the Disbursement Date by the Borrower, then the amount thereof which is not so reimbursed shall bear interest from (and including) the Disbursement Date until (but excluding) the date of actual payment thereof at a rate per annum equal to the Alternate Base Rate plus 2.00%, payable on demand.
          SECTION 3.03. Obligations to Reimburse Standby L/C Drawing Absolute.
          (a) The obligations of the Borrower to reimburse the Issuing Bank for any Standby L/C Drawing shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following circumstances:
     (i) any lack of validity or enforceability of any Transaction Document;
     (ii) any amendment to or waiver of or any consent to departure from the terms of any Transaction Document;
     (iii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against the beneficiary of any Standby L/C or any transferee of any Standby L/C (or any Person for whom any such transferee may be acting), the Administrative Agent, any Revolving Lender or any other Person, whether in connection with this Agreement, any other Transaction Document or any unrelated transaction;
     (iv) any draft, statement or any other document presented under a Standby L/C proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or
     (v) payment by the Issuing Bank under a Standby L/C against presentation of a draft or document which does not comply with the terms of such Standby L/C.
          (b) The Issuing Bank shall not be responsible to any Person:
     (i) for the validity, genuineness or legal effect of any document submitted to the Issuing Bank by any Person in connection with the issuance of, or any Standby L/C Drawing; provided, however, that nothing in this clause (i) shall relieve the Issuing Bank from its obligations to honor a Standby L/C Drawing that strictly complies with the terms of such Standby L/C;
     (ii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;
     (iii) for any loss or delay in the transmission or otherwise of any document required in order to make a Standby L/C Drawing or of the proceeds thereof;
     (iv) for the misapplication by the beneficiary of a Standby L/C of the proceeds of a Standby L/C Drawing; or
     (v) for any consequences arising from causes beyond the control of the Issuing Bank (including any acts of any Governmental Authority);
provided, however, that the provisions of this Section 3.03 shall not limit any right or claim the Borrower may have against the Issuing Bank to the extent of any direct, as opposed to consequential or special, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Bank’s gross negligence or willful misconduct, it being understood that the existence of any such right or claim shall not in any way affect the obligation of the Borrower to reimburse the Issuing Bank for all Standby L/C Drawings.
          SECTION 3.04. Standby L/C Fees. The Borrower shall pay to the Issuing Bank:
          (a) Standby L/C Fronting Fee. The Borrower shall pay to the Issuing Bank a Fronting Fee with respect to each Standby L/C issued, accruing at the rate per annum equal to 0.1875% on the aggregate face amount of such Standby L/Cs outstanding, such fee being payable in arrears on (i) the last day of each calendar quarter, commencing on the first such date after the Effective Date, and (ii) the Maturity Date (the “Fronting Fee”);

          (b) Standby L/C Utilization Fees. A Standby L/C utilization fee, at a rate per annum equal to the Applicable Margin for Standby L/Cs, calculated on a per annum basis on the aggregate face amount of Standby L/Cs outstanding, payable in arrears on (i) the last day of each calendar quarter, commencing on the first such date after the Effective Date, and (ii) the Maturity Date; and
          (c) Standby L/C Expenses. The customary issuance, presentation, amendment and other processing expenses, and other standard costs and charges of the Issuing Bank relating to Standby L/Cs. Such customary expenses and standard costs and charges are due and payable on demand and are nonrefundable.
          SECTION 3.05. Participating Interests.
          (a) (i) Without further action on the part of the Issuing Bank and the Revolving Lenders, each Revolving Lender severally purchases from the Issuing Bank, without recourse to the Issuing Bank, and the Issuing Bank hereby sells to each such Revolving Lender, an undivided interest, to the extent of such Revolving Lender’s Pro Rata Share, in each Standby L/C to be issued hereunder, all Standby L/C Drawings, all interest thereon and all other rights, costs and expenses of the Issuing Bank hereunder and under such Standby L/C with respect thereto, including fees payable under Section 3.04(b), but not including fees payable under Section 3.04(a).
          (ii) On the Adjustment Date, without further action on the part of the Issuing Bank, the Incremental Revolving Lenders or the Revolving Facility Lenders, each Revolving Facility Lender severally purchases from the Incremental Revolving Lenders, without recourse to the Incremental Revolving Lenders, and the Incremental Revolving Lenders hereby sell to each such Revolving Facility Lender, an undivided interest, to the extent of such Revolving Facility Lender’s Pro Rata Share, in the undivided interests of the Incremental Revolving Lenders in the Standby L/C issued and outstanding on the Adjustment Date, all Standby L/C Drawings, all interest thereon and all other rights, costs and expenses of the Issuing Bank hereunder and under such Standby L/C with respect thereto, including fees payable under Section 3.04(b) outstanding on the Adjustment Date.
          (b) As promptly as practicable upon becoming aware that the Borrower has not reimbursed or will not reimburse the Issuing Bank in full for a Standby L/C Drawing in accordance with Section 3.02(a) on any applicable Disbursement Date, the Issuing Bank shall notify the Administrative Agent, which shall promptly notify each Revolving Lender to such effect, and each Revolving Lender shall (i) not later than 4:30 p.m. (New York City time) on the Business Day such notice is received from the Administrative Agent (if such notice is received at or prior to 12:00 noon (New York City time)) or (ii) not later than 11:00 a.m. (New York City time) on the Business Day following receipt of such notice (if such notice is received after 12:00 noon (New York City time)) pay to the Administrative Agent, at the Administrative Agent’s payment office, for the account of the Issuing Bank, an amount equal to such Revolving Lender’s Pro Rata Share of such unreimbursed Standby L/C Drawing. Notwithstanding clause (ii) of this paragraph (b), if a Revolving Lender does not make available to the Administrative Agent on the applicable Disbursement Date such Revolving Lender’s Pro Rata Share of any unreimbursed Standby L/C Drawing, such Revolving Lender shall be required to pay interest to the Administrative Agent for the account of the Issuing Bank on its Pro Rata Share of the amount of such unreimbursed Standby L/C Drawing at the Federal Funds Rate from such Disbursement Date until the date payment is received by the Administrative Agent; provided, however, that if the Federal Funds Rate does not cover the Issuing Bank’s cost of funds, the applicable rate of interest shall be such rate as determined by the Issuing Bank, in good faith, to be equal to its cost of funds; and provided, further, that if any amount remains unpaid by any Revolving Lender for more than five (5) Business Days after receipt of notice, such Revolving Lender shall, commencing on the day next following such fifth Business Day, pay interest to the Administrative Agent for the account of the Issuing Bank at a rate per annum equal to the Federal Funds Rate (or such other rate as may be determined by the Issuing Bank as set forth herein) plus 2.00%. Upon receipt of any such funds, the Administrative Agent shall promptly pay such funds to the Issuing Bank.
          (c) If the Administrative Agent receives a Revolving Lender’s Pro Rata Share of an unreimbursed Standby L/C Drawing on the corresponding Disbursement Date therefor, or if the Administrative Agent receives such payment together with interest thereon in accordance with the provisions of the preceding paragraph (b), such Revolving Lender shall be entitled to receive interest on its Pro Rata Share of such Standby L/C Drawing, as provided in Section 3.05(e)(ii) below, from the applicable Disbursement Date.
          (d) The payment obligations of each Revolving Lender to the Issuing Bank as described in this Section 3.05 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be affected by any circumstance, including:
     (i) any set-off, counterclaim, defense or other right which such Revolving Lender or any other Person may have against any Agent, the Issuing Bank or any other Person for any reason whatsoever;
     (ii) the occurrence or continuance of a Default or Event of Default or the termination of the Commitments or the expiration of the applicable Standby L/C;
     (iii) any adverse change in the condition (financial or otherwise) of the Borrower;
     (iv) any breach of any Transaction Document by any party thereto;
     (v) any violation or asserted violation of law by any Revolving Lender or any Affiliate thereof;
     (vi) the failure of any Revolving Lender to perform its obligations hereunder;
     (vii) any amendment to or extension of an issued and outstanding Standby L/C; or
     (viii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing;

provided, however, that no Revolving Lender shall be liable for any portion of such liability resulting from the Issuing Bank’s gross negligence or willful misconduct.
          (e) The Issuing Bank agrees to pay promptly upon receipt to the Administrative Agent for the account of each Revolving Lender (i) first, such Revolving Lender’s Pro Rata Share of all amounts received from the Borrower in payment, in whole or in part, of an unreimbursed Standby L/C Drawing, but only to the extent that such Revolving Lender has paid in full its Pro Rata Share of such Standby L/C Drawing to the Administrative Agent for the account of the Issuing Bank pursuant to Section 3.04(c) above and (ii) second, such Revolving Lender’s Pro Rata Share of any interest, and any Standby L/C utilization fee payable under Section 3.04(b), received from the Borrower with respect to any such unreimbursed Standby L/C Drawing, but only to the extent such Revolving Lender has paid in full its Pro Rata Share of such Standby L/C Drawing to the Administrative Agent for the account of the Issuing Bank pursuant to Section 3.04(c) above.
          (f) If, on account of the bankruptcy, insolvency, or governmental intervention (or similar event) of the Borrower, the Issuing Bank or the Administrative Agent is required at any time (whether before or after the Maturity Date) to return to the Borrower or to a trustee, receiver, liquidator, custodian or other similar official or any other Person, any portion of the payments made by (or on behalf of) the Borrower to the Administrative Agent for the account of the Issuing Bank (or directly to the Issuing Bank) in reimbursement of any unreimbursed Drawing and interest thereon, each Revolving Lender shall, on demand of the Issuing Bank or the Administrative Agent, forthwith return to the Issuing Bank or the Administrative Agent for the account of the Issuing Bank any amounts transferred to such Revolving Lender by the Issuing Bank or the Administrative Agent in respect thereof pursuant to the terms hereof plus such Revolving Lender’s or Pro Rata Share of any interest on such payments required to be paid to the Person recovering such payments plus interest on all amounts so demanded from the day such amounts are returned by the Issuing Bank or the Administrative Agent, as the case may be, to the day such amounts are returned by such Revolving Lender to the Issuing Bank or the Administrative Agent at a rate per annum for each day equal to the Federal Funds Rate; provided, however, that if the Federal Funds Rate does not cover the Issuing Bank’s or the Administrative Agent’s cost of funds, the applicable rate of interest shall be such rate as determined by the Issuing Bank or the Administrative Agent, in good faith, to be equal to its cost of funds; and provided, further, that if any amount remains unpaid by any Revolving Lender for more than five Business Days after demand, such Revolving Lender shall, commencing on the day following such fifth Business Day, pay interest to the Issuing Bank or the Administrative Agent, as the case may be, at a rate per annum equal to the Federal Funds Rate plus 2.00%. In any case when an amount is returned to any Person pursuant to this paragraph (f), the reimbursement obligation of the Borrower contained in Section 3.02(a) will be reinstated as of the original date such reimbursement obligation arose.
          (g) The Borrower hereby confirms and acknowledges that each Revolving Lender shall have a direct claim against the Borrower for the principal of and interest on each portion of any unreimbursed Standby L/C Drawing advanced by such Revolving Lender to the Issuing Bank and that each Revolving Lender shall to the extent applicable be entitled to all the rights of the Issuing Bank against the Borrower (to the extent not exercised by the

Issuing Bank) as if such Revolving Lender had funded its Pro Rata Share of the Standby L/C Drawing directly to the beneficiary of the applicable Standby L/C.
          (h) The Issuing Bank and each Revolving Lender, with respect to the amounts payable to it in respect of any unreimbursed Standby L/C Drawing, and the Administrative Agent, with respect to all amounts payable in respect of unreimbursed Standby L/C Drawings, shall maintain on its books in accordance with its usual practice, loan accounts, setting forth its Pro Rata Share of each Standby L/C Drawing, the applicable interest rate and the amounts of principal and interest paid and payable by the Borrower from time to time hereunder with respect thereto; provided, however, that the failure by the Issuing Bank, any Revolving Lender or the Administrative Agent to record any such amount on its books or any error in such recordation shall not affect the obligations of the Borrower with respect thereto. In the case of any dispute, action or proceeding relating to any amount payable in respect of any unreimbursed Standby L/C Drawings, the entries in each such account shall be prima facie evidence of such amount. In the case of any discrepancy between the entries in the Issuing Bank’s books and any Revolving Lender’s books or the Administrative Agent’s books, the Issuing Bank’s books shall be considered correct in the absence of manifest error.
          SECTION 3.06. Limited Liability of the Issuing Bank. As between the Issuing Bank on the one hand, and the Borrower on the other, the Borrower assumes all risks of any acts or omissions of the beneficiaries of Standby L/Cs with respect to their use of the Standby L/Cs or the proceeds thereof. Neither the Issuing Bank nor any of its employees, officers, directors or agents shall be liable or responsible for any acts or omissions of the beneficiaries in connection therewith.
ARTICLE IV
THE SYNTHETIC L/C FACILITY
          SECTION 4.01. The Synthetic L/C Commitment.
          (a) Subject to the terms and conditions set forth herein, (i) the Issuing Bank agrees, in reliance upon the agreements of the Synthetic L/C Lenders set forth in this Section 4.01, (1) from time to time on any Business Day during the period from the Closing Date until the date that is five (5) Business Days prior to the Maturity Date, to issue, or cause to be issued for its own account, Synthetic L/Cs for the account of the Borrower (or, to the extent issued for the benefit of the Captive Subsidiary, Holdings) in accordance with subsection (b) below, and (2) to honor drawings under the Synthetic L/Cs; and (ii) the Synthetic L/C Lenders severally agree to participate in Synthetic L/Cs and any drawings thereunder; provided that after giving effect to any Synthetic L/C Credit Extension with respect to any Synthetic L/C, (x) the total Synthetic L/C Obligations shall not exceed the Aggregate Synthetic L/C Commitments, and (y) any Synthetic L/C Lender’s Applicable Percentage of the Outstanding Amount of all Synthetic L/C Obligations shall not exceed such Synthetic L/C Lender’s Synthetic L/C Commitment. Each request by the Borrower (or, to the extent issued for the benefit of the Captive Subsidiary, Holdings) for the issuance or amendment of a Synthetic L/C shall be deemed to be a representation by the Borrower (or, to the extent issued for the benefit of the Captive Subsidiary, Holdings) that the Synthetic L/C Credit Extension so requested complies with the conditions set forth in the preceding sentence. Each Synthetic L/C Credit Extension shall automatically reduce the Synthetic L/C Available Amount by the amount of such Synthetic L/C Credit Extension.
          (b) The Issuing Bank shall not issue or cause to be issued any Synthetic L/C, if the expiry date of such requested Synthetic L/C would occur later than the Synthetic L/C Expiration Date (subject to any applicable extension period), unless all the Synthetic L/C Lenders have approved such expiry date;
          (c) The Issuing Bank shall not be under any obligation to issue or cause to be issued any Synthetic L/C if:
     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Synthetic L/C, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Synthetic L/C in particular or shall impose upon the Issuing Bank with respect to such Synthetic L/C any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;
     (ii) the issuance of such Synthetic L/C would violate one or more policies of the Issuing Bank applicable to the issuance or arranging of letters of credit generally;
     (iii) the conditions set forth in this Article IV or the conditions precedent set forth in Sections 7.01 and 7.02 have not been satisfied or waived;
     (iv) the Issuing Bank shall have received a written notice of cancellation from the Borrower;
     (v) the Issuing Bank shall have received a notice prior to issuance of the type described in Section 4.02(b); or
     (vi) such Synthetic L/C contains any provisions for automatic reinstatement of the stated amount after any drawing hereunder.
          (d) The Issuing Bank shall be under no obligation to extend (or permit the extension of) any outstanding Synthetic L/C on a date it would no longer have any further obligation hereunder to issue a new Synthetic L/C on substantially similar terms.
          (e) The Issuing Bank shall act on behalf of the Synthetic L/C Lenders with respect to any Synthetic L/C issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Synthetic

L/Cs issued by it or proposed to be issued by it and Issuer Documents pertaining to such Synthetic L/C as fully as if the term “Administrative Agent” included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank.
          (f) Unless otherwise specified herein, the amount of a Synthetic L/C at any time shall be deemed to be the stated amount of such Synthetic L/C in effect at such time; provided, however, that the aggregate amount of all Synthetic L/Cs at any time shall not exceed the Total Synthetic L/C Commitment (as reduced or increased from time to time pursuant to the terms hereof).
          (g) Upon the occurrence of a Synthetic L/C Drawing, the Total Synthetic L/C Commitment shall automatically reduce by the amount of such Synthetic L/C Drawing unless the Borrower reimburses the Issuing Bank on the Honor Date pursuant to Section 4.03(a) and satisfies the requirements of Section 7.02.
          SECTION 4.02. Procedures for Issuance of Synthetic Letters of Credit.
          (a) Each Synthetic L/C shall be issued upon the request of the Borrower delivered to the Issuing Bank (with a copy to the Administrative Agent) in the form of a Synthetic L/C Application, appropriately completed and signed by an Authorized Officer. Such Synthetic L/C Application must be received by the Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days (or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date. In the case of a request for an initial issuance of a Synthetic L/C, such Synthetic L/C Application shall specify in form and detail satisfactory to the Issuing Bank: (A) the proposed issuance date of the requested Synthetic L/C (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) whether the Synthetic L/C is to be issued for the account of the Borrower, Holdings, the Captive Subsidiary or otherwise; (H) the Draw provisions; and (I) such other matters as the Issuing Bank may reasonably require. Additionally, the Borrower or Holdings, as the case may be, shall furnish to the Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Synthetic L/C issuance, including any Issuer Documents, as the Issuing Bank or the Administrative Agent may reasonably require.
          (b) Unless the Issuing Bank has received written notice from any Synthetic L/C Lender or the Administrative Agent, at least one (1) Business Day prior to the requested date of issuance of the applicable Synthetic L/C, that one or more applicable conditions contained in this Article IV or Article VII shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Synthetic L/C for the account of the Borrower or Holdings, as the case may be, in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Synthetic L/C, each Synthetic L/C Lender shall be deemed to have irrevocably purchased from the Issuing Bank a risk participation in such Synthetic L/C in an amount equal to the product of such Synthetic L/C

Lender’s Applicable Percentage times the amount of such Synthetic L/C (each, a “Synthetic L/C Participation Obligation”). Each Synthetic L/C Lender’s Synthetic L/C Participation Obligation shall be cash collateralized (as provided in Section 4.07), in favor of the Issuing Bank, by such Synthetic L/C Lender’s Synthetic Deposit; provided, however, the Synthetic L/C Lender who is also the Issuing Bank may elect not to make such a Synthetic L/C Deposit and, if it so elects, it shall be deemed to have made such deposit to the extent of its Synthetic L/C Participation Obligation.
          (c) Subject to the terms and conditions set forth herein, each Synthetic L/C Lender, other than an Electing Synthetic L/C Lender, severally agrees to remit to the Administrative Agent on the Closing Date an amount in Dollars equal to its Synthetic L/C Commitment (each amount so deposited, such Synthetic L/C Lenders “Synthetic Deposit”). The Administrative Agent shall deposit all amounts received by it in the Synthetic Deposit Account promptly upon receipt thereof. Each Synthetic L/C Lender irrevocably and unconditionally agrees that its Synthetic Deposit shall be available to pay each Synthetic L/C Lender’s Pro Rata Share of any Synthetic L/C Drawing. The failure of any Synthetic L/C Lender (a “Defaulting Synthetic L/C Lender”) to fund its Synthetic Deposit pursuant to this Section 4.02(c) (a “Synthetic L/C Lender Default”) shall not relieve any other Synthetic L/C Lender of its obligation, if any, hereunder to fund its Synthetic Deposit, but no Synthetic L/C Lender shall be responsible for the failure of any other Synthetic L/C Lender to fund its Synthetic Deposit in accordance with this Section 4.02(c). If a Synthetic L/C Lender Default has occurred and is continuing, the Issuing Bank shall not be required to issue any Synthetic L/C until the Issuing Bank has entered into arrangements satisfactory to it to eliminate its risk with respect to such Defaulting Synthetic L/C Lender’s Synthetic L/C Participation Obligation.
          (d) Promptly after delivery of any Synthetic L/C to the beneficiary thereof or the beneficiary’s advising bank, the Issuing Bank will also deliver to the Borrower or Holdings, as the case may be, and the Administrative Agent a true and complete copy of such Synthetic L/C.
          (e) The expiration, termination or replacement of a Synthetic L/C without draw, so long as there is then no Default or Event of Default continuing and so long as the Borrower has paid all Obligations under the Agreement (including all amounts then due to any Issuing Bank), shall not reduce the Synthetic L/C Commitment.
          SECTION 4.03. Drawings; Funding of Synthetic Deposits.
          (a) Upon receipt from the beneficiary of any Synthetic L/C of any notice of a drawing under such Synthetic L/C, the Issuing Bank shall notify the Borrower and the Administrative Agent of the amount of such Synthetic L/C Drawing. The Borrower may reimburse the Issuing Bank through the Administrative Agent for the Synthetic L/C Drawing in an amount equal to the amount of such drawing up to a maximum amount of $5,000,000 (a “Reimbursement”); provided that after giving effect to such payment, the Borrower maintains Liquidity of at least $10,000,000. If the Borrower shall have received notice of such Synthetic L/C Drawing prior to 12:00 noon on a particular Business Day then the Borrower may make the Reimbursement not later than 3:00 p.m. on that same Business Day. If the Borrower receives such notice after 12:00 noon on a particular Business Day then the

Borrower may make the Reimbursement not later than 12:00 noon on the Business Day immediately following the Business Day on which the Borrower receives such notice. Each such date upon which the Borrower makes a Reimbursement shall be deemed an “Honor Date”. The Borrower shall make any such Reimbursement utilizing existing cash on hand. If the Borrower fails to make the Reimbursement by such time, the Administrative Agent shall promptly notify each Synthetic L/C Lender of the amount of the Synthetic L/C Drawing and the amount of such Synthetic L/C Lender’s Applicable Percentage thereof. In such event, the Borrower or, to the extent issued for the benefit of the Captive Subsidiary, Holdings, as the case may be, shall be deemed to have requested a Synthetic L/C Term Loan as described in Section 4.03(c) below in an amount not to exceed the Synthetic L/C Drawing. Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 4.03(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (b) Upon any notice to any Synthetic L/C Lender pursuant to Section 4.03(a) above, the Administrative Agent shall cause any funds on deposit in, or credited to, the Synthetic L/C Cash Collateral Account to be applied to reimburse the Issuing Bank in respect of any such Synthetic L/C Drawing and the Administrative Agent shall promptly notify each Synthetic L/C Lender of the portion of such Synthetic L/C Drawing remaining after such application of funds on deposit in, or credited to the Synthetic L/C Cash Collateral Account and its Pro Rata Share of such portion. Each Synthetic L/C Lender irrevocably and unconditionally authorizes the Administrative Agent to withdraw from the Synthetic Deposit Account the remaining amount of such Synthetic L/C Drawing (and debit the Synthetic Deposit Sub-Account of each Synthetic L/C Lender in the amount of such Synthetic L/C Lender’s Pro Rata Share of such remaining amount) and make such amount available to the Issuing Bank. Promptly upon any such application of the Synthetic Deposits pursuant to this Section 4.03(b), the Synthetic L/C Commitment of each Synthetic L/C Lender shall be reduced by the amount of its Synthetic Deposit so applied or in the case of an Electing Synthetic L/C Lender, its deemed Synthetic Deposit. In such event, each Synthetic L/C Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to this Section 4.03(b) shall be deemed payment in respect of its participation in such Synthetic L/C Borrowing and shall constitute a Synthetic L/C Advance from such Synthetic L/C Lender in satisfaction of its participation obligation under this Section 4.03.
On the date on which the Administrative Agent charges the Synthetic Deposit Account to reimburse all or a portion of a Synthetic L/C Drawing as provided in this Section 4.03(b), such outstanding amount so reimbursed shall automatically convert to a Term Loan (a “Synthetic L/C Term Loan”).
          (c) In the event the Administrative Agent charges the Synthetic Deposit Account to reimburse all or a portion of a Synthetic L/C Drawing as provided in Section 4.03(b) above, the Borrower and, to the extent the relevant Synthetic L/C was issued for the benefit of the Captive Subsidiary, Holdings, shall be deemed to have jointly and severally incurred from the Synthetic L/C Lenders, including the Electing Synthetic L/C Lender a Synthetic L/C Term Loan. Such Synthetic L/C Term Loan shall bear interest at the rate equal to the Alternate Base Rate plus the Applicable Margin for Alternative Base Rate. Until the Issuing Bank is reimbursed pursuant to Section 4.03(b) for any amount drawn under a Synthetic L/C, interest in respect of such Synthetic L/C Lender’s Applicable Percentage of such amount shall be solely for the account of the Issuing Bank. In addition, such Synthetic L/C Term Loan shall be amortized on a pro rata basis with the other Term Loans in accordance with Section 2.02(d).
          (d) Each Synthetic L/C Lender’s obligation to make Synthetic L/C Advances to reimburse the Issuing Bank for amounts drawn under a Synthetic L/C, as contemplated by this Section 4.03, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Synthetic L/C Lender may have against the Issuing Bank, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of a Synthetic L/C Advance shall relieve or otherwise impair the joint and several obligations of the Borrower and, to the extent the relevant Synthetic L/C was issued for the benefit of the Captive Subsidiary, Holdings, to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under or in respect of any Synthetic L/C, together with interest as provided herein.
          (e) If any Synthetic L/C Lender, other than the Electing Synthetic L/C Lender, fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Synthetic L/C Lender pursuant to the foregoing provisions of Section 4.02(c) by the time specified in Section 4.02(c), the Issuing Bank shall be entitled to recover from such Synthetic L/C Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum (reset monthly) equal to the rate for one-month LIBOR Rate. If such Synthetic L/C Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Synthetic L/C Lender’s Synthetic L/C Advance. A certificate of the Issuing Bank submitted to any Synthetic L/C Lender (through the Administrative Agent) with respect to any amounts owing under this clause (e) shall be conclusive absent manifest error.
          SECTION 4.04. Repayment of Participations.
          (a) At any time after the Issuing Bank has made a payment under any Synthetic L/C, if the Administrative Agent receives, for the account of the Issuing Bank, any payment in respect of such Synthetic L/C Drawing or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute such funds to the Issuing Bank for its account and for the accounts of the Synthetic L/C Lenders, as applicable, or apply such funds to the Synthetic L/C Deposit Account as contemplated by Section 4.08.
          (b) If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to Section 4.03(a) is required to be returned for any reason, each Synthetic L/C Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Synthetic L/C Lender, at a rate per annum (reset monthly) equal to the rate for one-month LIBOR Rate, provided that, if adequate funds are available in the Synthetic Deposit Account for any such payment, each Synthetic L/C Lender hereby authorizes the Administrative Agent to reimburse the Issuing Bank from such Synthetic L/C Lender’s Synthetic Deposit, plus interest thereon from the date of such demand to the date such amount is returned by such Synthetic L/C Lender, at a rate per annum equal to the rate for one-month LIBOR Rate (reset monthly). The obligations of the Synthetic L/C Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
          SECTION 4.05. Obligations Absolute. The obligation of the Borrower, and, to the extent the relevant Synthetic L/C was issued for the benefit of the Captive Subsidiary, Holdings, to repay each Synthetic L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
          (a) any lack of validity or enforceability of such Synthetic L/C, this Agreement, or any other Loan Document;
          (b) the existence of any claim, counterclaim, setoff, defense or other right that any Credit Party may have at any time against any beneficiary or any transferee of such Synthetic L/C (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Synthetic L/C or any agreement or instrument relating thereto, or any unrelated transaction;
          (c) any draft, demand, certificate or other document presented under such Synthetic L/C proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a Synthetic L/C Drawing;
          (d) any payment by the Issuing Bank under such Synthetic L/C against presentation of a draft or certificate that does not strictly comply with the terms of such Synthetic L/C; or any payment made by the Issuing Bank under such Synthetic L/C to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Synthetic L/C, including any arising in connection with any proceeding under any Debtor Relief Law; or
          (e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party.
The Borrower and, to the extent the relevant Synthetic L/C was issued for the benefit of the Captive Subsidiary, Holdings, shall promptly examine a copy of each Synthetic L/C that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s or Holdings’ instructions or other irregularity, the Borrower will immediately notify the Issuing Bank. The Borrower and, to the extent the relevant Synthetic L/C was issued for the benefit of the Captive

Subsidiary, Holdings, shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.
          SECTION 4.06. Role of Issuing Bank. Each Synthetic L/C Lender, the Borrower and, to the extent the relevant Synthetic L/C was issued for the benefit of the Captive Subsidiary, Holdings, agree that, in paying any drawing under a Synthetic L/C, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Synthetic L/C) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Synthetic L/C Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Synthetic L/C Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Synthetic L/C or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Synthetic L/C; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable or responsible for any of the matters described in clauses (a) through (e) of Section 4.05; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that the Borrower proves were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Synthetic L/C after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Synthetic L/C. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Synthetic L/C or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
          SECTION 4.07. Cash Collateral.
          (a) Upon the request of the Administrative Agent, if, as of the Maturity Date, any Synthetic L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all Synthetic L/C Obligations.
          (b) In addition, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all Synthetic L/C Obligations at such time exceeds 100% of the Aggregate Synthetic L/C Commitments then in effect, then, within one (1) Business Days after receipt of such notice, the Borrower shall Cash Collateralize the Synthetic L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all Synthetic L/C Obligations exceeds the Aggregate Synthetic L/C Commitments.
          (c) For purposes of this Section 4.07, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Synthetic L/C Lenders, as collateral for the Synthetic L/C Obligations, cash or deposit account balances or deliver a letter of credit for the benefit of the Issuing Bank in a face amount equal to 102% of the amount of the Synthetic L/C Obligations pursuant to documentation in form and substance and, in the case of the delivery of a letter of credit, an issuer, satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Synthetic L/C Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Collateral Agent, for the benefit of the Issuing Bank and the Synthetic L/C Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in the Synthetic L/C Cash Collateral Account. Any letter of credit delivered in lieu of cash shall constitute property solely of the beneficiary thereof, and none of the Borrower or its respective estates shall have any interest therein. To the extent that any of the Obligations are fully Cash Collateralized pursuant hereto, the Collateral Agent and the Synthetic L/C Lenders shall be deemed adequately protected with respect specifically to such Obligations that are Cash Collateralized and will look solely to such cash collateral for the performance of such Obligations.
          SECTION 4.08. Synthetic Deposit Account.
          (a) On or prior to the Closing Date, the Administrative Agent shall establish the Synthetic Deposit Account. The Administrative Agent shall maintain records enabling it to determine at any time the amount of the interest of each Synthetic L/C Lender in the Synthetic Deposit Account (the interest of each Lender in the Synthetic Deposit Account, as evidenced by such records, being referred to as such Lender’s “Synthetic Deposit Sub-Account”). The Administrative Agent shall establish such additional Synthetic Deposit Sub-Accounts for any assignee Synthetic L/C Lenders as shall be required pursuant to this Agreement. No Person other than the Administrative Agent shall have the right to make any withdrawal from the Synthetic Deposit Account or to exercise any other right or power with respect thereto, except as expressly provided herein. Each Synthetic L/C Lender agrees that its right, title and interest in and to the Synthetic Deposit Account shall be limited to the right to require its Synthetic Deposit Sub-Account to be used as expressly set forth herein and that it will have no right to require the return of any Synthetic Deposit other than as expressly provided herein. Each Synthetic L/C Lender hereby acknowledges that (A) its Synthetic Deposit constitutes payment for its Synthetic L/C Participation Obligation, (B) its Synthetic Deposit and any investments made therewith shall secure its obligations to the Issuing Bank hereunder (each Synthetic L/C Lender hereby granting to the Administrative Agent, for the benefit of the Issuing Bank, a security interest in its Synthetic Deposit and agreeing that the Administrative Agent, as holder of the Synthetic Deposits and any investments made therewith, will be acting as collateral agent for the Issuing Bank) and (C) the Issuing Bank will be issuing, renewing and extending Synthetic L/Cs in reliance on the availability of such Synthetic L/C Lender’s Synthetic Deposit to discharge such Synthetic L/C Lender’s obligations in connection with any Synthetic L/C Drawing (or arranging therefor) in accordance with Section 4.03(a). Each Synthetic L/C Lender hereby grants to the

Administrative Agent for the benefit of the Issuing Bank a security interest in its rights and interests in such Synthetic L/C Lender’s Synthetic Deposit to secure the obligations of such Synthetic L/C Lender hereunder.
          (b) Each of the Administrative Agent, the Issuing Bank and each Synthetic L/C Lender hereby acknowledges and agrees that (A) each Synthetic L/C Lender is funding its Synthetic Deposit to the Administrative Agent for application in the manner contemplated by Section 4.03(b) and (B) the Administrative Agent may invest the Synthetic Deposits in such investments as may be determined from time to time by the Administrative Agent; provided that the Administrative Agent agrees to make such investments in a manner so as to earn a return sufficient to make its payment obligations to the Synthetic L/C Lenders under this Section 4.08(b). The Administrative Agent hereby agrees to pay to each Synthetic L/C Lender, other than an Electing Synthetic L/C Lender, quarterly in arrears, on the last Business Day of the month, interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on the amount of such Synthetic L/C Lender’s Pro Rata Share of the aggregate amount of the Synthetic Deposits during the month ending on such date at a rate per annum (reset monthly) equal to the rate for one-month LIBOR Rate for such month. With respect to any interest period during which a Synthetic L/C Advance is deemed made, the Administrative Agent shall determine the amount of interest payable by the Borrower on such Synthetic L/C Advance for the portion of the relevant interest period during which such Synthetic L/C Advance is outstanding pursuant to Section 4.03(b) and the amount of interest payable by the Administrative Agent on the Synthetic Deposits during such interest period pursuant to the applicable provisions of this Agreement, and such determination shall be conclusive absent manifest error.
          (c) Each party hereto acknowledges and agrees that no Credit Party shall have any right, title or interest in or to the Synthetic Deposits, the Synthetic Deposit Account or any Synthetic Deposit Sub-Account and no obligations with respect thereto, it being acknowledged and agreed by the parties hereto that the making of the Synthetic Deposits by the Synthetic L/C Lenders, the provisions of this Section 4.08 and the application of the Synthetic Deposits in the manner contemplated by Section 4.03 constitute agreements among the Administrative Agent, the Issuing Bank and each Synthetic L/C Lender with respect to the funding obligations of each Synthetic L/C Lender in respect of its participation in Synthetic L/Cs and do not constitute any loan or extension of credit to the Borrower. Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the Synthetic Deposits are and at all times will continue to be property of the Synthetic L/C Lenders and that no amount on deposit at any time in the Synthetic Deposit Account shall be the property of any Credit Party, constitute “Collateral” under the Loan Documents or otherwise be available in any manner to satisfy any Obligation of any Credit Party under the Loan Documents.
          (d) Upon the Maturity Date, in the event that all Synthetic L/Cs have been returned, cancelled or Cash Collateralized (at an amount equal to 102% of the Outstanding Amount thereof), all amounts on deposit in, or credited to, the Synthetic Deposit Account shall be returned to the Synthetic L/C Lenders based on each Synthetic L/C Lender’s Pro Rata Share of such amount.

          (e) If, for any date of determination of the LIBOR Rate, the Administrative Agent shall have determined (which determination shall be conclusive and binding on each Synthetic L/C Lender) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, the Administrative Agent shall give notice thereof to the Synthetic L/C Lenders and until such notice has been withdrawn, the Synthetic Deposits on deposit in the Synthetic Deposit Account shall be invested so as to earn a return equal to a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (f) Concurrently with the effectiveness of any assignment by any Synthetic L/C Lender of all or any portion of its Synthetic L/C Commitment, the corresponding portion of the assigning Lender’s Synthetic Deposit Sub-Account shall be transferred to the assignee Lender’s Synthetic Deposit Sub-Account and, if required, the Administrative Agent shall close such assigning Synthetic L/C Lender’s Synthetic Deposit Sub-Account.
          (g) Upon any payment of a Synthetic L/C Borrowing or payment or prepayment of any Synthetic L/C Term Loan resulting therefrom, the Issuing Bank shall promptly transfer to each Synthetic L/C Lender the amount of such Synthetic L/C Lender’s Pro Rata Share of the aggregate amount of such payment or prepayment.
          SECTION 4.09. Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Synthetic L/C is issued, the rules of the ISP shall apply to each Synthetic L/C.
          SECTION 4.10. Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
          SECTION 4.11. Synthetic L/C Fees. The Borrower shall pay to the Issuing Bank:
          (a) Synthetic L/C Fees. A Synthetic L/C fee, at a rate per annum equal to the Applicable Margin for Synthetic L/Cs, calculated on a per annum basis on the aggregate face amount of the Aggregate Synthetic L/C Commitments, payable in arrears on (i) the last day of each calendar quarter, commencing on the first such date after the Effective Date, and (ii) the Maturity Date; and
          (b) Synthetic L/C Expenses. The customary issuance, presentation, amendment and other processing expenses, and other standard costs and charges of the Issuing Bank relating to Synthetic L/Cs. Such customary expenses and standard costs and charges are due and payable on demand and are nonrefundable.
          SECTION 4.12. Synthetic L/C Commitment Increases.
          (a) At any time prior to the date that is five (5) Business Days prior to the Maturity Date, to the extent that the Borrower has partially reduced the amount of the Total Synthetic L/C Commitment pursuant to Section 5.01(c)(ii) (the “Commitment Reduction Amount”), as long as no Default or Event of Default has occurred or is continuing and subject to the terms and conditions set forth in Section 7.02, the Borrower may, by notice to the Administrative Agent, elect to increase the Total Synthetic L/C Commitment by an amount not to exceed the Commitment Reduction Amount, in minimum amounts of $1,000,000 and integral multiples of $1,000,000 (each, a “Synthetic L/C Commitment Increase”); provided that the Total Synthetic L/C Commitment shall in no event exceed $30,000,000; provided, further, that the Borrower shall not be entitled to exercise such right more than twice each Fiscal Year. The Administrative Agent shall give prompt notice (an “Election Notice”) to each of the Synthetic L/C Lenders of such election.
          (b) Each Synthetic L/C Lender shall make a determination not later than ten (10) Business Days after such Synthetic L/C Lender receives such Election Notice as to whether or not it will participate in such Synthetic L/C Commitment Increase and the amount, if any, of any additional commitment it is willing to provide in excess of its Pro Rata Share (an “Increase Commitment”); provided, however, that failure by any Synthetic L/C Lender to make a timely response to the Borrower’s request for an increase shall be deemed to be a refusal by such Synthetic L/C Lender to increase its Synthetic L/C Commitment. For the avoidance of doubt, no Synthetic L/C Lender shall be under any obligation to increase its Synthetic L/C Commitment.
          (c) If the Borrower and Administrative Agent have not received from any Synthetic L/C Lender an Increase Commitment by the end of the tenth Business Day, the Synthetic L/C Commitment of such Synthetic L/C Lender shall not be increased.
          (d) No refusal by any one Synthetic L/C Lender to participate in such Synthetic L/C Commitment Increase shall affect the ability of any other Synthetic L/C Lender to increase its Synthetic L/C Commitment, and one or more Synthetic L/C Lenders may participate in such Synthetic L/C Commitment Increase, as well as increase its Pro Rata Share notwithstanding any refusal by any other Synthetic L/C Lender to so participate.
          (e) If the Borrower does not receive Increase Commitments in an amount equal to the Synthetic L/C Commitment Increase by the end of the tenth Business Day, the Borrower may, with the approval of the Administrative Agent, amend this Agreement to add one or more Synthetic L/C Lenders as parties, with such Synthetic L/C Commitment or Synthetic L/C Commitments as may be agreed by the Administrative Agent and such other Synthetic L/C Lender or Synthetic L/C Lenders.
          (f) Each participating Synthetic L/C Lender shall immediately remit to the Administrative Agent an amount in Dollars equal to its Increase Commitment or such lesser amount as notified by the Administrative Agent, which amount shall be added to such Synthetic L/C Lender’s Synthetic Deposit in accordance with the procedures set forth in Section 4.02(c).
ARTICLE V
PAYMENTS AND OTHER COMPENSATION
          SECTION 5.01. Voluntary Prepayments/Reductions of Revolving Loan Commitments and Total Synthetic L/C Commitment.

          (a) Optional Prepayment of Term Loans. The Borrower shall have the right, on at least three (3) Business Days’ irrevocable prior written notice to the Administrative Agent, to voluntarily prepay all or any portion (in multiples of not less than $1,000,000 or such lesser amount as may then be outstanding) of the Term Loans (but subject to Section 6.03), on any Business Day. Any voluntary prepayment of any Term Loans pursuant to this Section 5.01(a) shall be applied to the remaining installments of the Term Loans on a pro rata basis to such remaining installments, on a pro rata basis among each of the Term Lenders. Any such prepayment of any Term Loan shall be accompanied by the payment of all accrued and unpaid interest with respect to the principal being prepaid through the date of prepayment.
          (b) Optional Prepayment of Revolving Loans. The Borrower may, upon at least one (1) Business Day’s prior written notice by the Borrower to the Administrative Agent, at any time and from time to time, prepay the Revolving Loans in whole or in part in a minimum amount of $250,000 and integral multiples of $250,000 (or such lesser amount as may then be outstanding), without premium or penalty (but subject to Section 6.03). Any notice of prepayment given to the Administrative Agent under this Section 5.01(b) shall specify the Revolving Loans to be prepaid, the date (which shall be a Business Day) of prepayment, and the aggregate principal amount of the prepayment. When notice of prepayment is delivered as provided herein, the principal amount of the Revolving Loans specified in the notice shall become due and payable on the prepayment date specified in such notice and such notice shall be irrevocable; provided, however, if such notice was given in connection with a refinancing or replacement of this Agreement, and such refinancing or replacement does not close for reasons other than the failure of the Borrower to satisfy any of the closing conditions, the Borrower may revoke such notice; provided further, that the Borrower may exercise its revocation rights under this provision only once during the life of this Agreement. Any prepayment of any Revolving Loan shall be accompanied by the payment of all accrued and unpaid interest and fees with respect to the principal being prepaid through the date of prepayment.
          (c) Optional Reduction of Revolving Loan Commitments and Total Synthetic L/C Commitment.
     (i) The Borrower shall have the right, upon not less than three (3) Business Days’ written notice to the Administrative Agent and upon payment of the Unused Commitment Fee accrued through the date of such cancellation or reduction, to cancel the Total Revolving Loan Commitment in full or to reduce the amount thereof; provided, that the amount of the Total Revolving Loan Commitment shall at no time be less than the sum of (A) the outstanding principal amount of all Revolving Loans plus (B) the Standby L/C Exposure. Partial reductions of the Total Revolving Loan Commitment shall be in a minimum amount of $250,000 or integral multiples of $250,000 in excess thereof and shall reduce each Revolving Lender’s Revolving Loan Commitment on a pro rata basis based upon such Revolving Lender’s Pro Rata Share. All cancellations or reductions shall be permanent.
     (ii) The Borrower shall have the right, upon not less than ten (10) Business Days’ written notice to the Administrative Agent, to cancel the Total Synthetic L/C

Commitment in full or to reduce the amount thereof; provided, that the amount of the Total Synthetic L/C Commitment shall at no time be less than the Synthetic L/C Exposure; provided, further, that partial reductions of the Total Synthetic L/C Commitment shall be in a minimum amount of $1,000,000 or integral multiples of $1,000,000 in excess thereof, and shall reduce each Synthetic L/C Lender’s Synthetic L/C Commitment on a pro rata basis based upon such Synthetic L/C Lender’s Pro Rata Share. Upon such decrease, the Administrative Agent shall return to each Synthetic L/C Lender an amount equal to its pro rata share of the partial reduction within three (3) Business Days of such reduction; provided, however, that the amount of such return shall not exceed such Synthetic L/C Lender’s Synthetic Deposit. Subject to Section 4.12, any cancellation or partial reduction of the Total Synthetic L/C Commitment by the Borrower shall be permanent.
          SECTION 5.02. Mandatory Prepayments.
          (a) Prepayments from Asset Dispositions. (i) Except as provided in Section 5.02(a)(ii) below, within five (5) Business Days of receipt of any Net Cash Proceeds (other than from an Excluded Asset Disposition), the Borrower shall cause to be paid to the Collateral Agent to be distributed in accordance with this Agreement an amount equal to 100% of the Net Cash Proceeds, except that (subject to Section 5.02(a)(ii)) Borrower or their Subsidiaries may reinvest all or a portion of the Net Cash Proceeds of any such Disposition, within one hundred eighty (180) days, in assets useful in its business. If Borrower does not intend to so reinvest such Net Cash Proceeds or if the period set forth in the immediately preceding sentence expires without Borrower having reinvested the Net Cash Proceeds of any such Disposition, Borrower shall prepay the Loans in an amount equal to such remaining Net Cash Proceeds in accordance with Section 5.02(d).
     (ii) Notwithstanding anything to the contrary in this Agreement, payments from (a) insurance proceeds or (b) condemnation proceeds, in each case, from losses to Collateral or casualties shall be applied to the Loans in accordance with this Section 5.02(a)(ii). If (1) the Borrower notifies the Administrative Agent in writing within five (5) Business Days after the occurrence of such event that it intends to replace or restore the affected Collateral and (2) such proceeds, together with any amounts contributed to or otherwise available to the Borrower to replace or restore the Collateral, are sufficient to cover all or substantially all of the replacement or restoration of the affected Collateral, the Administrative Agent shall permit Borrower to replace or restore the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the casualty or condemnation; provided, that if Borrower has not completed such replacement or restoration within 180 days of such event, such insurance proceeds or condemnation proceeds shall be applied to the Obligations in accordance with Section 5.02(d). To the extent not used to replace or restore the affected Collateral within 180 days of the casualty or condemnation, such proceeds shall be applied in accordance with Section 5.02(d). To the extent such prepayments exceed the then outstanding principal balance of the Loans, they shall be returned to Borrower.
     (iii) Notwithstanding anything in clause (a)(i) of this Section 5.02 to the contrary, if any Net Cash Proceeds are received under clause (a)(i) above in connection with a Disposition that is being made in consideration of the Lenders’ agreement to waive any Event of Default, or is otherwise being made at the direction of the Lenders in connection with a workout situation, the Borrower shall pay, or cause to be paid, to the Collateral Agent an amount equal to such Net Cash Proceeds for application in accordance with this Agreement, except that (subject to Section 5.02(b)) Intermediate HoldCo and its Subsidiaries may reinvest all or a portion of the Net Cash Proceeds of any such Disposition, within one hundred eighty (180) days, in assets useful in its business. If such Credit Party does not intend to so reinvest such Net Cash Proceeds or if the period set forth in the immediately preceding sentence expires without such Credit Party having reinvested the Net Cash Proceeds of any such Disposition, Borrower shall pay to the Collateral Agent an amount equal to such remaining Net Cash Proceeds for application in accordance with this Agreement.
          (b) Prepayments from Issuance of Securities. Immediately upon the receipt by any Credit Party of the proceeds of the issuance of any Securities, the Borrower shall prepay the Loans in an amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable, documented, out-of-pocket costs associated therewith. The payments shall be applied in accordance with Section 5.02(d). Notwithstanding the foregoing, the following proceeds of stock issuances shall be excluded from any mandatory prepayment: (i) proceeds of issuances of stock by any Subsidiary of the Borrower to the Borrower that constitute an Investment permitted hereunder and (ii) proceeds of issuances of Securities by the Borrower to the Sponsors.
          (c) Mandatory Repayments for Excess Cash. In addition to any other mandatory repayments pursuant to this Section 5.02, no later than the 120th day after each Fiscal Year (the “Sweep Date”), the Borrower shall be required to repay the principal amount of Term Loans, to the extent then outstanding, in an amount equal to the sum of (i) 50% (or, if the Total Leverage Ratio as of the end of such Fiscal Year is less than 2.5:1.00, 25%) of Excess Cash Flow for the most recently completed Fiscal Year (in each case net of any voluntary prepayments of principal of the Term Loans pursuant to Section 5.01(a) made since the last Sweep Date) plus (ii) an amount equal to 50% of the CNA Net Proceeds received during such Fiscal Year. All such repayments shall be applied in accordance with Section 5.02(d).
          (d) Application of Proceeds. All prepayments under this Section 5.02 shall be applied to the Term Loans on a pro rata basis according to each Lender’s Term Loan Pro Rata Share, or, if no Term Loans are outstanding at the time of the relevant prepayment, to the Revolving Loans on a pro rata basis according to each Lender’s Revolving Loan Pro Rata Share without any reduction of the Revolving Loan Commitments and shall be accompanied by the payment of all accrued and unpaid interest and fees with respect to the principal being prepaid through the date of prepayment.
          (e) Hedging Obligations Unaffected. Any repayment made pursuant to Article II or prepayment made pursuant to Article V shall not affect the Borrower’s or any Subsidiary’s obligation to continue to make payments under any Hedging Agreement with a Hedging Agreement Provider, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Hedging Agreement.

          SECTION 5.03. Prepayments/Commitment Reductions on the Adjustment Date.
          (a) Excess Commitment Amount. The Borrower shall repay the Revolving Loans in an amount equal to the Excess Commitment Amount. Any prepayment of any Revolving Loans pursuant to this Section 5.03(a) shall be applied: first, to the Incremental Revolving Loans on a pro rata basis among each of the Incremental Revolving Lenders and then second, to the Revolving Facility Loans on a pro rata basis among each of the Revolving Facility Lenders. Any such prepayment of any Revolving Loan shall be accompanied by the payment of all accrued and unpaid interest with respect to the principal being prepaid through the date of prepayment.
          (b) Prepayment of Incremental Revolving Loans. If the Excess Commitment Amount is zero on the Adjustment Date, the Borrower shall repay in full all Incremental Revolving Loans outstanding on such Adjustment Date. Any such prepayment of any Incremental Revolving Loan shall be accompanied by the payment of all accrued and unpaid interest with respect to the principal being prepaid through the date of prepayment.
          (c) Incremental Revolving Loan Commitment Reductions. On the Adjustment Date, the Incremental Revolving Loan Commitments shall automatically be cancelled and reduced to zero without any further action on the part of the Borrower or the Incremental Revolving Lenders.
          SECTION 5.04. Payments.
          (a) General Provisions. All payments to be made by any Credit Party shall be made without set-off, counterclaim or other defense. Except as otherwise expressly provided herein or in connection with cash collateralization in accordance with Section 2.05, 4.04 or 5.02(f)(ii), all payments by any Credit Party shall be made to the Administrative Agent for the ratable account of the relevant Participating Lenders or Agent, at the Administrative Agent’s Account, and shall be made in Dollars and in immediately available funds, no later than (i) 12:00 p.m. (New York City time) for all payments other than payments with respect to the reimbursement of any Standby L/C Drawing or (ii) 2:00 p.m. (New York City time) with respect to the reimbursement of any Standby L/C Drawing, on the dates specified herein but in no event prior to the payment by the relevant Issuing Bank of any such Standby L/C Drawing, as the case may be, to be reimbursed on the dates specified herein. The Administrative Agent will promptly distribute to the relevant Participating Lender or Agent its Pro Rata Share (or other applicable share as expressly provided herein) of each such payment in like funds as received. Any payment received by the Administrative Agent later than 12:00 p.m. (New York City time) on any Business Day shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
          (b) Sharing of Payments. Except as otherwise provided herein, if any Participating Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Participating

Lenders, such Participating Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Participating Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Participating Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Participating Lender the purchase price to the extent of such recovery together with an amount equal to such other Participating Lender’s ratable share (according to the proportion of (i) the amount of such Participating Lender’s required repayment to (ii) the total amount so recovered from the purchasing Participating Lender of any interest or other amount paid by the purchasing Participating Lender in respect of the total amount so recovered). The Borrower agrees that any Lender so purchasing a participation from another Participating Lender pursuant to this Section 5.04(b) may, to the fullest extent permitted by law, exercise all of its rights (including the Participating Lender’s right of set-off) with respect to such participation as fully as if such Participating Lender were the direct creditor of such Borrower in the amount of such participation.
          (c) Apportionment of Payments. Subject to the provisions of Article IV, Section 5.01, Section 5.02, Section 5.03 and this Section 5.04(c), all payments of principal and interest in respect of outstanding Loans, and all payments of fees and all other payments in respect of any other Obligation shall be allocated among the Lenders, in proportion to their respective Pro Rata Shares of such Obligations owing to them or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment at the time when such repayment is made; provided, however, any amounts received as cash collateral for the Standby L/Cs shall be held by the Collateral Agent in a Cash Collateral Account and applied (A) first, to reimburse the Issuing Bank from time to time for any drawings under such Standby L/Cs and (B) then, following the expiration of all Standby L/Cs, to all other obligations in accordance with Section 2.05.
          (d) Payments on Non-Business Days. Whenever any payment to be made by the Borrower hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (unless such succeeding Business Day would be in the subsequent calendar month, in which case such payment shall be made on the immediately preceding Business Day).
          (e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

          SECTION 5.05. Taxes.
          (a) Payment of Taxes. Except as set forth below, any and all payments by a Credit Party hereunder, under the Notes or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority, excluding, in the case of each Agent and each Participating Lender, respectively, taxes imposed by (i) the United States except United States federal withholding taxes or (ii) a Governmental Authority as a result of a connection or former connection (other than merely being a party to this Agreement, participating in the transactions contemplated herein, or enforcing rights hereunder) between such Agent or Participating Lender and the jurisdiction imposing such tax, including any connection arising from such Agent or Participating Lender being a citizen, domiciliary, or resident of such jurisdiction, being organized in such jurisdiction, or having a permanent establishment or fixed place of business for tax purposes therein (all such non-excluded taxes, levies, imposts, deductions, charges and withholdings being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder, under the Notes or under any other Loan Document to any Lender, (A) such sum payable shall be increased by an additional amount so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional amounts payable under this Section 5.05(a)) such Participating Lender or Agent receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (B) the Borrower shall make such withholdings or deductions and (C) the Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law. Notwithstanding the foregoing, the Borrower shall not be required to pay any such additional amounts to any Agent or any Participating Lender with respect to any Taxes or Other Taxes to the extent such Taxes or Other Taxes (1) are attributable to such Agent’s or Participating Lender’s failure to comply with the requirements of Section 5.05(e) or Section 5.05(f) or (2) are United States federal withholding taxes imposed on amounts payable to such Agent or Participating Lender at the time such Agent or Participating Lender becomes a party to this Agreement, except to the extent that such Agent’s or Participating Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Tax pursuant to this paragraph.
          (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from and which relate directly to the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or any other Loan Document and all interest and penalties related thereto other than excluded from Taxes pursuant to Section 5.05(a)(i) and (ii) (hereinafter referred to as “Other Taxes”).
          (c) Indemnification. The Borrower will indemnify each Participating Lender and each Agent that has complied with the requirements of Section 5.05(e) or Section 5.05(f), as the case may be, against, and reimburse each, within twenty (20) days of a receipt of written demand therefor, for the full amount of all Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable to such Agent or Participating Lender under this Section 5.05(c)) incurred or paid by such

Participating Lender or such Agent (as the case may be), or any Affiliate of such Participating Lender or Agent on or with respect to any payment by or on account of any obligation of the Borrower hereunder, and any penalties, interest, and reasonable out-of-pocket expenses paid to third parties arising therefrom or with respect thereto. For the avoidance of doubt, the Borrower shall not be required to indemnify a Participating Lender or Agent pursuant to this Section 5.05(c) with respect to any Taxes in respect of which the Borrower would not be required to pay any additional amount pursuant to Section 5.05(a) if such Taxes were withheld or deducted by the Borrower. A certificate as to any amount payable to any Person under this Section 5.05(c) submitted by such Person to the Borrower shall, absent manifest error, be final, conclusive and binding upon all parties hereto.
          (d) Receipts. Within thirty (30) days after a request from the Administrative Agent, the Borrower will furnish to the Administrative Agent the original or a certified copy of a receipt, if available, or other reasonably available documentation reasonably satisfactory to the Administrative Agent evidencing payment of such Taxes or Other Taxes (including in respect of payments of additional amounts) required to be paid by the Borrower pursuant to this Section 5.05. The Borrower will furnish to the Administrative Agent upon the Administrative Agent’s request an Officer’s Certificate stating that all Taxes and Other Taxes of which it is aware that are due have been paid and that no additional Taxes or Other Taxes of which it is aware are due.
          (e) Nonresident Certifications. (i) Each Participating Lender that is not a United States Person (as defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or, in the case of a Participating Lender that becomes a Participating Lender pursuant to Section 17.08(b) hereof, on or prior to the date on which such Participating Lender becomes a Participating Lender pursuant to Section 17.08(b), a true and accurate IRS Form W-8 BEN, W-8 IMY (with the necessary attachments), W-8 EXP, W-8 ECI or any subsequent version thereof or successors thereto and such other documentation prescribed by applicable law executed in duplicate by a duly authorized officer of such Participating Lender to the effect that such Participating Lender is eligible as of such date to receive payments hereunder and under the Notes free and clear or at a reduced rate of United States federal withholding tax or, in the case of a Participating Lender that becomes a Participating Lender pursuant to Section 17.08(b), that such Participating Lender is subject to United States federal withholding tax at a rate not in excess of the rate to which the assignor was subject as a result of a change in law, as described in Section 5.05(e)(ii)(B). A Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 5.05(e) that it is not legally able to deliver.
     (ii) Each Non-U.S. Lender further agrees to deliver to the Borrower and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Participating Lender before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Administrative Agent pursuant to this Section 5.05(e) (including upon the expiration, obsolescence or invalidity of such form, upon the designation of a new lending office and at such other times as may be necessary in the determination of the Borrower and the Administrative Agent (each in the reasonable exercise of its discretion)). Each certificate required to be delivered pursuant to this Section 5.05(e)(ii) shall certify as to one of the following:
          (A) that such Participating Lender can receive payments hereunder and under the Notes free and clear or at a reduced rate of United States federal withholding tax (in which case the certificate shall be accompanied by two duly completed copies of IRS Form W-8 BEN, W-8 IMY (with the necessary attachments), W-8 EXP or W-8 ECI, as applicable (or any successor form));
          (B) that such Participating Lender is no longer capable of receiving payments hereunder or under the Notes free and clear or at a reduced rate of United States federal withholding tax by reason of a change in law (including the Code or any applicable tax treaty) after the later of the Closing Date, or in the case of a Participating Lender that becomes a Participating Lender pursuant to Section 17.08(b) hereof, after the date on which the Participating Lender became a Participating Lender pursuant to Section 17.08(b); or
          (C) that such Participating Lender is no longer capable of receiving payments hereunder free and clear or at a reduced rate of United States federal withholding tax as specified therein other than by reason of a change in law (including the Code or applicable tax treaty) after the later of the Closing Date, or in the case of a Participating Lender that becomes a Participating Lender pursuant to Section 17.08(b) hereof, after the date on which the Participating Lender became a Participating Lender pursuant to Section 17.08(b).
          (f) Resident Certifications. Each Participating Lender that is a United States Person (as defined in Section 7701(a)(30) of the Code) and is not an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or, in the case of a Participating Lender that becomes a Participating Lender pursuant to Section 17.08(b) hereof, on or prior to the date on which such Participating Lender becomes a Participating Lender pursuant to Section 17.08(b) hereof, two original copies of IRS Form W-9 (or any successor forms), properly completed and duly executed by such Participating Lender, and such other documentation reasonably requested by the Borrower or the Administrative Agent.
          (g) Refunds and Tax Benefits. If a Participating Lender or Agent becomes aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 5.05(a), it shall make reasonable efforts to timely claim to such Governmental Authority for such refund at the Borrower’s expense. If a Participating Lender or Agent actually receives a payment of a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Tax or Other Tax as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 5.05(a), it shall within 30 days from the date of such receipt pay over the amount of such refund to the Borrower, net of all reasonable out-of-pocket expenses of such Participating Lender or Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Participating Lender or Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other reasonable charges) to such Participating Lender or Agent in the event such Participating Lender or Agent is required to repay such refund to such Governmental Authority.
ARTICLE VI
INTEREST; FEES; INCREASED COSTS
          SECTION 6.01. Interest on the Loans and Other Obligations.
          (a) Interest on Loans. The Borrower agrees to pay interest on the unpaid principal amount of each Loan on each Interest Payment Date from the date of such Loan until such Loan is repaid in full at a rate equal to the Interest Rate for the applicable Interest Accrual Period for such Loan. The Borrower shall pay accrued interest on the Loans in cash on each Interest Payment Date. All computations of interest hereunder shall be made on the actual number of days elapsed over a year of, with respect to LIBOR Rate Loans, 360 days and, with respect to Alternate Base Rate Loans, 365/366 days.
          (b) Default Interest. Upon the occurrence, and during the continuance, of an Event of Default, at the request of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Loan Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Alternate Base Rate plus the Applicable Margin plus 2%).
          (c) Maximum Interest. Notwithstanding anything to the contrary set forth in this Section 6.01(c), if at any time until payment in full of the Loans, the interest rate payable on any Loans exceeds the Highest Lawful Rate, then in such event and so long as the Highest Lawful Rate would be so exceeded, the rate of interest payable on such Loans shall be equal to the Highest Lawful Rate. Thereafter, the interest rate payable on such Loans shall be the applicable interest rate pursuant to paragraphs (a) and (b) above unless and until such rate again exceeds the Highest Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by any Lender for any Loans pursuant to the terms hereof exceed the amount which it could lawfully have received for such Loans had the interest due hereunder for such Loans been calculated for the full term thereof at the Highest Lawful Rate. Interest on the Highest Lawful Rate shall be calculated at a daily rate equal to the Highest Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 6.01(c), shall make a determination that a Lender has received interest hereunder or under any of the Loan Documents in excess of the Highest Lawful Rate, such Lender shall, to the extent permitted by Applicable Law, promptly apply such excess first to any interest due or accrued and not yet paid under the Loans, then to the outstanding principal of the Loans, then to other unpaid Obligations and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.

          (d) Conversion or Continuation. The Borrower shall have the option (i) to convert all or any part of its outstanding LIBOR Rate Loans to Alternate Base Rate Loans, (ii) to convert Alternate Base Rate Loans to LIBOR Rate Loans or (iii) to change or continue the LIBOR Period applicable to all or a portion of the Loans; provided, however, that (A) except as provided in Section 6.04, LIBOR Rate Loans may be converted into Alternate Base Rate Loans only on the last day of the interest period applicable thereto unless the Borrower pays all amounts due pursuant to Section 6.03, (B) Loans extended as, or converted into, LIBOR Rate Loans shall be subject to the terms of the definition of “Interest Accrual Period” set forth in Section 1.01 and shall be in such minimum amounts as provided in Section 6.01(b), any request for extension or conversion of a LIBOR Rate Loan that shall fail to specify an Interest Accrual Period shall be deemed to be a request for an Interest Accrual Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a written notice (or telephone notice promptly confirmed in writing) (a “Notice of Conversion/Continuation”) to the Administrative Agent prior to 11:00 a.m., New York City time, on the third LIBOR Business Day prior to the date of the proposed extension or conversion, substantially in the form of Exhibit B-2 hereto, specifying (1) the date of the proposed extension or conversion, (2) the Loans to be so extended or converted, (3) the types of Loans into which such Loans are to be converted and, if appropriate, (4) the applicable Interest Accrual Periods with respect thereto. Each Notice of Conversion/Continuation shall be irrevocable. In the event the Borrower does not request extension or conversion of any LIBOR Rate Loan in accordance with this Section, or any such conversion or extension is not required by this Section, then such LIBOR Rate Loan shall be continued as an Alternate Base Rate Loan at the end of each Interest Accrual Period applicable thereto, until the Borrower selects an alternate Interest Accrual Period or converts such Loans to LIBOR Rate Loans. In the event any LIBOR Rate Loans are not permitted to be converted into another LIBOR Rate Loan hereunder, such LIBOR Rate Loans shall automatically be converted to Alternate Base Rate Loans at the end of the applicable Interest Accrual Period with respect thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan. Promptly after receipt of a Notice of Conversion/Continuation under this Section 6.01(d), the Administrative Agent shall notify each Term Lender and shall notify each Revolving Lender by telex or telecopy, or other similar form of transmission, of the proposed conversion/continuation. Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan shall be irrevocable, and the Borrower shall be bound to convert or continue in accordance therewith.
          (e) Make Whole Amount. If on any Annual Adjustment Date the Adjusted Applicable Margin is greater than the Applicable Margin determined in connection with the most recent Interest Adjustment Date, then, within five (5) Business Days of such Annual Adjustment Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders, an amount equal to the Make Whole Amount.
          SECTION 6.02. Increased Costs. (a) If any change in law shall (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Participating Lender or (ii) impose on any Participating Lender or the London interbank market any other condition affecting this Agreement or the Loans made by such Participating Lender, and the result of any of the foregoing shall be to increase the cost to such Participating Lender of making or maintaining any

Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Participating Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Participating Lender such additional amount or amounts as will compensate such Participating Lender for such additional costs incurred or reduction suffered.
          (b) Without duplication of the amounts paid in Section 6.02(a) or Section 6.04(a), if any Participating Lender determines that any change in law regarding capital requirements has or would have the effect of reducing the rate of return on such Participating Lender’s capital or on the capital of such Participating Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Participating Lender, to a level below that which such Participating Lender or such Participating Lender’s holding company could have achieved but for such change in law (taking into consideration such Participating Lender’s policies and the policies of such Participating Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Participating Lender, such additional amount or amounts as will compensate such Participating Lender or such Participating Lender’s holding company for any such reduction suffered.
          (c) A certificate of a Participating Lender setting forth the amount or amounts necessary to compensate such Participating Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 6.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Participating Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
          (d) Failure or delay on the part of any Participating Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Participating Lender’s right to demand such compensation.
          SECTION 6.03. Break Funding Payments. In the event of the payment of any principal of any LIBOR Rate Loan other than on the last day of the Interest Accrual Period applicable thereto (including as a result of an Event of Default), or the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each applicable Lender for the loss, cost and expense (excluding in any event any Applicable Margin or other lost profit) attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          SECTION 6.04. Change in Law; Illegality.
          (a) If the adoption or implementation of, or any change in (or the interpretation, administration or application of) and Applicable Law shall, in each case after the date hereof:

     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Participating Lender or any corporation controlling such Participating Lender; or
     (ii) impose on any Participating Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Participating Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Participating Lender of maintaining any Loan or to increase the cost to such Participating Lender or to reduce the amount of any sum received or receivable by such Participating Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Participating Lender such additional amount or amounts as will compensate such Participating Lender for such additional costs incurred.
          (b) If any Participating Lender reasonably determines that the introduction of or any change in any Applicable Law regarding capital requirements, in each case after the date hereof, has or would have the effect of reducing the rate of return on such Participating Lender’s capital as a consequence of this Agreement or the Loans made by such Participating Lender to a level below that which such Participating Lender could have achieved but for such change in the Applicable Law (taking into consideration such Participating Lender’s policies with respect to capital adequacy), then from time to time the Borrower will pay to such Participating Lender such additional amount or amounts as will compensate such Participating Lender for any such reduction suffered.
          (c) A certificate of a Participating Lender setting forth the amount or amounts necessary to compensate such Lender as specified in paragraph (a) or (b) of this Section 6.04 shall be delivered to the Borrower and shall be final, binding and conclusive for all purposes, so long as it reflects the basis for the calculation of the amounts set forth therein and does not contain any manifest error. The Borrower shall pay such Participating Lender the amount shown as due on any such certificate within ten days after receipt thereof. Notwithstanding the foregoing, (i) the applicable Participating Lender shall take such actions (including changing the office of location of the funding of the Loans) that the Borrower may reasonably request in order to reduce the amounts payable under Section 6.04(a) or (b) provided that the Borrower shall reimburse such Participating Lender for any costs incurred by such Participating Lender in doing so and further provided that such Participating Lender shall only be required to take such actions if it determines in good faith that such actions would not be disadvantageous to it and (ii) if any Participating Lender fails to give notice to the Borrower within 45 days after it becomes actually aware of an event that would entitle such Participating Lender to compensation under Section 6.04(a) or (b) then the Borrower shall not be obligated to make payment of costs incurred (in connection with such event) prior to that date which is 45 days after the day such Participating Lender gives notice to the Borrower of such event.
          (d) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any Applicable Law, in each case after the date hereof, shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Participating Lender to agree to make or to make or to continue to fund or maintain any Loan, then, unless that Participating Lender is able to make or to continue to fund or to maintain such Loan at another branch or office of that Participating Lender without, in that Participating Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Participating Lender to the Borrower through the Administrative Agent, (i) the obligation of such Participating Lender to make, to continue to fund or maintain Loans shall terminate and (ii) the Borrower shall forthwith prepay in full, without any premium or penalty, all outstanding Loans owing by the Borrower to such Participating Lender, together with interest accrued thereon and any amounts due pursuant to Section 6.03.
          SECTION 6.05. Fees. (a) Agents’ Fee. The Borrower agrees to pay to each Agent such fees as are set forth in the Fee Letter in accordance with the terms thereof.
          (b) Unused Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of the Revolving Lenders based upon the agreement among the Lenders, in accordance with their respective Pro Rata Shares, a fee (the “Unused Commitment Fee”), accruing at the rate equal to one half of one percent (0.50%) per annum on the daily Available Commitments, such Unused Commitment Fee to accrue from the Closing Date to the Commitment Termination Date, such fee being payable quarterly in arrears on (1) the last Business Day of each calendar quarter and (2) if not theretofore paid in full, on the Commitment Termination Date.
          (c) Calculation and Payment of Fees. All of the above fees that are based on a per annum rate shall be calculated on the basis of the actual number of days elapsed in a 360-day year. All fees payable hereunder shall be fully earned and nonrefundable when paid.
ARTICLE VII
CONDITIONS TO LOANS
          SECTION 7.01. Conditions Precedent. The obligation of each Lender on the Closing Date to make the initial Loans requested to be made by it and the obligation of the Issuing Bank to issue any Standby L/C or Synthetic L/C on and after the Effective Date shall be subject to the satisfaction or waiver of all of the following conditions precedent:
          (a) Loan Documents. The Administrative Agent shall have received, on or before the Effective Date, counterparts of each of the following documents duly executed and delivered by each party thereto, and in full force and effect and reasonably satisfactory to the Administrative Agent:
     (i) this Agreement;
     (ii) the Fee Letter;
     (iii) the Pledge Agreement;
     (iv) the Security Agreement;

     (v) the Control Agreements, if any;
     (vi) a fully executed copy of the Shareholders Agreement;
     (vii) a fully executed copy of the Stock Purchase Agreement; and
     (viii) each other Transaction Document (other than the Notes, unless requested by a Lender), in each case duly executed and delivered by the parties thereto and dated as of the Effective Date, except for those Loan Documents that are dated prior to the Effective Date and have been delivered prior to the Effective Date to the Agents by the Credit Parties, as applicable.
          (b) Financial Statements. (i) The Administrative Agent shall have received the financial statements and projections described in Section 9.01(c) and Section 9.01(e), in form and substance reasonably satisfactory to the Administrative Agent.
     (ii) The Credit Parties shall have delivered to the Administrative Agent annual audited financial statements for the Fiscal Year ending December 31, 2006, and unaudited statements for the fiscal quarter ended March 31, 2007.
          (c) Opinion of Borrower’s Counsel. On each of the Closing Date and the Effective Date, the Administrative Agent shall have received the opinion of Duane Morris LLP, special counsel to the Borrower, in substantially the form of Exhibit E.
          (d) Governmental Approvals. The Administrative Agent shall have received certified copies of any and all necessary approvals, authorizations, or consents of, or notices to, or registrations with any Governmental Authority required for any of the Credit Parties to enter into, or perform its obligations under, the Transaction Documents.
          (e) Collateral Information; Perfection of Liens. The Administrative Agent shall have received complete and accurate information from each Credit Party with respect to the name and the location of the principal place of business and chief executive office for such Credit Party; all necessary UCC financing statements shall have been filed and all other filings and recordings shall have been made; and all filing and recording fees and taxes shall have been paid or duly provided for. The Administrative Agent shall be reasonably satisfied that all Liens granted to the Collateral Agent with respect to all Collateral are valid and effective and will be perfected and of first priority, subject to Permitted Encumbrances.
          (f) Insurance. The Administrative Agent shall have received evidence that all insurance policies required to be maintained pursuant to Section 9.05, including those with respect to the properties of each Credit Party forming part of the Collateral required by the Administrative Agent, are in full force and effect, certified by the insurer thereof, including endorsements in form and substance reasonably acceptable to the Administrative Agent naming the Collateral Agent as additional insured or loss payee, as the case may be.
          (g) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall exist, and the Administrative Agent shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the ability of any Credit Party to perform its obligations hereunder and under each other Transaction Document to which it is a party, (B) the making of the Loans on the Effective Date or (C) the consummation of the transactions contemplated hereby or contemplated under the other Transaction Documents or (ii) would be reasonably expected to result in a Material Adverse Effect.
          (h) Collateral. The Collateral Agent shall have received, on or before the Effective Date, all of the certificated pledged Securities then owned by each of the Credit Parties, together with (i) executed and undated transfer powers in the case of certificated pledged Securities and (ii) all other items required to be delivered pursuant to the Pledge Agreement.
          (i) Good Standing Certificates. The Administrative Agent shall have received, (i) on each of the Closing Date and the Effective Date, governmental certificates, dated the most recent practicable date prior to the Effective Date, showing that each Credit Party is organized and in good standing in the state of its organization, and (ii) on or before the Effective Date governmental certificates, dated the most recent practicable date, showing that each Credit Party is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 7.01(i).
          (j) Organizational Documents. The Administrative Agent shall have received, on each of the Closing Date and the Effective Date, a copy of the certificate of incorporation or certificate of formation, as applicable, and all amendments thereto of each Credit Party, certified as of a recent date by the Secretary of State of the state of its organization, and copies of each Credit Party’s by-laws or limited liability company agreement, as applicable, certified by the secretary, assistant secretary or managing member, as applicable, of such Credit Party as true and correct as of the Effective Date.
          (k) Authority. The Administrative Agent shall have received certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the authorization for the execution, delivery and performance of each Loan Document by a Credit Party and for the consummation of the transactions contemplated hereby and thereby. All certificates shall state that the resolutions or other information referred to in such certificates have not been amended, modified, revoked or rescinded as of the Effective Date.
          (l) Certificates. (i) The Administrative Agent shall have received, on each of the Closing Date and the Effective Date, certificates of the Secretary, Assistant Secretary or Managing Member of each Credit Party, dated the Effective Date, as to the incumbency and signatures of its officers executing this Agreement and each other Loan Document to which it is a party and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

     (ii) The Administrative Agent shall have received, (1) on each of the Closing Date and the Effective Date, the certificate of a Senior Officer of each Credit Party, dated the Effective Date, stating that to the knowledge of such officer and on behalf of such Credit Party (not in such officer’s individual capacity) all of the representations and warranties of such Credit Party contained herein or in any of the other Loan Documents are true and correct in all material respects on and as of the Effective Date as if made on such date, that no breach of any covenant contained in Articles IX, X, XI or XII has occurred or would result from the closing hereunder and (2) the certificate of a Senior Officer of each Credit Party, dated the Effective Date, stating that to the knowledge of such officer and on behalf of such Credit Party (not in such officer’s individual capacity) all of the conditions set forth in this Section 7.01 have been satisfied on such date (or shall, to the extent permitted therein, be satisfied substantially simultaneously with the incurrence of Loans on the Effective Date).
     (iii) Prior to or substantially simultaneously with the incurrence of the Loans and the issuance of the Standby L/Cs and the Synthetic L/Cs on each of the Closing Date and the Effective Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer of each of the Credit Parties, on behalf of such Credit Party (and not in such officer’s individual capacity), dated the Effective Date, in a form reasonably satisfactory to the Administrative Agent.
          (m) No Material Adverse Effect. There shall not have occurred any event or condition since December 31, 2005, which could reasonably be expected to have a Material Adverse Effect.
          (n) No Default. No Event of Default or Default shall have occurred and be continuing or would result from the execution and delivery of, or performance under, the Loan Documents.
          (o) Representations and Warranties. All of the representations and warranties contained herein and in each of the other Loan Documents shall be true and complete in all material respects on and as of each of the Closing Date and the Effective Date, both before and immediately after giving effect to the making of the Loans to be made on the Effective Date.
          (p) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for its account, the account of the Collateral Agent and the respective accounts of the Lenders, all fees and, to the extent documented, expenses (including the reasonable legal fees of a single counsel to the Collateral Agent and Administrative Agent and any local counsel to the Administrative Agent or Collateral Agent) due and payable on or before the Effective Date.
          (q) Consents, Etc. Each Credit Party shall have received all material consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all material Permits of or approvals from, and effected all notices to and filings with, any Governmental Authority as may be necessary to allow such Credit Party lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder, under the other Loan Documents to which each of them is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them pursuant thereto or in connection therewith, (ii) consummate the transactions contemplated hereunder and under the other Transaction Documents and (iii) create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents. Each Credit Party shall have received all governmental, shareholder and material third party consents and approvals necessary in connection with the Transactions and the Transaction Documents, and any applicable waiting period shall have expired (including the expiration or termination of any requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) without any action being taken by any Governmental Authority that could restrain, prevent or impose any material adverse conditions on such Credit Party or the Transaction or that could seek to restrain or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect.
          (r) Total Leverage Ratio. The Total Leverage Ratio on each of the Closing Date and the Effective Date shall not exceed 3.75x.
          (s) EBITDA. The Borrower shall have a minimum EBITDA of $23,000,000 (calculated for the twelve-month period ended March 30, 2007) on each of the Closing Date and the Effective Date.
          (t) Management Contracts. The Administrative Agent shall have received copies of all management contracts for key employees, in each case on terms and conditions reasonably satisfactory to the Administrative Agent.
          (u) Due Diligence Reports. The Administrative Agent shall have received a copy of the due diligence reports from Fisher, Harris & Shapiro with respect to Insurance, from Milliman with respect to Actuarial issues, and from Merchant & Schumacher with respect to the management information systems acquired by the Borrower pursuant to the original acquisition financed by the Initial Term Loans, all of which shall be in all material respects reasonably satisfactory to the Administrative Agent.
          SECTION 7.02. Conditions Precedent to All Loans. The obligation of each Lender to make any Loan requested to be made by it on any Funding Date on or after the Closing Date, the obligation of the Issuing Bank to issue any Standby L/C or Synthetic L/C and the increase of the Synthetic L/C Facility pursuant to Section 4.12 on any Business Day on or after the Effective Date are subject to the satisfaction or waiver of each of the following conditions precedent as of each such date:
          (a) Representations and Warranties. As of such date, both before and after giving effect to the Loans to be made on such date or the issuance of the Standby L/C or Synthetic L/C on such date, as the case may be, all of the representations and warranties of any Credit Party contained in Article VIII and in the other Loan Documents shall be true and correct in all material respects (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

          (b) No Defaults. As of such date, no Event of Default or Default shall have occurred and be continuing or would result from the making of the requested Loan, or the application of the proceeds therefrom or from issuance of the requested Standby L/C or Synthetic L/C, as applicable.
          (c) No Change in Condition. There shall not have occurred any event or condition since December 31, 2005 which could reasonably be expected to have a Material Adverse Effect.
          (d) Letter of Credit Request. Prior to the issuance of each Standby L/C or Synthetic L/C, the Administrative Agent and the Issuing Bank shall have received a Standby L/C Request or a Synthetic L/C Application, as the case may be.
          (e) Synthetic L/C Drawing. There shall not have occurred and be continuing any Synthetic L/C Drawing or Synthetic L/C Borrowing, unless the Borrower has delivered to the Administrative Agent a Reinstatement Certificate.
Each request by the Borrower for a Loan, each submission by the Borrower of a Notice of Borrowing, a Standby L/C Request or a request for a Synthetic L/C, and each acceptance by the Borrower of the proceeds of each Loan made hereunder shall constitute a representation and warranty by the Borrower, as of the Funding Date in respect of such Loan, or the issuance date of a Standby L/C or Synthetic L/C, as the case may be that all conditions set forth in this Section 7.02 have been satisfied.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES
          SECTION 8.01. Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans and the Issuing Bank to issue Standby L/Cs and Synthetic L/Cs, each Credit Party hereby represents and warrants as follows:
          (a) Organization, Good Standing, Etc. Such Credit Party (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated, to make the borrowings hereunder (in the case of the Borrower), to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          (b) Authorization, Etc. The execution, delivery and performance by each Credit Party of each Loan Document to which it is or will be a party and the transactions contemplated thereunder, (i) have been or, with respect to Subsidiaries of such Credit Party formed or acquired hereafter, will be, duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, (ii) do not and will not contravene its Governing Documents, (iii) do not and will not violate any Requirements of Law or any material Contractual Obligation of such Credit Party binding on or otherwise affecting it or any of its properties and (iv) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties. Each Credit Party has the requisite corporate, limited liability company or partnership power and authority, as applicable, to execute, deliver and perform each of the Loan Documents to which it is a party.
          (c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority that has not been obtained is required in connection with the due execution, delivery and performance by each Credit Party of each Loan Document to which it is a party.
          (d) Enforceability of Transaction Documents. Each of the Transaction Documents to which a Credit Party is a party has been duly executed and delivered by such Credit Party and constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
          (e) Capitalization. On the Effective Date the authorized Capital Stock of Intermediate HoldCo, the Borrower and each of their Subsidiaries, and the issued and outstanding Capital Stock of each of Intermediate HoldCo, the Borrower and each of their Subsidiaries, are as set forth on Schedule 8.01(F). All of the issued and outstanding shares of Capital Stock of each of Intermediate HoldCo, the Borrower and each of their Subsidiaries, have been validly issued and, to the extent applicable, are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Schedule 8.01(E) sets forth each plan pursuant to which shares of the Capital Stock of Intermediate HoldCo, the Borrower and each of their Subsidiaries, are issuable as of the Effective Date, copies of which plans have been delivered to the Administrative Agent under this Agreement, in the form and on the terms in effect on the Closing Date, and the number of shares of Capital Stock of Intermediate HoldCo, the Borrower and each of their Subsidiaries, and each such Subsidiary issuable under each such plan. Except as set forth on Schedule 8.01(E), there are no other plans or arrangements in existence relating to the issuance of shares of Capital Stock of any Subsidiary of the Borrower. Except as set forth on Schedule 8.01(E), as of the Effective Date, there are no outstanding debt or equity securities of Intermediate HoldCo, the Borrower and each of their Subsidiaries, or any of its Subsidiaries and no outstanding obligations of the Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from Intermediate HoldCo, the Borrower or each of their Subsidiaries, or any other such Subsidiary, or other obligations of Intermediate HoldCo, the Borrower and each of their Subsidiaries, to issue, directly or indirectly, any shares of Capital Stock of any such Person.
          (f) Subsidiaries. Schedule 8.01(F) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of each Subsidiary of the Intermediate HoldCo in existence on the date hereof. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such Capital Stock is owned by the Borrower or one or more of its wholly-owned Subsidiaries.
          (g) Litigation. Except as set forth in Schedule 8.01(G), there is no pending or, to the knowledge of such Credit Party, threatened action, suit or proceeding affecting any Credit Party or any of their respective properties or assets before any court or other Governmental Authority or any arbitrator that individually or in the aggregate (i) could reasonably be expected to have a Material Adverse Effect or (ii) challenges the validity of this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.
          (h) Financial Condition; Material Adverse Effect.
     (i) The financial statements, copies of which have been delivered to the Administrative Agent, fairly present, in all material respects, the consolidated financial condition of the Intermediate HoldCo as at the respective dates thereof and the consolidated results of operations of the Intermediate HoldCo for the fiscal periods ended on such respective dates, all in accordance with GAAP (subject to normal year-end adjustments and absence of footnotes in the case of any quarterly statement).
     (ii) Intermediate HoldCo has heretofore furnished to the Administrative Agent under this Agreement (A) projected monthly balance sheets, income statements and statements of cash flows of the Intermediate HoldCo and its Subsidiaries for the period from January 1, 2006 through December 31, 2006, and (B) projected annual balance sheets, income statements and statements of cash flows of the Intermediate HoldCo and its Subsidiaries for the Fiscal Years ending in 2006 through 2007, in each case as updated from time to time pursuant to Section 9.01(e). Such projections, as so updated, have been prepared in good faith by Intermediate HoldCo, and have been based on assumptions believed by Intermediate HoldCo to be reasonable at the time made, and the Borrower is not aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.
     (iii) Since December 31, 2005, no event or development has occurred and is continuing that has had or could reasonably be expected to have a Material Adverse Effect.
          (i) Compliance with Law, Etc. No Credit Party is in violation of its Governing Documents, any Requirements of Law, any judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any Contractual Obligation binding on it or any of its properties except for any such violations which have not had and could not reasonably be expected to have a Material Adverse Effect.
          (j) ERISA. Except as disclosed on Schedule 8.01(J), no Credit Party nor any of its ERISA Affiliates is now maintaining or contributing to, or has within the prior six (6)

years ever maintained or contributed to, or been obligated to contribute to, any Benefit Plan or Multiemployer Plan.
          (k) Taxes, Etc. All Federal, state, provincial and material local tax returns and other material reports required by applicable law to be filed by any Credit Party have been filed, or extensions have been obtained, except to the extent subject to a Permitted Protest, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon such Credit Party and upon its properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable.
          (l) Margin Regulations. No Credit Party is, nor will any Credit Party be engaged, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. The Loans, the use of proceeds thereof and the pledge of the Collateral pursuant to the Security Documents do not violate Regulation T, U or X.
          (m) Permits, Etc. Such Credit Party has, and is in compliance with, all material permits, licenses, authorizations, approvals, entitlements and accreditations (collectively, the “Permits”) required for such Person lawfully to own, lease, manage or operate each business currently owned, leased, managed or operated by such Person, except where the failure to have or to so comply could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.
          (n) Properties. Such Credit Party has good and marketable title to, or valid leasehold interests in, all property and assets (other than intellectual property) material to its business, free and clear of all Liens except Permitted Encumbrances. Such properties are in good working order and condition, ordinary wear and tear excepted. Such Credit Party owns no real property other than the properties listed on Schedule 8.01(N).
          (o) Full Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of a Credit Party to the Administrative Agent or the Collateral Agent under this Agreement or any other Loan Document in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which it was made, not materially misleading; provided, that to the extent any such reports, financial statements, certificates or other written information therein was based upon or constitutes a forecast or projection, such Credit Party represents only that the relevant Credit Party acted in good faith and utilized assumptions believed by it to be reasonable at the time made. As of the Effective Date, there is no contingent liability or obligation that could reasonably be expected to have a Material Adverse Effect which has not been set forth in a footnote included in the financial statements or a schedule hereto.
          (p) Environmental Matters. Except as set forth on Schedule 8.01(P) or except as has not had and could not reasonably be expected to have a Material Adverse Effect, (i) the operations of each Credit Party are in compliance with applicable Environmental Laws, (ii) there has been no Release on, in, at, to, from or under any of the properties owned or operated by any Credit Party or a predecessor in interest, (iii) no Environmental Action has been asserted against any Credit Party or any predecessor in interest which is unresolved, nor does any Credit Party have knowledge or notice of any threatened or pending Environmental Action against a Credit Party or any predecessor in interest and (iv) to the knowledge of any of the Credit Parties, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by a Credit Party or any predecessor in interest.
          (q) Insurance. Each Credit Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, but only to the extent and in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it and (iv) such other insurance as may be required by law (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 8.01(Q) sets forth a list of all insurance maintained by such Credit Party on the Effective Date.
          (r) Solvency. (i) Each Credit Party is Solvent.
     (ii) Each Credit Party is and, after giving effect to each of the transactions contemplated by the Transaction Documents, each of the Credit Parties will be, Solvent.
          (s) Location of Bank Accounts. Schedule 8.01(S) sets forth a complete and accurate list as of the Effective Date of all Deposit Accounts and Securities Accounts of the Credit Parties, together with a description thereof (i.e., the bank or broker dealer at which such Deposit Account or Securities Account is maintained and the account number and the purpose thereof).
          (t) Intellectual Property. Schedule 8.01(T) sets forth a true and complete list of all (i) Registered Intellectual Property, computer software, and common-law trademarks and service marks owned by the Credit Parties, indicating for each Registered item the registration or application number and the applicable filing jurisdiction (collectively, the “Scheduled Intellectual Property”) and (ii) Intellectual Property Contracts (other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that are not material to the business, operations, condition (financial or otherwise) or performance of any Credit Party, taken as a whole). The Credit Parties exclusively own all right, title and interest in and to all Scheduled Intellectual Property, and any other Intellectual Property owned by and material to the business, operations, condition (financial or otherwise) or performance of any Credit

Party, taken as a whole (collectively, the “Owned Intellectual Property”) free and clear of all Liens other than Permitted Encumbrances, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business. The Owned Intellectual Property is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Credit Parties’ use thereof or their rights thereto and, to the Credit Parties’ knowledge, is valid, subsisting and enforceable. To the Credit Parties’ knowledge, the Credit Parties do not and have not in the past five years infringed or otherwise violated the Intellectual Property rights of any third party. Subject to the preceding sentence, the Credit Parties have sufficient rights to use all Intellectual Property used in its business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted in writing or threatened in writing (or, to the Credit Parties’ knowledge, asserted or threatened orally or otherwise) against the Credit Parties concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To the Credit Parties’ knowledge, no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists. To the Credit Parties’ knowledge, no person is violating any Scheduled Intellectual Property right or other Intellectual Property right that the Credit Parties hold exclusively.
          (u) Material Contracts. Set forth on Schedule 8.01(U) is a complete and accurate list as of the Effective Date of all Material Contracts to which any of Intermediate HoldCo or the Borrower is a party, showing the parties and subject matter thereof and amendments and modifications thereto.
          (v) Holding Company and Investment Company Act. None of the Credit Parties is (i) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended or (ii) subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder or that may otherwise render all or any portion of the Obligations unenforceable.
          (w) Employee and Labor Matters. As of the Effective Date there is (i) no unfair labor practice complaint pending or, to the best of any Credit Party’s knowledge, threatened against any Credit Party before any Governmental Authority and no grievance or arbitration proceeding pending or, to the best of such Credit Party’s knowledge, threatened against any Credit Party which arises out of or under any collective bargaining agreement, and (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the best of such Credit Party’s knowledge, threatened against any Credit Party that, in the case of clause (i) or (ii) could, if determined adversely, reasonably be expected to have a Material Adverse Effect.
          (x) Location of Collateral; Chief Place of Business; Chief Executive Office FEIN; Name. As of the Effective Date, there is no location at which a Credit Party has any Inventory other than those locations listed on Schedule 8.01(X). Schedule 8.01(X) contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Inventory of a Credit Party is stored. None of the receipts received by such Credit Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns. Schedule 8.01(X) sets forth a complete and accurate list as of the date hereof of (i) each place of business (other than a location that is only a sales office) of each Credit Party, (ii) the chief executive office of each Credit Party, (iii) the exact legal name of each Credit Party, (iv) the jurisdiction of organization of each Credit Party, (v) the organizational identification number of each Credit Party (or indicates that such Credit Party has no organizational identification number) and (vi) the federal employer identification number of such Credit Party.
          (y) Security Interests. Each Security Document creates in favor of the Collateral Agent a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements and the recording of the Collateral Assignments for Security referred to in the Security Agreements in the United States Patent and Trademark Office and the United States Copyright Office, such security interests in and Liens on the Collateral granted thereby shall be perfected security interests, in each case to the extent a Lien thereon can be perfected by filing pursuant to the UCC or by the recording of such Collateral Assignments in the United States Patent and Trademark Office or the United States Copyright Office, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements or financing change statements in accordance with applicable law, (ii) the recording of the Collateral Assignments for Security pursuant to the Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired United States patent and trademark applications and registrations and United States copyrights and (iii) additional filings if a relevant Credit Party changes its name, identity or organizational structure or the jurisdiction in which each relevant Credit Party is organized.
          (z) Foreign Assets Control Regulations, Etc. Neither the execution and delivery of, nor the Borrowing under any Transaction Document, nor the use of proceeds from this Agreement will violate (i) the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) or (iii) Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism). Without limiting the foregoing, neither Intermediate HoldCo nor any of its Subsidiaries is or will become a “blocked person” as described in Section 1 of such Executive Order or engages or will engage in any dealings or transactions with, or is otherwise associated with, any such blocked person.
          (aa) Summit Services, Inc. As of each of the Closing Date and the Effective Date, Summit Services, Inc., a New Jersey corporation and a wholly-owned subsidiary of Borrower, is a separate legal entity from Summit Services, Corp. and has no

Liens (other than Permitted Encumbrances) attached to any of its assets. The Borrower has no legal, business or commercial relationship with Summit Services, Corp.
          (bb) Insurance policies and Payments. Except as set forth on Schedule 8.01(bb), (i) each Credit Party has paid all premiums, cash reserve requirements and all other payment obligations payable by it that have become due under all insurance policies covering the Credit Parties or any of their respective assets and (ii) there is no action, suit, proceeding, investigation, audit or claim now pending, or to the knowledge of any Credit Party, threatened, by any insurance provider regarding any payment obligations relating to any Credit Party.
ARTICLE IX
REPORTING COVENANTS
          Each Credit Party covenants and agrees that, so long as any Commitments, any Standby L/Cs or any Synthetic L/Cs are outstanding and until payment in full of all of the Obligations:
          SECTION 9.01. Financial Statements. Each Credit Party shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records. The Borrower shall deliver or cause to be delivered to the Administrative Agent:
          (a) Monthly Reports. As soon as available, but in any event within thirty (30) days after the end of each Fiscal Month (including for the last Fiscal Month of each Fiscal Year), the consolidated balance sheets of Intermediate HoldCo and its consolidated Subsidiaries as at the end of such Fiscal Month (and showing the same period from the previous Fiscal Year) and the related consolidated statements of income of Intermediate HoldCo and its consolidated Subsidiaries for such Fiscal Month and the related unaudited consolidating statements of income, in each case, for such Fiscal Month and for the period commencing on the first day of such Fiscal Year and ending the last day of such Fiscal Month (and showing the same periods from the previous Fiscal Year), in the form agreed to as of the Closing Date and certified by an Authorized Officer of Intermediate HoldCo as fairly presenting, in all material respects, the consolidated financial position of Intermediate HoldCo and its consolidated Subsidiaries as at the dates indicated and the results of their operations for the fiscal months indicated, such consolidated balance sheets and consolidated statements of income in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.
          (b) Quarterly Reports. As soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter in each Fiscal Year (including the last fiscal quarter of each Fiscal Year), the unaudited consolidated balance sheets of Intermediate HoldCo and its consolidated Subsidiaries as at the end of such period, the related unaudited consolidated statements of income and cash flow of Intermediate HoldCo and its consolidated Subsidiaries and the related unaudited consolidating statements of income for such fiscal quarter, in the form agreed to as of the Closing Date and certified by an

Authorized Officer of Intermediate HoldCo as fairly presenting, in all material respects, the consolidated financial position of Intermediate HoldCo and its consolidated Subsidiaries as at the dates indicated and the results of its operations and cash flow for the fiscal quarters indicated, such consolidated balance sheets and consolidated statements of income and cash flow in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes. Such report shall also include notice of any Permitted Protest in excess of $100,000 made by Borrower or any of its Subsidiaries during that fiscal quarter.
          (c) Annual Reports. As soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year, (i) the audited consolidated balance sheets of Intermediate HoldCo and its consolidated Subsidiaries as of the end of such Fiscal Year, the related audited consolidated statements of income, stockholders’ equity and cash flow of Intermediate HoldCo and its consolidated Subsidiaries and the related unaudited consolidated statements of income of Intermediate HoldCo and its consolidated Subsidiaries for such Fiscal Year, in the form agreed to as of the Closing Date and (ii) a report thereon of one of the “big four” accounting firms or other independent certified public accountants reasonably acceptable to the Administrative Agent, which report shall be unqualified in all material respects and shall state that such financial statements fairly present in all material respects the consolidated financial position of Intermediate HoldCo and its consolidated Subsidiaries at the dates indicated and the results of their operations and cash flow for the periods indicated and, with respect to such consolidated balance sheets and consolidated statements of income, stockholders’ equity and cash flow in conformity with GAAP applied on a basis consistent with prior years and that the examination by such accountants in connection with such consolidated and consolidating financial statements has been made in accordance with generally accepted auditing standards.
          (d) Officer’s Certificate; Etc. Together with each delivery of any financial statement pursuant to subsections (b) and (c) of this Section 9.01, (i) a short-form management discussion and analysis, (ii) an Officer’s Certificate substantially in the form of Exhibit F attached hereto and made a part hereof, stating that an Authorized Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and consolidated financial condition of Intermediate HoldCo and its consolidated Subsidiaries during the accounting period covered by such financial statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Intermediate HoldCo has taken, is taking and proposes to take with respect thereto and (iii) a certificate substantially in the form of Exhibit G attached hereto and made a part hereof (the “Compliance Certificate”), signed by Intermediate HoldCo’s chief financial officer or controller, setting forth calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance, when applicable, with the provisions of Article XI and Article XII.
          (e) Budgets; Business Plans; Financial Projections. As soon as practicable and in any event not later than thirty (30) days after the beginning of each Fiscal Year of the

Borrower (i) a monthly budget for such Fiscal Year, (ii) the annual business plan for such Fiscal Year delivered to or to be delivered to the Board of Directors and (iii) a consolidated and financial forecast, prepared in accordance with the Borrower’s normal accounting procedures applied on a consistent basis, for each succeeding Fiscal Year prior to the Maturity Date, including (A) a forecasted consolidated balance sheet, and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for and as of the end of such Fiscal Year and (B) the amount of forecasted Capital Expenditures for such Fiscal Year.
          (f) Insurance Reports. Promptly after Intermediate HoldCo, the Borrower or any of their Subsidiaries’ receipt thereof, a copy of any “insurance report” or notice of any annual cash call received from any of insurance provider, certified as true and correct by an Authorized Officer of the Borrower, which reports shall include, without limitation, a detailed description of all cash reserve, cash call and claims payment obligations of such Credit Party under the subject insurance policy and demonstrating compliance with same.
          SECTION 9.02. Other Financial Information. (a) Each Credit Party shall deliver to the Administrative Agent such other information, with respect to (i) the Collateral or (ii) the Borrower’s business, financial condition, results of operations, properties, business or business prospects as any Agent or any Lender may, from time to time, reasonably request. The Borrower hereby authorizes the Administrative Agent and its representatives to communicate directly with the accountants so long as an Authorized Officer of the Borrower participates in such communication and authorizes the accountants to disclose to each Agent, each Lender and their respective representatives any and all financial statements and other financial information, including copies of any final management letter that such accountants may have with respect to the Collateral or the Borrower’s financial condition, results of operations, properties and business prospects. The Agents and such representatives shall treat any non-public information so obtained as confidential.
          (b) The Borrower shall deliver to the Administrative Agent copies of all documents and financial statements, reports and notices, if any, sent or made available generally by the Borrower to the holders of its Securities or the holders of Intermediate HoldCo’s Securities or to a trustee under any indenture or filed with the Commission, and promptly upon their becoming available, copies of all press releases and other statements made available by any Credit Party to the public concerning material developments in the business of any Credit Party and materials, information, reports, notices and proxy statements sent or made available by the Borrower to its security holders generally in their capacities as such.
          (c) The Borrower shall deliver to the Administrative Agent copies of any final management reports delivered to the Borrower by the accountants in connection with the financial statements delivered pursuant to Section 9.01.
          (d) Each Credit Party shall deliver to the Administrative Agent as soon as possible, and in any event within five (5) days after execution, receipt or delivery thereof, copies of any material notices that such Credit Party executes or receives in connection with a Disposition of the Capital Stock of, or all or substantially all of the assets of, such Credit Party (other than in connection with a Disposition to any other Credit Party).
          SECTION 9.03. Events of Default. Promptly upon any Credit Party obtaining knowledge (a) of any condition or event which constitutes, or with the passage of time would constitute, an Event of Default, or becoming aware that any Agent has given any notice with respect to a claimed Event of Default or Default under this Agreement, (b) that any Person has given any notice to such Credit Party or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 13.01(h) or (c) of any condition or event which has or is reasonably likely to have a Material Adverse Effect, such Credit Party shall deliver to the Administrative Agent an Officer’s Certificate specifying (i) the nature and period of existence of any such claimed default, Event of Default, Default, condition or event, (ii) the notice given or action taken by such Person in connection therewith and (iii) what action such Credit Party has taken, is and proposes to take with respect thereto.
          SECTION 9.04. Lawsuits. (a) Promptly upon any Credit Party obtaining knowledge of the institution of, or written threat of, (i) any action, suit, proceeding or arbitration against or affecting such Credit Party or any asset of such Credit Party not previously disclosed pursuant to Schedule 8.01(G), which action, suit, proceeding or arbitration would be reasonably likely to result in a Material Adverse Effect, (ii) any investigation or proceeding before or by any Governmental Authority, the effect of which is reasonably likely to materially limit, prohibit or restrict the manner in which such Credit Party currently conducts its business, (iii) any Forfeiture Proceeding or (iv) any condemnation, such Credit Party shall give written notice thereof to the Administrative Agent and provide such other information as may be reasonably available to enable the Administrative Agent and its counsel to evaluate such matters except, in each case, where the same is fully covered by insurance (other than applicable deductible), (b) as soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter of such Credit Party, such Credit Party shall provide the Administrative Agent with a litigation status report covering the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration reported pursuant to clauses (a)(i) and (ii) above and shall provide such other information at such time as may be reasonably requested by the Administrative Agent and reasonably available to such Credit Party to enable the Administrative Agent and its counsel to evaluate such matters; and (c) in addition to the requirements set forth in clauses (a) and (b) of this Section 9.04, such Credit Party upon request of the Administrative Agent, shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (a) or (b) above and provide such other information as may be reasonably requested by the Administrative Agent and reasonably available to such Credit Party to enable the Administrative Agent and its counsel to evaluate such matters.
          SECTION 9.05. Insurance. As soon as practicable and in any event within three (3) Business Days of any material change in the insurance coverage set forth on Schedule 8.01(Q), the Borrower shall deliver to the Administrative Agent notice of such change, together with a copy of such amended insurance policy and/or program.
          SECTION 9.06. Environmental Notices. The Borrower shall, and shall cause the relevant Credit Party to, notify the Administrative Agent, in writing, promptly, and in any event within five (5) Business Days after such Credit Party’s learning thereof, of any: (i) written notice or claim to the effect that such Credit Party or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Hazard Material; (ii) written notice that such Credit Party or any of its Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Hazardous Material; (iii) written notice that any Property of such Credit Party or any of its Subsidiaries is subject to an Environmental Lien; (iv) written notice of a material violation of Environmental Laws to such Credit Party or any of its Subsidiaries or awareness by such Credit Party of a condition which might reasonably result in a notice of a material violation of any Environmental Law by such Credit Party or any of its Subsidiaries; (v) commencement or written threat of any judicial or administrative proceeding alleging a violation of any Environmental Law by such Credit Party or any of its Subsidiaries; (vi) any proposed acquisition of stock, assets, real estate or leasing of property, or any other action by such Credit Party or any of its Subsidiaries that could subject such Credit Party or such Subsidiary to Environmental Liabilities and Costs; or (vii) document provided to a Governmental Authority concerning any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by such Credit Party or any of its Subsidiaries and take Remedial Actions required to abate said Release. For purposes of clauses (i), (ii), (iii) and (iv), written notice shall include other non-written communications given to an agent or employee of the Borrower or such Credit Party with direct or indirect supervisory responsibility with respect to the activity, if any, which is the subject of such communication. With respect to clauses (i) through (vii) above, such notice shall be required only if (A) the liability or potential liability, or with respect to clause (vii), the cost or potential cost of compliance, which is the subject matter of the notice is reasonably likely to exceed Two Hundred Fifty Thousand Dollars ($250,000), or if (B) such liability or potential liability or cost of compliance when added to other liabilities of such Credit Party and its Subsidiaries of the kind referred to in clauses (i) through (vi) above is reasonably likely to exceed Two Hundred Fifty Thousand Dollars ($250,000).
          SECTION 9.07. Labor Matters. The Borrower shall, and shall cause the relevant Credit Party to, notify the Administrative Agent in writing, promptly, but in any event within ten (10) days after learning thereof, of (a) any material labor dispute to which any Credit Party could reasonably be likely to become a party, any actual or threatened strikes, lockouts or other disputes relating to such Credit Party’s plants and other facilities and (b) any material liability incurred with respect to the closing of any plant or other facility of such Credit Party.
          SECTION 9.08. Other Information. Promptly upon receiving a request therefor from the Administrative Agent, the Borrower shall, and shall cause the relevant Credit Party to, prepare and deliver to the Administrative Agent such other information with respect to such Credit Party or the Collateral, including, without limitation, schedules identifying and describing the Collateral and any Dispositions thereof, as from time to time may be reasonably requested by the Administrative Agent.

ARTICLE X
AFFIRMATIVE COVENANTS
          Each Credit Party covenants and agrees that so long as any Commitments, any Standby L/Cs or any Synthetic L/Cs are outstanding and until payment in full of all of the Obligations:
          SECTION 10.01. Existence, Etc. Each Credit Party shall, at all times maintain its existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses except where the maintenance of such existence or the loss or termination of such rights and franchises does not have, or could not reasonably be expected to have, a Material Adverse Effect.
          SECTION 10.02. Powers; Conduct of Business. Each Credit Party shall qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except for those jurisdictions where failure to so qualify does not have or could not reasonably be expected to have a Material Adverse Effect.
          SECTION 10.03. Compliance with Laws, Etc. Each Credit Party shall comply with all Requirements of Law applicable to such Person or the business, property, assets or operations of such person.
          SECTION 10.04. Payment of Taxes and Claims. Each Credit Party shall pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums, material in the aggregate to such Credit Party which have become due and payable and which by law have or may become a Lien upon any of such Credit Party’s properties or assets, in each case prior to the time when any penalty or fine will be incurred by the Credit Party with respect thereto; provided, however, that such taxes, assessments or governmental charges referred to in clause (a) above or claims referred to in clause (b) above need be paid to the extent such taxes, assessments or governmental charges are being contested pursuant to a Permitted Protest.
          SECTION 10.05. Inspection of Property; Books and Records; Discussions. (a) Each Credit Party shall permit any authorized representative(s) designated by the Administrative Agent to visit and inspect (including the collection of samples) any of its assets, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated by the Loan Documents (including in connection with environmental compliance, hazard or liability or insurance programs), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. The visitations and/or inspections by or on behalf of the Administrative Agent shall be at the Borrower’s expense; provided, that unless an Event of Default shall have occurred and is continuing, the Borrower shall not be obligated to pay for more than an aggregate of four (4) such visitations and/or inspections by or on behalf of the Administrative Agent during any fiscal year of the Borrower, it being understood and agreed that any annual meeting or similar such meeting with the Administrative Agent shall constitute a visitation under this Section 10.05. Each Credit Party shall keep and maintain in all material respects complete and accurate books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities, including transactions and other dealings with respect to the Collateral. If an Event of Default has occurred and is continuing and the Loans have been accelerated, the Borrower, upon the Administrative Agent’s request, shall turn over any such records to the Administrative Agent or its representatives.
          (b) Each Credit Party shall permit, at the Borrower’s expense, any authorized representative of the Administrative Agent, including but not limited to third-party experts, actuaries, consultants, and accountants and appraisers, to conduct an examination of any of the properties, assets, operations and information systems of such Credit Party and its Subsidiaries, including its and their financial and accounting records, management and risk reports and consultant reports and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and, subject to the proviso set forth below, as often as may be reasonably requested (an “Examination”); provided, however, so long as no Default or Event of Default has occurred and is continuing, Administrative Agent shall be limited to one (1) Examination during each calendar year.
          SECTION 10.06. Additional Security; Additional Guaranties; Further Assurances.
          (a) Each Credit Party will, upon the written request of the Collateral Agent, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and mortgages (each, an “Additional Mortgage”) in such fee-owned (or the equivalent) real property in the United States acquired by such Person after the Closing Date and having a fair market value in excess of $250,000 (unless, with respect to any such real property, same is subject to one or more Permitted Encumbrances that prohibit the granting of an Additional Mortgage thereon as contemplated by this clause (a), in which case the actions otherwise required by this Section 10.06(a) with respect to such real property shall not be required to be taken until such prohibitions cease to be applicable) which is not covered by the original Mortgages or other Security Documents, as appropriate (each such real property an “Additional Mortgaged Property”). All such Additional Mortgages shall be granted pursuant to documentation in such form as is reasonably satisfactory to the Administrative Agent and shall constitute valid and enforceable first priority perfected Encumbrances, superior to and prior to the rights of all third Persons and subject to no other Liens (other than Permitted Encumbrances), in favor of the Collateral Agent for the benefit of the Secured Creditors (or such other trustee or sub-agent as may be required or desired under local law). The Additional Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to create, maintain, effect, perfect, preserve, and protect the Liens in favor of the Collateral Agent for the benefit of the Secured Creditors required to be granted pursuant to the Additional Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.

          (b) Each Credit Party will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, confirmatory conveyances, financing statements, transfer endorsements, confirmatory powers of attorney, certificates, reports and other assurances or confirmatory instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require pursuant to this Section 10.06. Furthermore, the Borrower will cause to be delivered to the Collateral Agent such customary opinions of counsel and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 10.06 has been complied with.
          (c) After the date hereof, each Credit Party shall (i) cause each Person, upon its becoming a Subsidiary of such Credit Party (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction not expressly permitted by the terms of this Agreement), promptly to guarantee the Obligations and to grant to the Collateral Agent, for the benefit of the Collateral Agent and the Lenders, a security interest in the real, personal and mixed property of such Subsidiary to secure the Obligations and (ii) pledge, or cause to be pledged, to the Collateral Agent, for the benefit of the Collateral Agent and the Lenders, all of the stock of such Subsidiary to secure the Obligations; provided this Section 10.06(c) shall not apply to the Captive Subsidiary. The documentation for such guaranty, security and pledge shall be in form and substance reasonably satisfactory to the Administrative Agent or the Collateral Agent and shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by the Collateral Agent.
          (d) The Borrower will cause each Subsidiary which, after the Closing Date, is required to become a Subsidiary Guarantor in accordance with the requirements of Section 10.06(c) or Section 11.18 to, at their own expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in any appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation and perfection of the Liens on its assets intended to be created pursuant to the relevant Security Documents. The Borrower will take, and cause each Subsidiary described above in this clause (d) to take, all actions reasonably requested by the Administrative Agent (including, without limitation, the filing of UCC-1s (or the appropriate equivalent filings under the laws of any relevant foreign jurisdiction), the furnishing of legal opinions, etc.) in connection with the granting of such security interests.
          (e) The security interests required to be granted pursuant to this Section 10.06 shall be granted pursuant to the respective Security Documents previously executed and delivered by the Credit Parties (or other security documentation substantially similar to such Security Documents or otherwise satisfactory in form and substance to the Collateral Agent) for the benefit of the Secured Creditors and shall constitute valid and enforceable first priority perfected security interests on all of the Collateral subject thereto prior to the rights of all third Persons and subject to no other Liens except Permitted Encumbrances and with such exceptions, conditions and qualifications, as shall be contained in the respective Security Documents. The Additional Security Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to create, maintain, effect, perfect, preserve and protect the Liens, in favor of the Collateral Agent for the benefit of the respective Secured Creditors, required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full by the Borrower. At the time of the execution and delivery of any Security Documents or Additional Security Documents, the Borrower will cause to be delivered to the Collateral Agent such customary opinions of counsel and other related documents as may be reasonably requested by the Collateral Agent to assure themselves that this Section 10.06 has been complied with.
          (f) Each Credit Party agrees that each action required above by Section 10.06(a) or (b) shall be completed as promptly as reasonably practicable after such action is requested to be taken by the Administrative Agent or the Collateral Agent. The Borrower further agrees that (i) each action required above by Sections 10.06(c), (d), (e) and (f) with respect to a newly formed, created or acquired Subsidiary shall be completed as promptly as practicable following the formation, creation or acquisition of such Subsidiary and (ii) all other actions required to be taken pursuant to Sections 10.06(c), (d), (e) and (f) shall be taken as promptly as reasonably practicable after such action is requested to be taken by the Administrative Agent or the Collateral Agent.
          (g) Each Credit Party shall use its best efforts to deliver (to the extent not delivered on or prior to the Closing Date) evidence of insurance complying with the requirements of Section 10.10 as soon as practicable following the Effective Date.
          SECTION 10.07. Use of Proceeds. The Revolving Loans provided pursuant to this Agreement will be used to: (a) purchase the existing common stock of Intermediate HoldCo held by Regions, (b) pay an amount to Regions to satisfy all the obligations that Intermediate HoldCo may have under Section 1.6 of the Stock Purchase Agreement, (c) pay a dividend to Intermediate HoldCo for the purposes of financing clauses (a) and (b) above, (d) pay fees and expenses relating to the transaction contemplated by this Agreement, (e) pay applicable advisory fees to Clarion, and (f) use the funds provided pursuant to this Agreement for the general corporate purposes of the Borrower and its subsidiaries; provided, however, none of the proceeds of the Revolving Loans may be used to fund a Permitted Acquisition. For the avoidance of doubt, none of the proceeds from the Revolving Loans may be used to reimburse the Issuing Bank for a Synthetic L/C Drawing or a Synthetic L/C Borrowing.
          SECTION 10.08. Condemnation. Immediately upon learning of the institution of any Condemnation of any of its owned or leased real property, any Credit Party shall notify the Administrative Agent of the pendency of such proceeding.
          SECTION 10.09. Maintenance of Properties. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain and preserve all of their tangible properties which are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear and tear and Casualty and Condemnation excepted, and comply, and cause each of its Subsidiaries to comply, in all material respects with the provisions of all material leases to which each of them is a party as lessee or under which each of them occupies property, so as to prevent any material loss or forfeiture thereof or thereunder.

          SECTION 10.10. Maintenance of Insurance.
          (a) Each Credit Party shall maintain, and cause each of its Subsidiaries to maintain (either in the name of such Borrower or in such Subsidiary’s own name), insurance with financially sound and reputable insurance companies or associations (including, without limitation, commercial general liability, environmental, property and business interruption insurance) with respect to their Properties (including all Real Properties leased or owned by them) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated. All property policies covering the Collateral shall name the Collateral Agent as an additional insured or loss payee, in case of loss. All certificates of insurance are to be delivered to the Collateral Agent and the policies shall contain a loss payable and additional insured endorsements in favor of the Collateral Agent (substantially in the form in existence on the Closing Date), and shall provide for not less than thirty (30) days’ prior written notice to the Collateral Agent and other named insureds of the exercise of any right of cancellation; provided, that the provisions of the preceding two sentences shall not apply to the Captive Subsidiary.
          (b) The Credit Parties shall maintain (1) workers compensation coverage in respect of such insurance with the Hartford (or any other firm of comparable or better repute) and (2) health insurance coverage, or reinsurance coverage in respect of such insurance with Blue Cross Blue Shield of Florida, First Health Systems, Coventry Health, Aetna or Humana (or any other firm of comparable or better repute).
          SECTION 10.11. Obtaining of Permits, Etc. Each Credit Party shall obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.
          SECTION 10.12. Environmental. The Borrower shall, and shall cause each of its Subsidiaries to, (a) keep all property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (b) comply, and cause its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent documentation of such compliance which Collateral Agent reasonably requests, which documentation shall include a notice by the Borrower six (6) months after the Closing Date of the steps taken by the Borrower or its Subsidiaries to address the matters described on Schedule 8.01(P), (c) immediately provide the Collateral Agent a copy of any document provided to a Governmental Authority concerning any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by the Borrower or any of its Subsidiaries and take any Remedial Actions required of the Borrower or such Subsidiary by Environmental Laws to abate said Release; and (d) perform any Remedial Action at property owned or operated by the Borrower or any of its Subsidiaries (1) that is required or the Borrower or such Subsidiary pursuant to any Environmental Law or agreement with a Governmental Authority or (2) that was initiated prior to the Closing Date, which Remedial Action is identified on Schedule 10.12.

          SECTION 10.13. Further Assurances. Each Credit Party shall take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries (other than the Captive Subsidiary) to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Collateral Agent may reasonably require from time to time in order to (a) carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) subject to valid and perfected first priority Liens (except for Permitted Encumbrances) on any of the Collateral or any other property of the Credit Parties acquired after the Closing Date and required to be so perfected pursuant to any Loan Document, (c) establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby (except for Permitted Encumbrances) and (d) better assure, convey, grant, assign, transfer and confirm unto the Collateral Agent for the ratable benefit of the Lenders the rights now or hereafter intended to be granted to the Collateral Agent for the ratable benefit of the Lenders under this Agreement or any other Loan Document.
          SECTION 10.14. Change in Collateral; Collateral Records. Each Credit Party shall advise the Collateral Agent promptly, in sufficient detail, of any change which could reasonably be expected to have a Material Adverse Effect relating to the value of the Collateral or the Lien granted thereon and execute and deliver, and cause each of its Subsidiaries (other than the Captive Subsidiary) to execute and deliver, to the Collateral Agent from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules, maintained by such Borrower and its Subsidiaries in the ordinary course of business, as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.
          SECTION 10.15. Landlord Waivers. Each Credit Party shall use commercially reasonable efforts to obtain, on or before the sixtieth day following the Closing Date, a Collateral Access Agreement from the landlord, bailee or warehouseman of each location set forth in Schedule 10.15. Each such Collateral Access Agreement shall be in form and substance reasonably satisfactory to the Collateral Agent.
          SECTION 10.16. Fiscal Year. Each Credit Party shall cause its Fiscal Year to end on the last day of the last Fiscal Month of each year unless the Required Lenders consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).
          SECTION 10.17. Additional Borrower and Guarantors. Each Credit Party shall cause each of its Subsidiaries (other than the Captive Subsidiary) not in existence on the Closing Date to execute and deliver to the Administrative Agent within three (3) Business Days of the formation, acquisition or change thereof (a) this Agreement, (b) a Security Agreement, (c) a Pledge Agreement, (d) a Joinder Agreement and (e) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by Collateral Agent in order to create, perfect, establish the first priority nature (subject to Permitted Encumbrances) of or otherwise protect any Lien created by any such Security Agreement.
          SECTION 10.18. Moody’s and S&P Rating. If requested by the Administrative Agent, the Borrower shall use commercially reasonably efforts to obtain a facility rating from Moody’s and S&P as soon as practicable.

          SECTION 10.19. Post-Closing Matters. The Borrower shall satisfy each condition and complete each item set forth on Schedule 10.19 attached hereto on or before the time specified on Schedule 10.19 with respect to such condition or item.
          SECTION 10.20. Payment of Contractual Obligations. Each Credit Party will, and will cause each of its Subsidiaries to, pay on a timely basis any and all amounts due and payable pursuant to any material contracts including any and all premium, cash reserve, claims or other payment obligations in respect of any insurance policy.
          SECTION 10.21. Payment of Insurance Obligations. Intermediate HoldCo and the Borrower shall, and shall cause each Subsidiary to, pay on a timely basis, after giving effect to all applicable grace periods, any and all premium, cash reserve, claims or other payment obligations in respect of any insurance policy supported by a Synthetic L/C. Without limiting the foregoing, each Credit Party hereby designates and appoints the Administrative Agent, on behalf of the Lenders, and each of its designees or agents, as attorney-in-fact of such Credit Party, irrevocably and with power of substitution, with authority to pay on behalf of such Credit Party any such premium, cash reserve, claims or other payment obligations (collectively, the “Premium Loans”) to the extent not timely paid by any such Credit Party, subject to any applicable grace periods; provided, however, that for as long as such premium, cash reserve, claim or other payment obligation is being disputed in good faith by such Credit Party, the Administrative Agent will not exercise its authority with respect to such premium, cash reserve, claim or other payment obligation. The powers conferred on the Administrative Agent hereunder are solely to protect the interests of the Administrative Agent and the Lenders and shall not impose any duty upon the Administrative Agent to exercise any such powers. Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be responsible to any Credit Party for any act or failure to act, except for the Administrative Agent’s own gross negligence or willful misconduct.
          SECTION 10.22. Use of Synthetic L/Cs. The Synthetic L/Cs shall be used solely to support Synthetic L/C Supportable Obligations.
ARTICLE XI
NEGATIVE COVENANTS
          Each Credit Party covenants and agrees that it shall comply with the following covenants so long as any Commitments are outstanding and until payment in full of all of the Obligations:
          SECTION 11.01. Liens, Sales of Accounts Receivable. It shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign or otherwise transfer any accounts receivable or other right to receive income, other than Permitted Encumbrances.
          SECTION 11.02. Indebtedness. Such Credit Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any Indebtedness, other than Permitted Indebtedness.

          SECTION 11.03. Fundamental Changes, Asset Sales, and Acquisitions. Except as provided in Section 11.01, such Credit Party will not, and will not permit any of its Subsidiaries to, (a) wind-up, liquidate or dissolve itself (or permit or suffer any thereof), (b) merge, consolidate or amalgamate with any Person, (c) engage in any Disposition, (d) purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) or (e) agree to do any of the foregoing unless such agreement requires, as a condition to consummating the transaction under such agreement, the consent of the Required Lenders to such transaction or the repayment in full of all Obligations and termination of the Revolving Loan Commitments; provided, however, that:
     (i) the Borrower or any of its Subsidiaries may engage in Excluded Asset Dispositions;
     (ii) the Borrower or any of its Subsidiaries may make any other Disposition; provided, that (A) the aggregate fair market value of all assets sold or otherwise disposed of by the Borrower and such Subsidiaries in all such transactions in reliance on this clause (ii) shall not exceed $150,000 in any Fiscal Year, (B) the consideration for such Dispositions is at least 80% cash and the Net Cash Proceeds are paid to the Administrative Agent in accordance with Section 5.02 and (C) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction;
     (iii) the Credit Parties may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
     (iv) the Borrower and its Subsidiaries may purchase Inventory, machinery, Equipment and other tangible assets in the ordinary course of business provided that they are in compliance with Section 12.05;
     (v) transactions expressly permitted pursuant to Section 11.05 shall be permitted hereunder;
     (vi) any Credit Party shall be permitted to merge, consolidate or amalgamate or purchase or otherwise acquire the assets of (or engage in a Disposition to) any other Credit Party; and
     (vii) The Borrower and its subsidiaries may acquire all or substantially all of the assets or Stock of any Person (the “Target”) (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions:
          (A) the Administrative Agent shall receive at least fifteen (15) days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;
          (B) such Permitted Acquisition shall only involve assets comprising a business, or those assets of a business, of the type engaged in by the Borrower as of the

Closing Date, and which would not subject the Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrower prior to such Permitted Acquisition;
          (C) no additional Indebtedness or Contingent Obligations or other liabilities other than Indebtedness permitted pursuant to Section 11.02 shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrower and Target after giving effect to such Permitted Acquisition, except ordinary course trade payables, accrued expenses and unsecured Indebtedness of the Target to the extent no Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition;
          (D) the sum of all amounts payable in connection with all Permitted Acquisitions (including, without duplication, all transaction costs and all Indebtedness, liabilities, and Contingent Obligations (other than customary indemnities provided by purchasers) incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Borrower and Target) shall not exceed an amount equal to (i) $1,500,000 minus (ii) the Captive Investment at anytime outstanding;
          (E) the Target shall have had positive EBITDA, pro forma for adjustments reasonably satisfactory to the Administrative Agent for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon the Target’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition;
          (F) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);
          (G) within thirty (30) days of the closing of any Permitted Acquisition, the Collateral Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets and Capital Stock of the Target in accordance with the Security Agreement, and Intermediate HoldCo, the Borrower and the Target shall have executed such documents and taken such actions as may be required by Administrative Agent in connection therewith;
          (H) Concurrently with delivery of the notice referred to in clause (A) above, Borrower shall have delivered to the Administrative Agent:
     (1) a pro forma consolidated balance sheet, income statement and cash flow statement of Intermediate HoldCo and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Intermediate

HoldCo and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition; and
     (2) a certificate of the chief financial officer of the Borrower to the effect that: w) such Credit Party (after taking into consideration all rights of contribution and indemnity such Credit Party has against Intermediate HoldCo and each other Credit Party) will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of the Borrower and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; and (y) Intermediate HoldCo and its Subsidiaries have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation has produced results satisfactory to Intermediate HoldCo and its Subsidiaries, including the Borrower;
          (I) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.
          SECTION 11.04. Change in Nature of Business. Such Credit Party shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature of its business as such business is carried on at the date hereof except (a) for activities directly related thereto or similar or related businesses and (b) that such Credit Party or its Subsidiaries may exit any non-material line of business.
          SECTION 11.05. Investments. Such Credit Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, hold, own or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any Investment, except the following:
          (a) Investments existing on the date hereof in Persons which are Subsidiaries of such Credit Party on the Closing Date;
          (b) Investments existing on the Effective Date and set forth on Schedule 11.05;
          (c) Cash Equivalents, provided that (1) the Credit Parties, taken as a whole, shall not have Cash Equivalents in Securities Accounts or Deposit Accounts in excess of $1,500,000 in the aggregate for all such accounts (excluding Exempt Deposit Accounts) outstanding at any one time with respect to which no Control Agreement has been executed and delivered; (2) each Credit Party may not have Cash Equivalents in Securities Accounts or Deposit Account in excess of $110,000 in the aggregate for all such accounts for such Credit Party outstanding at any one time with respect to which no Control Agreement has been executed and delivered;
          (d) such Borrower and its Subsidiaries may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

          (e) such Borrower and its Subsidiaries may acquire and own Investments (including obligations owing under Indebtedness) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
          (f) loans and advances by any Credit Party to employees of any Credit Party for moving and travel and other similar expenses, in each case in the ordinary course of business, in an aggregate principal amount not to exceed $100,000 at any time outstanding;
          (g) deposits by any Credit Party made in the ordinary course of business consistent with past practices to secure the performance of leases;
          (h) Investments arising out of the receipt by any Credit Party of non-cash consideration for the Disposition of assets permitted under Section 11.03;
          (i) purchases of Inventory, machinery, Equipment and other tangible assets by any Borrower or any of its Subsidiaries in the ordinary course of business provided such purchases are in compliance with Section 12.05;
          (j) transactions permitted pursuant to Section 11.03(vii);
          (k) Intermediate HoldCo may invest up to the Captive Cash Capitalization Amount minus the Offset Amount in the Captive Subsidiary at any time outstanding;
          (l) Intermediate HoldCo may post Synthetic L/Cs as capitalization for the Captive Subsidiary in an aggregate amount not to exceed $5,000,000;
          (m) other Investments by the Credit Parties not otherwise permitted by this Section 11.05 in an aggregate amount for all Credit Parties at any time outstanding not to exceed $500,000 minus the Captive Investment at any time outstanding; and
          (n) transactions permitted pursuant to Section 11.08(a)(v).
          SECTION 11.06. Sale and Leaseback. Such Credit Party shall not and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capitalized Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) that any Credit Party has sold or transferred or is to sell or transfer to any other Person or (b) that any Credit Party intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by such Credit Party or any other Credit Party to any Person in connection with such lease; provided, that the Borrower and its Subsidiaries shall be permitted, become or remain liable on such leases with respect to the lease of computer or computer-related equipment in an aggregate amount not to exceed $150,000 in any Fiscal Year and $500,000 at any time outstanding.
          SECTION 11.07. Pennsylvania Companies. Such Credit Party will not, and will not permit any of its Subsidiaries to, pay any funds into Amlease of PA, Inc. or ATS of PA, Inc. except to the extent necessary to complete their dissolution.

          SECTION 11.08. Restricted Payments.
          Such Credit Party shall not make any Restricted Payment (other than Restricted Payments payable solely in Capital Stock of such Person); provided, however, (a) if no Default or Event of Default (other than with respect to clause (ii)) shall have occurred and be continuing immediately before or immediately after giving effect to such payment, the Borrower and Intermediate HoldCo may make the following payments:
     (i) repurchases and redemptions of Capital Stock of the Borrower held by current and past members of the Borrower’s management for fair market value in an amount not to exceed $500,000 in each Fiscal Year, not to exceed $2,000,000 in the aggregate for all Credit Parties taken as a whole;
     (ii) dividends and other cash payments from the Borrower to Intermediate HoldCo to fund (A) taxes and (B) fees and other expenses incidental to its status as the holding company of the Borrower, in an amount for this clause (ii) not to exceed $250,000 for each Fiscal Year;
     (iii) dividends and other cash payments from the Borrower to Intermediate HoldCo to fund (A) management fees and expenses under the Management Services Agreements up to $450,000 in each year and (B) up to $450,000 for fees due under the Financial Advisory Agreement;
     (iv) dividends from the Borrower to Intermediate HoldCo and from Intermediate HoldCo to its shareholders paid on or prior to August 15, 2006 in an amount not to exceed $22,500,000; and
     (v) a one time dividend from the Borrower to Intermediate HoldCo to allow Intermediate HoldCo to purchase: (A) all of the common stock (together with accrued interest) of Intermediate HoldCo owned by Regions on the Closing Date in an aggregate amount not to exceed $10,000,000, and (B) pay an amount to Regions to satisfy all the obligations that Intermediate HoldCo may have under Section 1.6 of the Stock Purchase Agreement in an aggregate amount not to exceed $500,000.
          (b) Any Subsidiary of the Borrower may pay dividends and other cash payments to the Borrower.
          (c) The Borrower may pay dividends and other cash payments to be used solely to fund the Captive Subsidiary up to the Captive Cash Capitalization Amount minus the Offset Amount.
          SECTION 11.09. Federal Reserve Regulations. Such Credit Party shall not use any Loan or the proceeds of any Loan under this Agreement for any purpose that would cause such Loans to be margin loans under the provisions of Regulation T, Regulation U or Regulation X.
          SECTION 11.10. Transactions with Affiliates. Such Credit Party will not enter into, renew, extend or be a party to any transaction or series of related transactions

(including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any of its Affiliates, except:
          (a) reimbursement of reasonable out-of-pocket expenses of the Sponsor in an aggregate amount for all such reimbursements by any Credit Party not exceeding $200,000 in any fiscal year or otherwise as approved by the Administrative Agent;
          (b) normal and customary compensation, indemnities and reimbursement of reasonable expenses of officers and directors of the Borrower or any of their respective Subsidiaries;
          (c) any transaction permitted pursuant to Section 11.08;
          (d) other transactions which are engaged in by the Borrower or any of its Subsidiaries in the ordinary course of its business on terms and conditions as favorable to such Person as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party; and
          (e) any transaction the purpose of which is to capitalize the Captive Subsidiary; provided, that (i) the amount of cash contributed to the Captive Subsidiary in connection with any such transaction does not exceed the Captive Cash Capitalization Amount and (ii) the amount of Synthetic L/Cs issued for the benefit of the Captive Subsidiary in connection with any such transaction does not exceed the Captive L/C Capitalization Amount;
          (f) the Borrower and its Subsidiaries may make payments of premiums to the Captive Subsidiary in connection with any policies of insurance issued by the Captive Subsidiary in favor of the Borrower or any of its Subsidiaries, so long as any such premium does not exceed either (i) the actuarially justified amounts or (ii) the amounts as required by any insurer or reinsurer including any associated costs or expenses of the Captive Subsidiary or any insurer or reinsurer, whichever is greater;
          (g) the payment made on the Closing Date to Clarion Operating, LLC of a bank financial advisory fee in connection with the transactions contemplated by this Agreement in an aggregate amount not to exceed $450,000;
          (h) the payment of the Permitted Tax Benefit Payments in accordance with the Stock Purchase Agreement as in effect on the Effective Date; and
          (i) the purchase of common stock of Intermediate HoldCo existing on the Closing Date; and
          (j) the payment to Regions to satisfy all the obligations that Intermediate HoldCo may have under Section 1.6 of the Stock Purchase Agreement in an aggregate amount not to exceed $500,000.
          SECTION 11.11. Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Such Credit Party will not create or otherwise cause, incur, assume,

suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any other Credit Party (a) to pay dividends or to make any other distribution on any shares of Capital Stock of such Credit Party or any of its Subsidiaries, (b) to subordinate or to pay or prepay any Indebtedness owed to any Credit Party, (c) to make loans or advances to the Credit Party or (d) to transfer any of its property or assets to any Credit Party or permit any of its Subsidiaries (other than the Captive Subsidiary) to do any of the foregoing; provided, however, that nothing in any of clauses (a) through (d) of this Section 11.11 shall prohibit or restrict: (i) this Agreement, the other Loan Documents and the Transaction Documents; (ii) any applicable law, rule or regulation (including applicable currency control laws and applicable state or provincial corporate statutes restricting the payment of dividends in certain circumstances); (iii) any restriction set forth in any document or agreement governing or securing any Existing Debt; (iv) in the case of clause (d), any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or (v) in the case of clause (d), any holder of a Permitted Encumbrance from restricting on customary terms the transfer of any property or assets subject thereto.
          SECTION 11.12. Limitation on Issuance of Capital Stock. Neither Intermediate HoldCo nor any other Credit Party will issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants, options or other rights for the purchase or acquisition of any of its Capital Stock, other than (a) the granting to all holders of common stock of the Borrower of rights to subscribe for or purchase any shares of Capital Stock of the Borrower of any class or of any other rights and the issuance of Capital Stock of the Borrower in connection with the exercise of such rights or the conversion of Capital Stock of the Borrower acquired pursuant to such rights; (b) in connection with the plans set forth on Schedule 8.01(E); or (c) to the Credit Parties.
          SECTION 11.13. Modifications of Indebtedness, Organizational Documents and Certain Other Agreements. Such Credit Party shall not, and shall not permit any of its Subsidiaries to, amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement) except (a) any such amendments, modifications or changes pursuant to this clause (a) that either individually or in the aggregate would not be materially adverse to the interests of the Lenders or (b) any such amendments, modifications or changes in connection with the plans set forth on Schedule 8.01(E).
          SECTION 11.14. Investment Company Act of 1940. Such Credit Party will not, and will not permit its Subsidiaries to, engage in any business, enter into any transaction, use any securities or take any other action that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

          SECTION 11.15. Securities Accounts. Except as permitted pursuant to Section 11.05(c) or (k), such Credit Party will not establish or maintain any Securities Account, Deposit Account or similar account (other than an Exempt Deposit Account) unless the Collateral Agent shall have received a Control Agreement in respect of such Securities Account, Deposit Account or similar account. Each Credit Party shall comply in all material respects with the provisions of each Control Agreement to which it is a party.
          SECTION 11.16. Negative Pledges. No Credit Party will enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except (a) pursuant to this Agreement and the other Loan Documents, (b) pursuant to any document or instrument governing Existing Debt or governing Capitalized Lease Obligations or purchase money debt incurred pursuant to Section 11.02 or in connection with any Lien permitted by Section 11.01 or any Disposition permitted by Section 11.03 if any such restriction contained therein relates only to the asset or assets acquired in connection therewith or (c) with respect to the Captive Subsidiary, pursuant to applicable law or pursuant to any contractual restrictions necessary to the conduct of the Captive Subsidiary’s business as an insurance provider.
          SECTION 11.17. Impairment of Security Interests. Except as otherwise permitted pursuant to any of the Loan Documents, such Credit Party will not, directly or indirectly, take any action or do anything that would have the effect of terminating, limiting or impairing the perfected Liens securing the obligations as set forth herein.
          SECTION 11.18. Limitation on the Creation of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, such Credit Party will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Closing Date any Subsidiary (other than the Captive Subsidiary, it being understood that Section 11.19 hereof and any other applicable provision in this Agreement or in the other Loan Documents shall govern the establishment, creation or acquisition of the Captive Subsidiary); provided, that (a) the Borrower and its Subsidiaries shall be permitted to establish or create wholly-owned Subsidiaries so long as, in each case, (i) at least five (5) days’ prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent), (ii) the Capital Stock or other equity interests of such new Subsidiary, to the extent owned by the Borrower or a Subsidiary Guarantor, are promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreements to the Collateral Agent for the benefit of the Secured Creditors and the certificates, if any, representing such stock or other equity interests, together, if required by such Pledge Agreement, with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent, (iii) to the extent that such new Subsidiary promptly executes a counterpart of a Joinder Agreement, a Pledge Agreement and the relevant Security Documents and (iv) to the extent requested by the Administrative Agent, such new Subsidiary takes all actions required pursuant to Section 10.06, (b) Subsidiaries may be established, created or acquired pursuant to Permitted Acquisitions so long as, in each such case (i) with respect to each wholly-owned Subsidiary acquired pursuant to a Permitted Acquisition, the actions specified in preceding clauses (a)(ii) and (iii) shall be taken and (ii) with respect to each Subsidiary which is not a wholly-owned Subsidiary and is acquired pursuant to a Permitted Acquisition, all capital stock or other equity interests thereof owned by any Credit Party shall be pledged pursuant to a Pledge Agreement to the Collateral Agent for the

benefit of the Secured Creditors and (c) the Borrower and any of its Subsidiaries shall be permitted to establish or create a non-wholly-owned Subsidiary, so long as all of the capital stock or other equity interests of such new non-wholly-owned Subsidiary owned by the Borrower or any Subsidiary Guarantor shall be pledged pursuant to a Pledge Agreement to the Collateral Agent for the benefit of the Secured Creditors and the certificates representing such stock or other equity interests, together, if required by such Pledge Agreement, with appropriate transfer powers duly executed in blank, shall be delivered to the Collateral Agent. In addition, each new Subsidiary that is required to execute any Loan Document shall execute and deliver, or cause to be executed and delivered to the Collateral Agent for the benefit of the Secured Creditors, all other relevant documentation of the type described in Article VII as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Closing Date; provided, that this Section 11.18 shall not apply to the Captive Subsidiary.
          SECTION 11.19. Limitation on the Creation of Captive Subsidiary. Notwithstanding anything to the contrary contained in this Agreement, Intermediate HoldCo may not establish, create or acquire after the Closing Date the Captive Subsidiary unless (a) at least thirty (30) days’ prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent), (b) the Capital Stock of the Captive Subsidiary is promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement to the Collateral Agent for the benefit of the Secured Creditors and the certificates, if any, representing such Capital Stock, together, if required by such Pledge Agreement, with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent; provided, that to the extent the Captive Subsidiary is organized in a jurisdiction outside of the United States, Intermediate HoldCo shall only be required to subject to the Lien of the Pledge Agreement (i) 65% (or such greater percentage from time to time that, (A) could not reasonably be expected to cause any amounts to be included in the gross income of Intermediate HoldCo pursuant to Section 951 and 956 of the Code or (B) could not reasonably be expected to cause any other material adverse tax consequences) of the issued and outstanding Capital Stock of the Captive Subsidiary entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c) (2)) and (ii) 100% of the issued and outstanding Capital Stock of the Captive Subsidiary not entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)), and (c) the Administrative Agent shall have received from (x) Duane Morris LLP, counsel to the Captive Subsidiary and Intermediate HoldCo, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders covering such matters relating to the Captive Subsidiary as was provided for the non-Delaware Guarantor Subsidiary in substantially the same form and substance as delivered at closing to the Administrative Agent and (y) local counsel to the Captive Subsidiary and Intermediate HoldCo satisfactory to the Administrative Agent, opinions addressed to the Administrative Agent, the Collateral Agent and each of the Lenders covering due authorization and execution.
          SECTION 11.20. Insurance Contracts. Intermediate HoldCo and the Borrower shall not enter into, nor shall they permit any of their Subsidiaries to enter into, any insurance contract or policy to be supported by a Synthetic L/C if the obligations supported by such Synthetic L/C are not Synthetic L/C Supportable Obligations.

ARTICLE XII
FINANCIAL COVENANTS
          Intermediate HoldCo and the Borrower covenant and agree that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations:
          SECTION 12.01. Total Leverage Ratio. Intermediate HoldCo shall not permit the Total Leverage Ratio for the trailing twelve-month period ending on the last day of any fiscal quarter set forth below to exceed the ratio set forth opposite such fiscal quarter:

Fiscal Quarter	Maximum Adjusted Leverage Ratio

Second Fiscal Quarter 2007	4.25x
Third Fiscal Quarter 2007	4.25x
Fourth Fiscal Quarter 2007	4.00x
First Fiscal Quarter 2008	3.75x
Second Fiscal Quarter 2008	3.75x
Third Fiscal Quarter 2008	3.50x
Fourth Fiscal Quarter 2008	3.25x
First Fiscal Quarter 2009	3.00x
Second Fiscal Quarter 2009	3.00x
Third Fiscal Quarter 2009	2.75x
Fourth Fiscal Quarter 2009	2.50x
First Fiscal Quarter 2010	2.50x
Second Fiscal Quarter 2010	2.50x
Third Fiscal Quarter 2010	2.50x
Fourth Fiscal Quarter 2010	2.50x
First Fiscal Quarter 2011	2.50x
Second Fiscal Quarter 2011	2.50x
Third Fiscal Quarter 2011	2.50x
          SECTION 12.02. EBITDA. Intermediate HoldCo shall not permit the EBITDA for the trailing twelve-month period ending on the last day of any fiscal quarter set forth below to be less than the amount set forth opposite such fiscal quarter:

Fiscal Quarter	EBITDA

Second Fiscal Quarter 2007	$16,500,000
Third Fiscal Quarter 2007	$16,750,000
Fourth Fiscal Quarter 2007	$17,000,000
First Fiscal Quarter 2008	$17,250,000
Second Fiscal Quarter 2008	$17,500,000
Third Fiscal Quarter 2008	$17,750,000
Fourth Fiscal Quarter 2008	$18,000,000
First Fiscal Quarter 2009	$18,250,000
Second Fiscal Quarter 2009	$18,500,000
Third Fiscal Quarter 2009	$18,750,000
Fourth Fiscal Quarter 2009	$19,000,000

Fiscal Quarter	EBITDA

First Fiscal Quarter 2010	$19,250,000
Second Fiscal Quarter 2010	$19,500,000
Third Fiscal Quarter 2010	$19,750,000
Fourth Fiscal Quarter 2010	$20,000,000
First Fiscal Quarter 2011	$20,250,000
Second Fiscal Quarter 2011	$20,500,000
Third Fiscal Quarter 2011	$20,750,000
          SECTION 12.03. Interest Coverage Ratio. Intermediate HoldCo shall not permit the Interest Coverage Ratio for the trailing twelve-month period ending on the last day of any fiscal quarter set forth below to be less than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter	Interest Coverage Ratio

At Closing	2.50x
Second Fiscal Quarter 2007	2.50x
Third Fiscal Quarter 2007	2.50x
Fourth Fiscal Quarter 2007	2.50x
First Fiscal Quarter 2008	2.75x
Second Fiscal Quarter 2008	2.75x
Third Fiscal Quarter 2008	3.00x
Fourth Fiscal Quarter 2008	3.25x
First Fiscal Quarter 2009	3.25x
Second Fiscal Quarter 2009	3.50x
Third Fiscal Quarter 2009	3.50x
Fourth Fiscal Quarter 2009	3.50x
First Fiscal Quarter 2010	3.50x
Second Fiscal Quarter 2010	3.50x
Third Fiscal Quarter 2010	3.50x
Fourth Fiscal Quarter 2010	3.50x
First Fiscal Quarter 2011	3.50x
Second Fiscal Quarter 2011	3.50x
Third Fiscal Quarter 2011	3.50x
          SECTION 12.04. Maximum Deductible. The Credit Parties shall not permit the deductible under the Credit Parties’ workers compensation coverage to exceed $2,000,000 per incident.
          SECTION 12.05. Capital Expenditures. Such Credit Party will not, and will not permit any of its Subsidiaries to, make or agree to make any Capital Expenditure that would cause the aggregate amount of all such Capital Expenditures made by any of the Credit Parties to exceed $1,500,000 in any Fiscal Year. Notwithstanding the foregoing, the Borrower may make Capital Expenditures (which Capital Expenditures will not be included in any determination under this Section 12.05) with the Net Cash Proceeds of a Disposition, to the extent such Net Cash Proceeds are not required to be applied to repay Term Loans pursuant to Section 5.02(a)(ii).

ARTICLE XIII
EVENTS OF DEFAULT, RIGHTS AND REMEDIES
          SECTION 13.01. Events of Default. Each of the following occurrences shall constitute an event of default (an “Event of Default”) under this Agreement:
          (a) Failure to Make Payments When Due. The Borrower shall fail to pay any Obligation (whether principal, reimbursement obligations, repayments, interest, fees, expenses, indemnities or other obligations) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise).
          (b) Breach of Certain Covenants. Any Credit Party shall fail to perform or comply with any covenant or agreement contained in Section 9.03, 10.03, 10.05, 10.18, 10.19, Article XI, Article XII or Article XIV under this Agreement or contained in any other Loan Document.
          (c) Breach of Representation or Warranty. Any representation, warranty or statement made or deemed made by or on behalf of any Credit Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to the Administrative Agent or any Lender pursuant to any Loan Document proves to be incorrect or misleading in any material respect when made or deemed made.
          (d) Breach of Certain Covenants (Five (5) Day Cure). Any Credit Party shall fail to perform or comply with any covenant or agreement contained in Section 9.01, 9.02, 9.04, 9.06, 9.07, 10.07, 10.10, 10.13, 10.14, 10.17, or 10.22, and such failure continues for a period of five (5) days; provided, that with respect to Sections 9.04 and 9.08, the Administrative Agent shall have given notice with respect thereto.
          (e) Other Defaults (Thirty (30) Day Cure). Any Credit Party shall fail to perform or comply with any other covenant or agreement and such failure continues for a period of thirty (30) days.
          (f) Default as to Other Indebtedness. Any Credit Party shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness of such Credit Party if the aggregate amount of such Indebtedness is in excess of $500,000 in the aggregate and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other breach, default or event of default shall occur (and in the case of a Hedging Agreement, such breach, default or event of default would give a party to such Hedging Agreement (other than a Credit Party) certain rights and remedies including the right to declare that a Termination Event (as defined therein) has occurred under such Hedging Agreement), or any other condition (other than any Termination Event (as defined therein) under a Hedging Agreement not arising as a result of an event of default thereunder) shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof (with or without the giving of notice or lapse of time or both) is to cause an acceleration, mandatory redemption or other required repurchase of such

Indebtedness or, as to such Indebtedness, permit the holder or holders of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any Indebtedness if the aggregate amount of such Indebtedness is $500,000 shall be declared to be due and payable (by acceleration or otherwise) by a Person (other than a Credit Party) as a result of a breach, default or event of default by a Credit Party, or required to be prepaid, redeemed or otherwise repurchased by any Credit Party (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or the holder or holders of any Lien, securing obligations of $500,000 or more, shall commence foreclosure of such Lien upon property of any Credit Party.
          (g) Voluntary Bankruptcy Proceeding. Any Credit Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, receiver and manager, interim receiver, sequestration, administrator, monitor, custodian or other similar official for any such Credit Party or for any substantial part of its property, (ii) shall consent to the entry of an order for relief in an involuntary bankruptcy case or to the conversion of an involuntary case to a voluntary case under bankruptcy, insolvency or reorganization law, (iii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iv) shall make a general assignment for the benefit of creditors or (v) shall take any action to authorize or effect any of the actions set forth above in this Section 13.01(g).
          (h) Involuntary Bankruptcy Proceeding. (i) An involuntary case shall be commenced against any Credit Party and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of such Credit Party in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, provincial, local or foreign law; or the board of directors of such Credit Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.
     (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestration, trustee, receiver and manager, administrator, monitor, custodian or other officer having similar powers over any Credit Party or over all or a substantial part of their respective assets shall be entered; or an interim receiver, trustee or other custodian of any Credit Party or of all or a substantial part of their respective assets shall be appointed or a warrant of attachment, execution or similar process against any substantial part of their respective assets shall be issued and any such event shall not be stayed, dismissed, bonded or discharged; or the board of directors of any Credit Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.
          (i) Invalidity of Documents. Any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against a Credit Party intended to be a party thereto; or the validity or enforceability thereof shall be contested by any party thereto; or a proceeding shall be commenced by a Credit Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof; or a Credit Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document.
          (j) Loan Documents; Impairment. At any time, for any reason, (i) any Loan Document shall for any reason (other than pursuant to the express terms hereof or thereof) fail or cease to create a valid and perfected Lien or the Liens intended to be created or perfected thereby are, or any Credit Party seeks to render such Liens, invalid or unperfected except as otherwise contemplated hereby or thereby or (ii) Liens in favor of the Collateral Agent contemplated by the Loan Documents shall be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the perfected status or priority contemplated hereby or by the other Loan Documents (subject to Permitted Encumbrances); provided, however, it shall not be an Event of Default hereunder if the failure to have the perfected status contemplated hereby is solely a result of the gross negligence or willful misconduct of the Collateral Agent.
          (k) Judgments. One or more judgments or judicial or administrative orders for the payment of money exceeding $500,000 in the aggregate shall be rendered against a Credit Party and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or judicial or administrative order or (ii) there shall be a period of twenty (20) consecutive Business Days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 13.01(k) if and to the extent that (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order.
          (l) Change of Control. A Change of Control shall have occurred.
          (m) ERISA Event. With respect to any Plan, a prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA occurs which could reasonably be expected to result in direct or indirect material liability to any Credit Party, (i) with respect to any Plan subject to Title IV of ERISA, the filing of a notice to voluntarily terminate any such Plan in a distress termination, (ii) with respect to any Multiemployer Plan, any Credit Party or any ERISA Affiliate shall incur any Withdrawal Liability, (iii) with respect to any Pension Plan subject to Section 412 of the IRC or Section 302 of ERISA, any Credit Party or any ERISA Affiliate shall incur an accumulated funding deficiency or request a funding waiver from the IRS or (iv) with respect to any Plan subject to Title IV of ERISA or Multiemployer Plan which has an ERISA Event not described in clauses (i) through (iv) above, there is a reasonable likelihood for termination of any such plan by the PBGC; provided, however, that the events listed in clauses (i) through (iv) above shall constitute Events of Default only if the liability, deficiency or waiver request of any Credit Party or any

ERISA Affiliate, whether or not assessed, exceeds $200,000 in any case set forth in clauses (i) through (iv) above, or exceeds $200,000 in the aggregate for all such cases.
          (n) Insurance Contracts. An Insurance Event of Default shall have occurred and, the Borrower shall have failed to satisfy each of the following conditions prior to the end of the Reinstatement Period, (i) no default shall have occurred and be continuing under the insurance contract and no event or circumstance has occurred that with notice or the passage of time would become a default thereunder, (ii) the Borrower shall have delivered to the Administrative Agent (1) a certificate from the Borrower certifying that no default has occurred and is continuing under the insurance contract and no event or circumstance has occurred that with notice or the passage of time would become a default a “Company Certificate”) and (2) written evidence from the beneficiary of the relevant Synthetic L/C, dated as of the date of the Company Certificate, that the coverage remains in full force and effect (or from a comparable replacement carrier that comparable insurance coverage is in full force and effect) (a “Reinstatement Certificate”).
          SECTION 13.02. Remedies. If any Event of Default specified in Section 13.01 shall have occurred and be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of any Agent or any Lender to enforce its claims against any Guarantor or the Borrower: (a) terminate or reduce the Commitments, whereupon the Commitments shall immediately be terminated or reduced, (b) declare all or a portion of Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of such Loans and reimbursement obligations all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and all other Obligations (other than Hedging Obligations) shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (c) require the Borrower to cash collateralize all outstanding Standby L/Cs in an amount equal to 102% of the face amount of such Standby L/Cs (by transfer of such funds to the Cash Collateral Account), (d) require the Borrower to cash collateralize all outstanding Synthetic L/Cs in an amount equal to 102% of the face amount of such Synthetic L/Cs (by transfer of such funds to the Cash Collateral Account) and (e) exercise any and all of its other rights and remedies hereunder, under the other Loan Documents, under applicable law and otherwise; provided, however, that upon the occurrence of any Event of Default described in subsection (g) or (h) of Section 13.01, the Commitments shall automatically terminate and the Loans and reimbursement obligations then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement (including the cash collateralization contemplated by clause (c) above) shall become immediately due and payable automatically, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Borrower, and provided, further, that the Collateral Agent shall pay and apply the proceeds and avails of any sale or other disposition of the Collateral, or any part thereof, resulting from the exercise of the remedies as provided for in this Section 13.02 in accordance with Section 2.05.
          SECTION 13.03. Waivers by the Credit Parties. Except as otherwise provided for in this Agreement and Applicable Law, the Credit Parties waive (a) presentment, demand and protest and notice of presentment or dishonor notice of intent to accelerate and notice of acceleration, (b) all rights to notice and a hearing prior to the Lenders’ taking possession or control of, or to the Lenders’ replevy, attachment or levy upon, any collateral securing the Obligations or any bond or security which might be required by any court prior to allowing such Lenders to exercise any of their remedies, (c) the benefit of all valuation, appraisal and exemption laws and (d) all rights of set-off against any Lender as it applies to the payment of the Obligations. The Credit Parties acknowledge that they have been advised by counsel of their choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.
ARTICLE XIV
GUARANTY
          SECTION 14.01. Guaranty. In order to induce the Agents and the Participating Lenders to enter into this Agreement and to make available the Loans hereunder, and in recognition of the direct benefits to be received by each Guarantor from the proceeds of the Loans, subject to Section 14.15, each Credit Party hereby agrees with the Administrative Agent and the Collateral Agent, for the benefit of the Participating Lenders, as follows: each Guarantor hereby jointly and severally unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, and the performance, of any and all of the Obligations of all other Credit Parties (such Obligations, collectively, the “Guaranteed Obligations”). If any or all of the Obligations becomes due and payable hereunder, each Guarantor irrevocably and unconditionally promises to pay such Indebtedness to the Collateral Agent, for the benefit of the Participating Lenders.
          SECTION 14.02. Nature of Liability. The Guarantors agree that this Guaranty is a guaranty of payment and performance and not of collection, and that their obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and the liability of each Guarantor shall not be affected by, nor shall this Guaranty be discharged or reduced by reason of:
          (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in this Guaranty, any other Loan Document or any other agreement, document or instrument to which any Credit Party and/or Guarantors are or may become a party;
          (b) the absence of any action to enforce this Guaranty or any other Loan Document or the waiver or consent by the Administrative Agent, the Collateral Agent and/or Participating Lenders with respect to any of the provisions thereof;
          (c) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Obligations, or any payment on or in reduction of any such other guaranty or undertaking;
          (d) the incapacity or any change in the name, style or constitution of any Credit Party or any other person liable;

          (e) any dissolution, termination or increase, decrease or change in personnel by the Borrower;
          (f) the Collateral Agent granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, any Credit Party or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from any Credit Party or any other person liable;
          (g) the existence, value or condition of, or failure to perfect its Lien against, any Collateral for the Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent or the Collateral Agent in respect thereof (including, without limitation, the release of any such Security);
          (h) the insolvency of any Credit Party, or any payment made to any Agent or Participating Lender on the Obligations which any such Agent or Participating Lender repays to the Borrower pursuant to a court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding;
          (i) any act or omission which would not have discharged or affected the liability of a Guarantor had it been a principal debtor instead of a Guarantor or by anything done or omitted which but for this provision might operate to exonerate or discharge a Guarantor; or
          (j) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor.
          SECTION 14.03. Independent Obligation.
          The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other party or the Borrower and whether or not any other Guarantor, any other party or the Borrower be joined in any such action or actions. Each Guarantor waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Credit Party or other circumstance which operates to toll any statute of limitations as to such Credit Party shall operate to toll the statute of limitations as to each Guarantor.
          Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations. Each Guarantor agrees that any notice or directive given at any time to the Administrative Agent that is inconsistent with the preceding paragraph shall be null and void and may be ignored by the Administrative Agent and the Participating Lenders, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Agents and the Participating Lenders have specifically agreed otherwise in writing. It is agreed among each Guarantor, the Administrative Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and that, but for this Guaranty and such waivers, the Agents and the Participating Lenders would decline to enter into this Agreement.
          SECTION 14.04. Demand by the Administrative Agent or the Lenders. In addition to the terms of the Guaranty set forth in Section 14.01 hereof, and in no manner imposing any limitation on such terms, it is expressly understood and agreed that, if, at any time, the outstanding principal amount of the Guaranteed Obligations under this Agreement (including all accrued interest thereon) is declared to be immediately due and payable, then the Guarantors shall, without demand, pay to the holders of the Guaranteed Obligations the entire outstanding Guaranteed Obligations due and owing to such holders. Payment by the Guarantors shall be made to the Administrative Agent in immediately available funds to an account designated by the Administrative Agent or at the address set forth herein for the giving of notice to the Administrative Agent or at any other address that may be specified in writing from time to time by the Administrative Agent, and shall be credited and applied to the Guaranteed Obligations.
          SECTION 14.05. Enforcement of Guaranty. In no event shall the Administrative Agent have any obligation (although it is entitled, at its option) to proceed against the Borrower or any other Credit Party or any Collateral pledged to secure Guaranteed Obligations before seeking satisfaction from any or all of the Guarantors, and the Administrative Agent may proceed, prior or subsequent to, or simultaneously with, the enforcement of the Administrative Agent’s rights hereunder, to exercise any right or remedy it may have against any Collateral, as a result of any Lien it may have as security for all or any portion of the Guaranteed Obligations.
          SECTION 14.06. Waiver.
          (a) In addition to the waivers contained in Section 14.03 hereof, the Guarantors waive, and agree that they shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantors of their Guaranteed Obligations under, or the enforcement by the Collateral Agent, the Administrative Agent or the Lenders of, the Guaranty. The Guarantors hereby waive diligence, presentment and demand (whether for non payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further Security, release of further Security, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in the Borrower’s financial condition or any other fact which might increase the risk to the Guarantors) with respect to any of the Guaranteed Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of the Guaranty. The Guarantors represent, warrant and jointly and severally agree that, as of the date of this Agreement, their obligations under the Guaranty are not subject to any offsets or defenses against the Administrative Agent or the Lenders or any Credit Party of any kind. The Guarantors further jointly and severally agree that their obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses against the Collateral Agent, the Administrative Agent or any Participating Lender or against any Credit Party of any kind which may arise in the future.
          (b) Each Credit Party assumes all responsibility for being and keeping itself informed of each other Credit Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each credit party assumes and incurs hereunder, and agrees that the Administrative Agent and the other Secured Creditors shall have no duty to advise any Credit Party of information known to them regarding such circumstances or risks.
          SECTION 14.07. Benefit of Guaranty. The provisions of the Guaranty are for the benefit of the Agents and the Participating Lenders and their respective permitted successors, permitted transferees, endorsees and assigns, and nothing herein contained shall impair, as between any Credit Party and the Agents or the Participating Lenders, the obligations of any Credit Party under the Loan Documents. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by the Agents or any Participating Lender to any Person or Persons in a manner permitted by this Agreement, any reference to “the Agents” or “the Participating Lender” herein shall be deemed to refer equally to such Person or Persons.
          SECTION 14.08. Modification of Guaranteed Obligations, Etc. Each Guarantor hereby acknowledges and agrees that the Agents and the Participating Lenders may at any time or from time to time, with or without the consent of, or notice to, the Guarantors or any of them:
          (a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;
          (b) take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;
          (c) amend or modify, in any manner whatsoever, the Loan Documents;
          (d) extend or waive the time for any Credit Party’s performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;
          (e) take and hold Collateral for the payment of the Guaranteed Obligations guaranteed hereby or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Agents or the Participating Lenders have been granted a Lien, to secure any Obligations;
          (f) release anyone who may be liable in any manner for the payment of any amounts owed by the Guarantors or any Credit Party to the Agents or any Participating Lender;

          (g) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Guarantor or any Credit Party are subordinated to the claims of the Agents and the Participating Lenders;
          (h) apply any sums by whomever paid or however realized to any amounts owing by any Guarantor or any Credit Party to the Agents or any Participating Lender in such manner as the Agents or any Participating Lender shall determine in its discretion;
          (i) the Agents and the Participating Lenders shall not incur any liability to the Guarantors as a result thereof, and no such action shall impair or release the Guaranteed Obligations of the Guarantors or any of them under the Guaranty; and/or
          (j) settle or compromise any of the Guaranteed Obligations, any security therefore or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any party thereof to the payment of any liability (whether due or not) of any Credit Party to its creditors other than the Secured Creditors.
          SECTION 14.09. Reinstatement.
          (a) The Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party or any Guarantor for liquidation or reorganization, should any Credit Party or any Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Credit Party’s or such Guarantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Administrative Agent or any Lender, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
          (b) If claim is ever made upon any Agent or Participating Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected in good faith by such payee with any such claimant (including the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon it, notwithstanding any revocation of the Guaranty or other instrument evidencing any liability of the Borrower or any termination of this Agreement, and each Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
          SECTION 14.10. Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in the Guaranty, or in any other Loan Document, each Guarantor hereby:
          (a) expressly and irrevocably waives, on behalf of itself and its successors and assigns (including any surety), any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to a Guarantor against a principal, to a Guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of any claim against any Person, and which such Guarantor may have or hereafter acquire against any Credit Party in connection with or as a result of such Guarantor’s execution, delivery and/or performance of this Agreement, or any other documents to which such Guarantor is a party or otherwise; and
          (b) acknowledges and agrees that (i) this waiver is intended to benefit the Agents and the Participating Lenders and shall not limit or otherwise affect any Guarantor’s liability hereunder or the enforceability of the Guaranty and (ii) the Agents, the Participating Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 14.10 and their rights under this Section 14.10 shall survive payment in full of the Guaranteed Obligations.
          SECTION 14.11. Election of Remedies. If any Agent may, under applicable law, proceed to realize benefits under any of the Loan Documents giving the Agents and the Participating Lenders a Lien upon any Collateral owned by any Credit Party, either by judicial foreclosure or by non judicial sale or enforcement, the Collateral Agent may, at its sole option, determine which of such remedies or rights it may pursue without affecting any of such rights and remedies under this Guaranty. If, in the exercise of any of its rights and remedies, the Collateral Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party, whether because of any applicable laws pertaining to “election of remedies” or the like, the Guarantors hereby consent to such action by any Agent and waive any claim based upon such action, even if such action by any Agent shall result in a full or partial loss of any rights of subrogation which the Guarantors might otherwise have had but for such action by any Agent. Any election of remedies that results in the denial or impairment of the right of the Administrative Agent to seek a deficiency judgment against any Credit Party shall not impair each Guarantor’s obligation to pay the full amount of the Guaranteed Obligations. In the event any Agent shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, such Agent may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid need not be paid by such Agent but shall be credited against the Guaranteed Obligations. The amount of the successful bid at any such sale shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be conclusively deemed to be the amount of the Guaranteed Obligations guaranteed under the Guaranty, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the

Administrative Agent and the Lenders might otherwise be entitled but for such bidding at any such sale.
          SECTION 14.12. Funds Transfers. If any Guarantor shall engage in any transaction as a result of which the Borrower is required to make a mandatory prepayment with respect to the Guaranteed Obligations under the terms of this Agreement (including any issuance or sale of such Guarantor’s Capital Stock or any sale of its assets), such Guarantor shall distribute to, or make a contribution to the capital of, the Borrower an amount equal to the mandatory prepayment required under the terms of this Agreement.
          SECTION 14.13. Further Assurances.
          (a) Each Guarantor agrees, upon the written request of the Administrative Agent, to execute and deliver to the Administrative Agent, from time to time, any additional instruments or documents reasonably considered necessary by the Administrative Agent to cause the Guaranty to be, become or remain valid and effective in accordance with its terms.
          (b) Each Credit Party acknowledges and confirms that it has established its own adequate means of obtaining from each other Credit Party on a continuing basis all information desired by it concerning the financial condition of each other Credit Party and that each Credit Party will look to the other Credit Parties and not to the Administrative Agent or any Secured Party in order to keep adequately informed of changes in any other Credit Party’s financial condition.
          SECTION 14.14. Payments Free and Clear of Taxes. Except as set forth below, all payments required to be made by each Guarantor hereunder shall be made to the Administrative Agent and the Lenders free and clear of, and without deduction for, any and all present and future Taxes. If any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (a) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 14.14) the Administrative Agent or the Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (b) such Guarantor shall make such deductions and (c) such Guarantor shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Notwithstanding the foregoing, no Guarantor shall be required to pay any such additional amounts to an Agent or a Lender with respect to any Taxes in respect of which the Borrower would not be required to pay any additional amounts pursuant to Section 5.05(a) if such Taxes were withheld or deducted by the Borrower and the payment had been made by the Borrower instead of the Guarantor. Within thirty (30) days after the date of any payment of Taxes, each applicable Guarantor shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof. Except as set forth below, each Guarantor shall jointly and severally indemnify and, within ten (10) days of receipt of written demand therefor, pay the Administrative Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 14.14) paid by the Administrative Agent or such Lender, as appropriate, with respect to any payment by or on account of any obligation of a Guarantor hereunder and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Notwithstanding the foregoing, each Guarantor shall not be required to indemnify a Lender or an Agent with respect to any Taxes in respect of which the Borrower would not be required to indemnify the Lender or the Agent pursuant to Section 5.05(c) if the payment had been made by the Borrower and such Taxes arose with respect to any payment by or on account of any obligation of the Borrower. Section 5.05(g) shall apply with respect to payments by a Guarantor pursuant to this Section 14.14 as it applies to payments by the Borrower pursuant to Section 5.05.
          SECTION 14.15. Guaranty Subject to State Minimum Net Worth Requirements. The Guaranteed Obligations of each Guarantor pursuant to this Article XIV shall be limited such that no Guaranty shall cause any Guarantor to be in violation of any state minimum net worth requirements; provided, that the aggregate amount by which the Guaranteed obligations are reduced pursuant to this Section 14.15 shall not exceed $500,000.
ARTICLE XV
THE AGENTS
          SECTION 15.01. Appointment Powers and Immunities; Delegation of Duties, Liability of Agents.
          (a) Each Lender hereby designates and appoints BNY as its Administrative Agent under this Agreement and the other Loan Documents and as its Collateral Agent under this Agreement and the other Loan Documents. Each Revolving Lender hereby designates and appoints BNY as its Administrative Agent under this Agreement and the other Loan Documents. Such Lender hereby irrevocably authorizes each such Agent to take such action on such Lender’s behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each such Agent agrees to act as such on the express conditions contained in this Article XV. The provisions of this Article XV are solely for the benefit of the Administrative Agent, the Collateral Agent, the Administrative Agent and the Lenders. Neither the Borrower nor any other Persons shall have any rights as third party beneficiaries of any of the provisions contained herein; provided, however, that the right to consent to a successor Agent as provided under Section 15.08 also shall be for the benefit of the Borrower. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, each such Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall each such Agent have or be deemed to have any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against each such Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only and that each such Agent is merely the representative of the Lenders, and has only the contractual duties set forth in this Agreement and the other Loan Documents. Except as expressly otherwise provided in this Agreement, each such Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which such Agent is expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. No Lender shall have any right of action whatsoever against each such Agent as a result of such Agent acting or refraining from acting hereunder pursuant to such discretion and any action taken or failure to act pursuant to such discretion shall be binding on the Lenders. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to the Administrative Agent or the Collateral Agent, each Lender agrees that, as long as this Agreement remains in effect: (i)(A) the Administrative Agent shall have the right to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, the Collections and related matters, and (B) each of the Collateral Agent and the Administrative Agent shall have the right to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (ii) the Collateral Agent shall have the right to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents; (iii) the Administrative Agent shall have the right to make the Loans, for itself or on behalf of the applicable Revolving Lenders as provided in the Loan Documents; (iv) the Agents shall have the right to exclusively receive, apply, and distribute the Collections as provided in the Loan Documents; (v) the Collateral Agent shall have the right to open and maintain such bank accounts and lock boxes as the Collateral Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collections and the Collateral; (vi) (A) the Administrative Agent shall have the right to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Borrower, the Obligations, the Collections, or otherwise related to any of same as provided in the Loan Documents and (B) the Collateral Agent shall have the right to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Borrower, the Obligations, the Collateral, or otherwise related to any of the same as provided in the Loan Documents; and (vii) each of the Agents shall have the right to incur and pay such fees, charges, and expenses under the Loan Documents as such Agent reasonably may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents. The Administrative Agent may deem and treat the payee of any Obligation as the holder thereof for all purposes of the Loan Documents unless and until a notice of the assignment or transfer of such Obligation shall have been filed with the Administrative Agent. Each Lender further consents to (y) the execution, delivery, and performance by the Administrative Agent or the Collateral Agent of each Loan Document entered into by such Agent on behalf of the Lenders as contemplated by this Agreement, and (z) the terms of such Loan Documents.
          (b) Except as otherwise provided in this Section 15.01, each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. None of the Administrative Agent and the Collateral Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this Section and without gross negligence or willful misconduct.

          (c) None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or (ii) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by any Credit Party or any Subsidiary or Affiliate of any Credit Party, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Credit Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.
          (d) SunTrust Bank, a Lender hereto, will not incur any additional obligations, duties or liabilities under this Agreement or any other Loan Document by virtue of its position as Syndication Agent.
          (e) Wachovia Bank, N.A., a Lender hereto, will not incur any additional obligations, duties or liabilities under this Agreement or any other Loan Document by virtue of its position as Documentation Agent.
          SECTION 15.02. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person, and upon advice and statements of legal counsel (including counsel to the Borrower or counsel to any Lender), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it first shall receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, such Agent shall act, or refrain from acting, as it deems advisable. If the Administrative Agent or the Collateral Agent so requests, it first shall be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent in all cases shall be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders. If the Administrative Agent so requests, it first shall be indemnified to its reasonable satisfaction by the Revolving Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any action hereunder. The Administrative Agent in all cases shall be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Revolving Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all Revolving Lenders. Each Agent in all cases shall be entitled to assume, without independent verification thereof, unless specifically notified otherwise, that the Lenders and Revolving Lender have fulfilled their payment obligations under this Agreement. Each Agent in all cases shall be entitled to assume, without independent verification thereof, unless specifically notified otherwise, that the Borrower has made any and all payments pursuant to Sections 5.01, 5.02 and 5.03.
          SECTION 15.03. Defaults. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to such Agent for the account of the Lenders, except with respect to Events of Default of which such Agent has actual knowledge, and unless such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “Notice of Default”. Such Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which such Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and each Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Sections 15.02 and 15.07, each Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article XIII; provided, however, that unless and until such Agent has received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
          SECTION 15.04. Rights as a Lender.
          (a) With respect to its Commitments and the Loans made by it, the Administrative Agent (and any successor acting as Administrative Agent, if any, as permitted by Section 15.08(a)) in its capacity as a Lender under the Loan Documents shall have the same rights, privileges and powers under the Loan Documents as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent (and any successor acting as Administrative Agent) and its affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as Administrative Agent, and the Administrative Agent (and its successors) and its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
          (b) With respect to its Commitments and the Loans made by it, the Administrative Agent (and any successor acting as Collateral Agent, if any, as permitted by Section 15.08(b)) in its capacity as a Lender under the Loan Documents shall have the same rights, privileges and powers under the Loan Documents as any other Lender and may exercise the same as though it were not acting as Collateral Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Collateral Agent in its individual capacity. The Administrative Agent (and any successor acting as Collateral

Agent) and its Affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as Collateral Agent, and the Administrative Agent and its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
          SECTION 15.05. Costs and Expenses; Indemnification. Each Agent may incur and pay fees, costs, and expenses under the Loan Documents to the extent such Agent deems reasonably necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including without limiting the generality of the foregoing, court costs, reasonable attorneys’ fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not the Borrower is obligated to reimburse the Lenders for such expenses pursuant to the Loan Agreement or otherwise. Each Lender hereby agrees that it is and shall be obligated to pay to or reimburse the Administrative Agent and the Collateral Agent for the amount of such Lender’s Pro Rata Share thereof, and each Revolving Lender hereby agrees that it is and shall be obligated to pay to or reimburse the Administrative Agent for the amount of such Revolving Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (without limiting the obligation of the Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Matters (including without limitation Indemnified Matters arising under any Environmental Law as provided in Section 17.17); provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Matters resulting solely from such Person’s gross negligence or willful misconduct as determined in a final order by a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent or the Collateral Agent, as the case may be, and each Revolving Lender shall reimburse the Administrative Agent, upon demand for such Lender’s ratable share of any costs or out-of-pocket expenses (including attorneys’ fees and expenses) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein. The undertaking in this Section 15.05 shall survive the payment of all Obligations hereunder and the resignation or replacement of any Agent.
          SECTION 15.06. Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any review of the affairs or Property of the Borrower and any of its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of the Borrower and any other Person (other than the Lenders) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and any other Person (other than the Lenders) party to a Loan Document. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by such Agent, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.
          SECTION 15.07. Failure to Act. Except for action expressly required of any Agent under the Loan Documents, such Agent shall in all cases be fully justified in failing or refusing to act under any Loan Document unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 15.05 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
          SECTION 15.08. Resignation of Agent.
          (a) Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notice to the Lenders and the Borrower. Upon any such resignation, the Required Lenders with the consent of the Borrower (which consent shall not be unreasonably withheld) shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been appointed by the Required Lenders and consented to by the Borrower and no successor Administrative Agent shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent; provided, however, if the failure to do so was not a result of the failure by the Borrower to consent to any appointment, the Borrower shall retain the right to consent. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, remedies, powers, privileges, duties and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations, under the Loan Documents. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article XV shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
          (b) Subject to the appointment and acceptance of a successor Collateral Agent as provided below, the Collateral Agent may resign at any time by notice to the Lenders and the Borrower. Upon any such resignation, the Required Lenders with the consent of the Borrower (which consent shall not be unreasonably withheld) shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been appointed by the Required Lenders and consented to by the Borrower and no successor Collateral Agent shall have accepted such appointment within thirty (30) days after the retiring Collateral Agent’s giving of notice of resignation, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent; provided, however, if the failure to do so was not a result of the failure by the Borrower to consent to any appointment, the Borrower shall retain the right to consent. Upon the acceptance of any appointment as Collateral Agent by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, remedies, powers, privileges, duties and obligations of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations, under the Loan Documents. After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Article XV shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent.
          SECTION 15.09. Collateral Sub-Agents. Each Lender by its execution and delivery of this Agreement (or any joinder hereto or any Assignment and Acceptance hereunder), agrees that, in the event it shall hold any monies or other investments on account of the Borrower, such monies or other investments shall be held in the name and under the control of the Administrative Agent or such Lender, and the Administrative Agent or such Lender shall hold such monies or other investments as a collateral sub-agent for Collateral Agent under this Agreement and the other Loan Documents. The Borrower, by its execution and delivery of this Agreement, hereby consents to the foregoing.
          SECTION 15.10. Communications by Borrower. Except as otherwise provided in this Agreement, the Borrower’s communications with respect to the Loan Documents shall be with the Administrative Agent or the Collateral Agent, as the case may be, and the Borrower shall be under no obligation to communicate directly with the Lenders.
          SECTION 15.11. Collateral Matters.
          (a) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Obligations; (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the Borrower certifies in writing to the Collateral Agent that the sale or disposition is permitted under this Agreement or the other Loan Documents (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting Property in which the Borrower owned no interest at the time the security interest was granted or at any time thereafter; (iv) constituting property leased to the Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement; or (v) constituting Equipment which, in the aggregate with all other dispositions of Equipment covered by this clause (v), has a fair market value or book value, whichever is less, of $1,000,000 or less. Except as provided above or expressly provided in any other Loan Document, the Collateral Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of all of the Lenders. Upon request by the Collateral Agent or the Borrower at any time, the Administrative Agent and the Lenders will confirm in writing the Collateral Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) the Collateral Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower in respect of) all interests retained by the Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
          (b) The Collateral Agent shall have no obligation whatsoever to any other Lenders to assure that the Collateral exists or is owned by the applicable Borrower or is cared for, protected, or insured or has been encumbered, or that the Lenders’ Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Collateral Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Collateral Agent shall have no other duty or liability whatsoever to any other Lender as to any of the foregoing, except as otherwise provided herein.
          SECTION 15.12. Restrictions on Actions by the Agents and the Lenders; Sharing Payments.
          (a) Each of the Administrative Agent and each of the Lenders agrees that it shall not, without the express consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Administrative Agent and the Collateral Agent, set off against the Obligations, any amounts owing by such Lenders to the Borrower or any accounts of the Borrower now or hereafter maintained with such Lenders. Each of the Administrative Agent and each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Collateral Agent, take or cause to be taken any action, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lenders any preference or priority against the other Lenders with respect to the Collateral.
          (b) Subject to Section 15.04, if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Administrative Agent pursuant to the terms of this Agreement or (ii) payments from the Administrative Agent in excess of such Lender’s ratable portion of all such distributions by the Administrative Agent, such Lender promptly shall turn the same over to Administrative

Agent in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in same day funds, as applicable, for the account of the Lenders and for apportionment and application to the Obligations in accordance with Section 5.02.
          SECTION 15.13. Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of an Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of the Administrative Agent, if any, to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lenders. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.05, no Agent nor any Lender shall have any liability for the acts of any other Agent or any other Lender. No Lender shall be responsible to the Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.
ARTICLE XVI
[RESERVED]
ARTICLE XVII
MISCELLANEOUS
          SECTION 17.01. Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered:
if to Borrower, at the following address:
Strategic Outsourcing, Inc.
5260 Parkway Plaza
Suite 140
Charlotte, NC 28217
Facsimile: (704) 426-1150; (704) 426-1222
Attn: Michael W. Willson & Kerim Fidel
with a copy to:
Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Telephone: (215) 979-1000

Facsimile: (215) 979-1020
Attn: Jeffrey S. Henderson
if to the Administrative Agent, at the following address:
The Bank of New York
One Wall Street — 18th Floor
New York, NY 10286
Telephone: (212) 635-1197
Facsimile: (212) 635-8525
Attn: Wes Towns
with a copy to:
The Bank of New York
One Wall Street — 18th Floor
New York, NY 10286
Telephone: (212) 635-4696
Facsimile: (212) 635-6365
Attn: Kareen Sinclair
or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 17.01. All such notices and other communications shall be effective, (a) if mailed, when received or five (5) days after deposited in the mails with postage pre-paid and properly addressed, whichever occurs first, (b) if telecopied, when transmitted and confirmation received, or (c) if delivered, upon delivery, except that notices to the Administrative Agent pursuant to Article II shall not be effective until received by the Administrative Agent, as the case may be.
          SECTION 17.02. Amendments, Etc. (a) Subject to subsection 17.02(b) below, no amendment or waiver of any provision of this Agreement, any Loan or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders (or the Administrative Agent at the request of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall do any of the following:
     (i) in each case without the consent of the Administrative Agent and each Participating Lender directly affected thereby:
     (1) subject such Participating Lender to any additional obligations;
     (2) increase or reduce the principal of, or interest on, any Loan or other amounts payable hereunder or release or discharge any Credit Party from its obligations to make such payments;

     (3) postpone any date fixed for any payment or principal of, or interest on, any Loan, any Obligations or other amounts payable hereunder;
     (4) change the aggregate unpaid principal amount of any Loan, or the number of Lenders thereof which shall be required for such Lender or any of them to take any action hereunder;
     (5) release any of the payment obligations of any Credit Party;
     (6) release, or permit the Credit Parties to otherwise dispose of, all or substantially all of the Collateral, or subordinate the right of the Collateral Agent and the Lenders with respect to all or substantially all of the Collateral (except as expressly permitted herein or in the other Loan Documents);
     (7) amend, modify or waive this Section 17.02;
     (8) increase or extend any Commitment of any Lender;
     (9) change the percentage specified in the definition of Required Lenders or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Agreement;
     (ii) in each case without the consent of the Required Revolving Lenders and the Issuing Bank:
     (1) amend, modify or waive the definition of “Available Standby L/C Sublimit”;
     (2) amend, modify or waive any provision of Article V;
     (iii) in each case without the consent of the Borrower, the Administrative Agent and all the Participating Lenders;
     (1) amend, modify or waive any provision of Section 2.05;
     (2) amend, modify or waive any provision of Article XV;
     (iv) without the consent of the Required Revolving Lenders and the Issuing Bank, amend, modify or waive any conditions to fund pursuant to Section 7.02 or Article III;
     (v) without the consent of the Sponsor, amend, modify or waive any provision of Article XIII; and
     (vi) without the consent of the Guarantors, amend, modify or waive any of the provisions of Article XIV hereof; and
     (vii) without the consent of the Issuing Bank and the Required Synthetic L/C Lenders amend, modify or waive any of the provisions of Article IV hereof; and

     (viii) without the consent of the Issuing Bank and the Synthetic L/C Lenders amend, modify or waive the definition of “Synthetic L/C Available Amount”, the interest rate or the fees for any Synthetic L/C or release the Synthetic L/C Lenders and Deposit Account;.
          (b) The Borrower may, without the consent of any other Lender, amend, modify or waive:
     (i) any provision of Article IV, with the consent of the Administrative Agent, the Issuing Bank and the Required Synthetic L/C Lenders;
     (ii) the definition of “Synthetic L/C Available Amount”, the interest rate or the fees for any Synthetic L/C or release the Synthetic L/C Lenders and Deposit Account, with the consent of the Administrative Agent, the Issuing Bank and the Synthetic L/C Lenders.
          SECTION 17.03. No Waiver; Remedies, Etc. No failure on the part of the Participating Lenders or any Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Lenders and the Agents provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Participating Lenders and the Agents under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Lenders and the Agents to exercise any of their rights under any other Loan Document against such party or against any other Person.
          SECTION 17.04. Expenses; Taxes, Attorneys’ Fees. The Borrower will pay, within five (5) Business Days following demand therefor, all reasonable fees, costs and expenses incurred by or on behalf of the Administrative Agent, regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable out-of-pocket fees, costs and expenses of counsel for the Administrative Agent, accounting, due diligence, physical counts, valuations, fees of Rating Agencies associated with the rating of the Loans, investigations, monitoring of assets, appraisals of Collateral, environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents, (b) any requested amendments (other than amendments requested solely by the Lenders), waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the filing of any petition, complaint, answer, motion or other pleading by the Lenders, or the taking of any action in respect of the Collateral or other Security, in connection with this Agreement or any other Loan Document, (e) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other Security in connection with this Agreement or any other Loan Document, (f) any attempt to enforce any Lien or Security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (g) any attempt to collect from any Borrower or any other Credit Party, (h) during the continuance of an Event of Default, the receipt by any Lender of any advice from its professionals (including, without limitation, the reasonable fees of its outside attorneys and consultants) with respect to any of the foregoing (to the extent that such fees, costs and expenses are not otherwise recoverable pursuant to any other provision of this Agreement or any other Loan Document), (i) all liabilities and costs arising from or in connection with the past, present or future operations of a Credit Party involving any damage to real or personal Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property, (j) any Environmental Liabilities and Costs incurred in connection with the facility of any Credit Party including any Remedial Action for any Hazardous Materials present or arising out of the operations of any facility of a Credit Party or (k) any liabilities and costs incurred in connection with any Environmental Lien. Without limitation of the foregoing or any other provision of any Loan Document: (i) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Lenders to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to hold the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (ii) the Borrower agrees to pay all broker fees with respect to any broker retained by the Borrower or any of its Subsidiaries that may become due in connection with the transactions contemplated by this Agreement and (iii) during the continuance of a Default or an Event of Default, if a Credit Party (A) fails to make any payments or deposits with respect to any taxes of any kind or nature to the extent that such payments or deposits are due and payable prior to delinquency, (B) fails to make any payments or deposits with respect to any other governmental assessment prior to the time that any Lien may inure against any property of any Credit Party or (C) fails to make any payments or deposits with respect to any insurance premiums then due and payable or otherwise comply with Section 9.05, then the Administrative Agent, in its sole discretion and without prior notice to the Borrower, may do any or all of the following, without duplication: (X) make payment of the same or any part thereof, (Y) set up such reserves in Borrower’s Term Loan Account as the Administrative Agent deems necessary to protect the Lenders from the exposure created by such failure or (Z) in the case of any failure described in Section 17.04(iii)(C), obtain and maintain insurance policies of the type described in Section 9.05 and take the actions with respect to such policies which are authorized pursuant to Section 17.21(f). Any payment described above in clause (Z) shall not constitute an agreement by the Lenders to make similar payments in the future or a waiver by the Lenders of any Event of Default under this Agreement. The Administrative Agent need not inquire as to, or contest the validity of, any such obligation. The foregoing to the contrary notwithstanding, the agreements set forth above in this Section 17.04 are subject to the limitations set forth in Section 11.08, solely to the extent applicable. The Administrative Agent agrees to provide to the Borrower an invoice with respect to each cost or expense incurred in connection with the Loan Documents by any Lender promptly upon the Administrative Agent’s receipt thereof, and agrees, upon the reasonable request of the Borrower, to provide reasonable backup information with respect to such costs or expenses (subject to the right of the Administrative Agent to take whatever steps are reasonably necessary to protect any confidential or privileged information which may be contained therein).
          SECTION 17.05. Right of Set-Off, Sharing of Payments, Etc.

          (a) Upon the occurrence and during the continuance of any Event of Default and in addition to (and without limitation of) any right of set-off, banker’s lien, or counterclaim any Participating Lender may otherwise have, each Participating Lender may, and is hereby authorized by the Borrower to, at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to the fullest extent permitted by law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Participating Lender to or for the credit or the account of the Borrower against any and all Obligations now or hereafter existing under any Loan Document, irrespective of whether or not the Participating Lenders shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. During the continuance of any Event of Default, the Participating Lenders may, and are hereby authorized to, at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Participating Lenders to or for the credit or the account of the Borrower against any and all Obligations now or hereafter existing under any Loan Document, irrespective of whether or not the Participating Lenders shall have made any demand hereunder or thereunder. The Participating Lenders agree to notify the Borrower, the Collateral Agent and the Administrative Agent promptly after any such set-off and application made by the Participating Lenders provided that the failure to give such notice to the Borrower shall not affect the validity of such set-off and application. The rights of the Participating Lenders under this Section 17.05 are in addition to other rights and remedies which the Participating Lenders may have.
          (b) If any Participating Lender shall obtain from the Borrower payment of any Obligation through the exercise of any right of set-off, banker’s lien, or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided in this Agreement), and, as a result of such payment, such Participating Lender shall have received a greater amount of the Obligations than the amount allocable to such Participating Lender hereunder, the Administrative Agent and the other Participating Lenders (including such Participating Lender) shall promptly make such adjustments from time to time as shall be equitable, to the end that the Participating Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Participating Lender in obtaining or preserving such excess payment) in accordance with Section 5.02(b). To such end, the Participating Lenders shall make appropriate adjustments among themselves if such payment is rescinded or must otherwise be restored.
          (c) Nothing contained in this Section 17.05 shall require any Participating Lender to exercise any such right or shall affect the right of any Participating Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or Obligation of the Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Participating Lender receives a secured claim in lieu of a set-off to which this Section 17.05 applies, such Participating Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Participating Lenders entitled under this Section 17.05 to share in the benefits of any recovery on such secured claim.

          SECTION 17.06. Severability. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
          SECTION 17.07. Replacement of Lenders. If any Lender requests compensation under Section 5.05, 6.02 or 6.03, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 17.02 or any other provision of any Loan Document requires the consent of such Lender or any class thereof and with respect to which the Required Lenders or the required Lenders of the relevant class or if there are only two Lenders who are not Affiliates, the Lender holding the majority of the outstanding Total Facility Exposure, as applicable, shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 17.08), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (a) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld and (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
          SECTION 17.08. Complete Agreement; Sale of Interest; Register. (a) The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede any previous agreement or understanding between them relating hereto or thereto and may not be modified, altered or amended except by an agreement in writing signed by the Credit Parties and the Lenders in accordance with Section 17.02. The Credit Parties may not sell, assign or transfer any of the Loan Documents or any portion thereof, including their rights, title, interests, remedies, powers and duties hereunder or thereunder. The Credit Parties hereby consent to any Lender’s sale of participations, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including such Lender’s rights, title, interests, remedies, powers or duties thereunder, subject, in the case of a participation, assignment, transfer or other disposition, to the provisions of Section 17.08(b).
          (b) Any Lender (such Lender, an “Assignor”) may, in its sole discretion (except as otherwise provided herein), (A) assign or pledge as security to any Federal Reserve Bank or to any entity that is a lender to such Lender, all or part of such Lender’s rights under this Agreement, (B) assign all or part of such Lender’s rights or obligations under this Agreement to any of its Affiliates or related funds and (C) sell, assign, transfer or negotiate to any other Person acceptable to such Lender all or a portion of its rights and obligations under the Notes held by such Lender and this Agreement (an “Assignment” and the other person being an “Assignee”); provided, however, in the case of an Assignment pursuant to clause (C) above, that if such Assignment is prior to the completion of the initial syndication of the Loans, as determined by BNY, together with its Affiliates in the sole discretion of BNY, then such Assignment shall be subject to BNY’s consent, not to be unreasonably withheld or delayed; provided further, that acceptance of such Assignment by any Person shall constitute the agreement of such Person to be bound by the terms of this Agreement applicable to such Lender; provided further, in the case of an Assignment pursuant to clause (C) above, that, if there is no Default or Event of Default, unless such Assignment is to an Eligible Transferee, such Assignment shall be subject to the consent of the Borrower, such consent not to be unreasonably withheld, conditioned or delayed; and provided, moreover, that (i) no Assignee shall be entitled to receive any greater amount pursuant to Section 5.05 than that to which the Assignor would have been entitled to receive had no Assignment occurred (ii) although any Lender may grant an Assignment in the form of a participation in its rights hereunder (a “Participation”), such Lender shall remain a “Lender” for all purposes hereunder and the participant shall not constitute a “Lender” hereunder and (iii) no Lender shall grant any Participation under which the participant shall have direct or indirect rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (A) extend the final scheduled maturity of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s Participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Loan Commitment or of a mandatory repayment of Loans shall not constitute a change in the terms of such Participation, and that an increase in any Revolving Loan Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s Participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or other Loan Document to which it is a party or (C) release all or substantially all of the Collateral under the Security Documents (except as expressly provided in the Security Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such Participation, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant’s rights against such Lender in respect of such Participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such Participation. Any Person making or accepting such an Assignment shall execute and deliver to the Administrative Agent for recording an Assignment and Acceptance, substantially in the form attached hereto as Exhibit H, together with a processing and recordation fee of $3,500. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it. From and after the effective date of such an Assignment, (1) the Person accepting the Assignment shall, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been Assigned to it pursuant to such Assignment and (2) the Lender making the Assignment shall relinquish its rights and be released from its obligations under this Agreement to the extent provided in the Assignment (and, in the case of an

Assignment and Acceptance covering all or the remaining portion of a Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). In the event that any Lender makes an Assignment of all or any part of any of the Loans, the Borrower shall, upon the request of such Lender, issue new Notes to effectuate such Assignment. Each Assignment, other than an Assignment to a Lender or an Affiliate or managed fund thereof shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate principal amount of Loans of one type not less than $250,000 (or, if less, the entire remaining amount of the assigning Lender’s aggregate principal amount of such Loans) and no Participation, other than a Participation to a Lender or an Affiliate or managed fund thereof, of less than $250,000 shall be sold or otherwise transferred. Notwithstanding any other provision of this Section 17.08, (i) no Lender may make an Assignment or grant a Participation to (a) any person that is (1) not a commercial bank, insurance company or other financial institution and (2) is primarily engaged in the same line of business as the Borrower (each such entity, a “Competitor”) or (b) any other entity that shall be identified on a list that may be revised from time to time by the mutual good faith agreement of the Borrower and the Required Lenders (the “Prohibited Assignment List”); provided, that any Assignment or Participation made prior to the time that a Person becomes a Competitor or is identified on the Prohibited Assignment List shall not be affected in any way by the subsequent identification of such Person as a Competitor or subsequent listing of such Person on the Prohibited Assignment List; provided, further, that any Lender or the Administrative Agent on behalf of a Lender may request in writing that the Borrower confirm whether any Person that is a proposed Assignee or proposed participant is a Competitor prior to making any Assignment or Participation, and shall be entitled to presume that such Person is not a Competitor and to proceed with the proposed Assignment or Participation without restriction unless the Borrower provides reasonable support to the Administrative Agent that such Person is a Competitor or an investor in a Competitor within six (6) Business Days of receiving such inquiry.
          (c) The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 17.08(c), to maintain a register (the “Register”) on which it will record the names and addresses of the Lenders, the Revolving Loan Commitments from time to time of each of the Revolving Lenders, the Synthetic L/C Commitments from time to time of each of the Synthetic L/C Lenders, the Loans made by each of the Lenders, each repayment in respect of the principal amount of the Loans of each Lender and the principal amounts owing to each Lender from time to time. The entries in the Register shall be conclusive, absent manifest error, and the Credit Parties, the Agents and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement; provided, however, that failure to make any such recordation, or any error in such recordation shall not affect the Credit Parties’ obligations in respect of such Loans. Upon its receipt of an Assignment and Acceptance, the Administrative Agent shall record the relevant information contained in such Assignment and Acceptance in the Register and shall give notice of such Assignment and recordation to the Borrower and the Lenders. Until the Borrower receives notice of an Assignment and recordation, the Credit Parties may rely on information previously provided to it by the Administrative Agent as to the names and addresses of the Lenders. With respect to any Lender, the transfer of any Revolving Loan Commitment of such Lender, the transfer of any Synthetic L/C Commitment of such Lender, and the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Revolving Loan Commitment, Synthetic L/C Commitment or Loans and prior to such recordation all amounts owing to the transferor shall remain owing to the transferor. Coincident with the delivery of such an Assignment and Acceptance to the Administrative Agent, the assigning or transferor Lender shall surrender any Note evidencing such Revolving Loan Commitment, Synthetic L/C Commitment and/or Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 17.08(c).
          SECTION 17.09. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Loan Documents by telecopy shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Loan Documents. Any party delivering an executed counterpart of any such agreement by telecopy shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.
          SECTION 17.10. GOVERNING LAW. THIS AGREEMENT, THE NOTES AND, EXCEPT TO THE EXTENT OTHERWISE PROVIDED THEREIN, THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 17.11. CONSENT TO JURISDICTION, SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN, COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES SET FORTH IN SECTION 17.01, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDERS OR THE AGENTS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE

TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
          SECTION 17.12. WAIVER OF JURY TRIAL, ETC. THE BORROWER, THE LENDERS AND THE AGENTS HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, THE NOTES OR OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWER CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDERS OR THE AGENTS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDERS OR THE AGENTS WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. THE BORROWER HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS AND THE AGENTS ENTERING INTO THIS AGREEMENT.
          SECTION 17.13. No Fiduciary Relationship; Limited Liability. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to any Credit Party by any Agent or any Lender. The Borrower and each other Credit Party agree that neither any Agent nor any Lender shall have liability to the Borrower or any other Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower or any other Credit Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction. None of the Agents nor Lender shall have any liability with respect to, and the Borrower and each other Credit Party hereby waive, release and agree not to sue for, any special, indirect or direct consequential damages suffered by the Borrower and any other Credit Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
          SECTION 17.14. Consent. Except as otherwise expressly set forth herein or in any other Loan Document to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of the Lenders or Agents shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which the Borrower or any other Guarantors are parties and to which the Lenders or Agents have succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by the Lenders or Agents with or without any reason in their respective sole and absolute discretion.
          SECTION 17.15. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lenders, the Agents or the Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
          SECTION 17.16. Reinstatement; Certain Payments. If any claim is ever made upon the Lenders or the Agents for repayment or recovery of any amount or amounts received by the Lenders or the Agents in payment or received on account of any of the Obligations, the Lenders or the Agents shall give prompt notice of such claim to the Borrower, and if the Lenders or the Agents repay all or part of such amount by reason of (i) any judgment, decree or order of any court of competent jurisdiction or administrative body having jurisdiction over the Lenders or the Agents or any of their respective property, or (ii) any good faith settlement or compromise of any such claim effected by the Lenders or the Agents with any such claimant, then and in such event the Borrower agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any instrument evidencing the Obligations or the other Loan Documents or the termination of this Agreement or the other Loan Documents and (B) it shall be and remain liable to the Lenders or the Agents hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Lenders or the Agents.
          SECTION 17.17. Indemnification. In addition to the Borrower’s other Obligations under this Agreement, the Borrower agrees to defend, protect, indemnify and hold harmless the Lenders and each of their respective Affiliates and their officers, directors, employees, agents and advisors, the Administrative Agent, the Collateral Agent, the Issuing Bank, the Agent-Related Persons and the Lender-Related Persons (collectively called the “Indemnitees”) from and against any and all claims, losses, demands, settlements, damages, liabilities, obligations, penalties, fines, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses, but excluding income, franchise and similar taxes of an Indemnitee) incurred by such Indemnitees (but not taxes, which shall be governed by Section 5.05), whether prior to or from and after the Closing Date, as a result of or arising from or relating to or in connection with any of the following: (a) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (b) the Administrative Agent’s, the Collateral Agent’s, the Issuing Bank’s or the Lenders’ furnishing of funds to the Borrower under this Agreement, including, without limitation, the management of any such Loans, Standby L/Cs or Synthetic L/Cs, (c) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, (d) any claim, litigation, investigation or administrative or judicial proceeding in connection with any transaction contemplated in, or consummated under, the Loan Documents or (e) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, including, without limitation, claims, litigations, investigations or other proceedings arising out of (i) the presence, disposal, Release or threatened Release of any Hazardous Materials on, in, at, to, from or under any property at any time owned or occupied by the Borrower or any of its Subsidiaries (or any of their respective predecessors in interest or title) or at any facility which received Hazardous Materials generated by the Borrower or any of its Subsidiaries or any of their respective predecessors in interest in connection with the receipt of such Hazardous Materials, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to any Hazardous Materials, (iii) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (iv) any violation of any Environmental Law by the Borrower or any of its Subsidiaries or any of their respective predecessors in interest and/or (v) any Environmental Action (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any obligation to any Indemnitee under this Section 17.17 for any Indemnified Matter to the extent resulting from the gross negligence or willful misconduct of such Indemnitee; provided, however, that no Credit Party shall be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all Indemnitees under this Section 17.17 unless on advice of outside counsel, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees shall be due and payable two (2) Business Days after demand therefor and are chargeable against the Revolving Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 17.17 may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This Indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.
          SECTION 17.18. Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the

Borrower); and (b) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 17.18 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 17.18.
          For purposes of this Section 17.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.
          The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.
          SECTION 17.19. Records. The unpaid principal of, and interest on, the Obligations, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 6.05, including, without limitation, fees set forth in the Fee Letter, shall at all times be ascertained from the records of the Lender and Agents, which shall be conclusive and binding absent manifest or demonstrable error.
          SECTION 17.20. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders and the Agents, and their respective successors and assigns, subject to Section 17.08.

          SECTION 17.21. Confidentiality. The Lenders, the Administrative Agent and the Collateral Agent each agree (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable banking institutions and commercial finance companies, any non-public information supplied to it by the Credit Parties pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information, provided that nothing herein shall limit the disclosure of any such information (a) at the request of a bank or other regulatory agency or in connection with an examination by bank examiners or other regulatory authorities, (b) pursuant to subpoena or other court process, (c) at the express direction of any other authorized government agency, (d) to the Lenders, the Administrative Agent, the Collateral Agent, and to their respective counsel, accountants, auditors and other advisors, and (e) as otherwise required by law, rule, regulation, judicial or administrative order or during the course of any legal, administrative, governmental or quasi-governmental, self-regulatory or regulatory action, investigation, examination or proceeding (including oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process), (f) to any actual or prospective counterparty (or its advisors) to any Hedging Agreement or other swap or derivative transaction relating to Borrower or any of its Subsidiaries and their obligations, (g) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees to the confidentiality provisions of this Section 17.21, (h) to any Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding the Credit Parties and the Loans is solely for purposes of evaluating an investment in such Securitization and agrees to maintain the confidentiality of such information in accordance herewith or (i) to a Person that is a trustee, collateral manager, servicer, noteholder, rating agency or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization, so long as such person agrees to maintain the confidentiality of such information.
          SECTION 17.22. Power of Attorney. The Borrower hereby irrevocably designates, makes, constitutes, and appoints the Collateral Agent (and all Persons designated by the Collateral Agent) as the Borrower’s true and lawful attorney (and agent-in-fact), and the Collateral Agent, or the Collateral Agent’s agent, may, without notice to the Borrower and in either the Borrower’s or the Collateral Agent’s name, but at the cost and expense of the Borrower:
          (a) During the continuance of an Event of Default as the Collateral Agent or said agent, in its sole discretion, may determine, endorse the Borrower’s name on any checks or any other evidence of payment or proceeds of the Collateral which come into the possession of the Lenders or Agents or under the Lenders’ or Agents’ control and shall deposit such item of payment into a concentration account and credit the amount thereof (in accordance with the provisions of this Agreement, including, without limitation, Section 5.02) to the Obligations.

          (b) During the continuance of an Event of Default, do any of the following, at its election in its discretion: (i) sell or assign any Collateral, and settle any legal proceedings brought to collect any Collateral (except legal proceedings involving, on the one hand, the Borrower or any of its Subsidiaries, and on the other hand, any member of the Competitor), in each case, upon such terms, for such amounts, and at such time or times as the Collateral Agent deems advisable, subject to the provisions of any Loan Document applicable thereto and to standards of commercial reasonableness, (ii) upon the reasonable request of the Collateral Agent, on the premises of the Borrower and its Subsidiaries (but, without disruption to the business activities of the Borrower and its Subsidiaries), review and obtain copies of all mail related to the Collateral which is addressed to the Borrower or any of its Subsidiaries, (iii) prepare, file, and sign the Borrower’s name to any notice of Lien, assignment, or satisfaction of Lien or similar document, which in each case is sent to account debtors (as such term is defined in the UCC) of the Borrower or any of its Subsidiaries in connection with any portion of the Collateral, (iv) endorse the name of the Borrower upon any chattel paper, instrument, freight bill, bill of lading or similar document relating to the Collateral (including, without limitation, any items of payment or proceeds relating to any Collateral) and, shall in all such instances involving an instrument or other items, deposit the same to the account of Collateral Agent on account of the Obligations and (v) to the extent permitted by the Borrower’s license agreements, use the information recorded on or contained in any data processing equipment, computer hardware, and software relating to the accounts receivable, Inventory, Equipment and any other Collateral.
          (c) During the continuance of an Event of Default, make and adjust claims under policies of casualty, property, boiler and machinery, business interruption insurance and other similar policies of insurance with respect to the Collateral (but excluding policies of liability or worker’s compensation insurance) involving amounts greater than $50,000.
          SECTION 17.23. Lender Advertising. The Agents and the Participating Lenders shall be entitled to advertise the closing of the transactions contemplated by this Agreement in such trade publications, business journals, newspapers of general circulation and otherwise, as the Agents and the Lenders shall deem appropriate, including, without limitation, the publication of a tombstone announcing the closing of this transaction; provided, that the Agents and the Lenders shall obtain the prior written consent of the Borrower prior to disseminating any advertisement described in this Section 17.23, which consent shall not be reasonably withheld.
          SECTION 17.24. Common Enterprise. The successful operation and condition of each of the Credit Parties is dependent on the continued successful performance of the functions of the group of the Credit Parties as a whole and the successful operation of each of the Credit Parties is dependent on the successful performance and operation of each other Credit Party. Each Credit Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Credit Parties and (b) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Credit Party has determined that execution, delivery and performance of this Agreement and any other Loan Documents to be executed by such Credit Party is within its purpose, will be of direct and indirect benefit to such Credit Party, and is in its best interest.

          SECTION 17.25. USA PATRIOT ACT. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER: STRATEGIC OUTSOURCING, INC.
By:	/s/ Michael Willson
Name:	Michael Willson
Title:	CFO

GUARANTORS: SOI HOLDINGS, INC.
By:	/s/ Marc A. Utay
Name:	Marc A. Utay
Title:	President

GUARANTORS:

AFFILIATED RISK MANAGEMENT, INC.
ALSUB-35, INC.
ALSUB-36, INC.
AMLEASE CORPORATION
ASOI, INC.
AZSUB-49, INC.
AZSUB-51, INC.
FLSUB-34, INC.
FLSUB-37, INC.
FLSUB-38, INC.
FLSUB-43, INC.
FLSUB-44, INC.
FLSUB-62, INC.
FLSUB-65, INC.
FLSUB-67, INC.
HR COMPETE, INC.
INSUB-48, INC.
MAYBERRY HR OUTSOURCING, INC.
NYSUB-54, INC.
NYSUB-55, INC.
REAL SOLUTIONS, INC.
ROCKY TOP HR OUTSOURCING, INC.
ROUTE 66 HR OUTSOURCING, INC.
SOI-15 OF NC, INC.
SOI-17 OF TN, INC.
SOI-23 OF FL, INC.
SOI-24 OF AR, INC.
SOI-28 OF TX, INC.
SOI-29 OF AR, INC.
SOI-30 OF TX, INC.
SOI-31 OF AR, INC.
SOI-59 OF TX, INC.
SUMMIT SERVICES, INC.
SUMMIT SERVICES OF GEORGIA, INC.
TXSUB-64, INC.

By:	/s/ Michael Willson
Name:	Michael Willson
Title:	Chief Financial Officer and Secretary

[Signature Page to Third Amended and Restated Credit Agreement]

ADMINISTRATIVE AGENT: THE BANK OF NEW YORK
By:	/s/ Glenn P. Autorino
Name:	Glenn P. Autorino
Title:	Managing Director, As Agent for BNY

COLLATERAL AGENT: THE BANK OF NEW YORK
By:	/s/ Glenn P. Autorino
Name:	Glenn P. Autorino
Title:	Managing Director, As Agent for BNY

ISSUING BANK: THE BANK OF NEW YORK
By:	/s/ Glenn P. Autorino
Name:	Glenn P. Autorino
Title:	Managing Director, As Agent for BNY

LENDERS: THE BANK OF NEW YORK
By:	/s/ Glenn P. Autorino
Name:	Glenn P. Autorino
Title:	Managing Director, As Agent for BNY

[Signature Page to Third Amended and Restated Credit Agreement]

SUNTRUST BANK
By:	/s/ K. David Dutton
Name:	K. David Dutton
Title:	Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

WACHOVIA BANK, N.A
By:	/s/ Robert C. Beggs
Name:	Robert C. Beggs
Title:	Senior Vice President

[Signature Page to Third Amended and Restated Credit Agreement]

FIRST HORIZON BANK, A DIVISION OF FIRST TENNESSEE BANK NATIONAL ASSOCIATION
By:	/s/ Haywood Edmundson, V
Name:	Haywood Edmundson, V
Title:	SVP
[Signature Page to Third Amended and Restated Credit Agreement]

MC FUNDING LTD., BY: MONROE CAPITAL ADVISORS, LLC AS COLLATERAL MANAGER
By:	/s/ Jeremy Van Dé Meid
Name:	Jeremy Van Dé Meid
Title:	SVP

[Signature Page to Third Amended and Restated Credit Agreement]